EXHIBIT (c)(ii)

Consolidated Financial Statements of the Co-Registrant for the fiscal year ended June 30, 2017.

FORWARD-LOOKING STATEMENTS

This exhibit contains forward-looking statements. Statements that are not historical facts, including statements about the State of Queensland’s (the “State” or “Queensland”) beliefs and expectations, are forward-looking statements. These statements are based on current plans, budgets, estimates and projections and therefore you should not place undue reliance on them. The words “believe”, “may”, “will”, “should”, “estimate”, “continue”, “anticipate”, “intend”, “expect”, “forecast” and similar words are intended to identify forward-looking statements. Forward-looking statements speak only as of the date they are made, and neither the Queensland Treasury Corporation nor the State undertake any obligation to update publicly any of them in light of new information or future events.

Forward-looking statements are based on current plans, estimates and projections and, therefore, undue reliance should not be placed on them. Although the Queensland Treasury Corporation and the State believe that the beliefs and expectations reflected in such forward-looking statements are reasonable, no assurance can be given that such beliefs and expectations will prove to have been correct. Forward-looking statements involve inherent risks and uncertainties. We caution you that actual results may differ materially from those contained in any forward-looking statements.

A number of important factors could cause actual results to differ materially from those expressed in any forward-looking statement. Factors that could cause the actual outcomes to differ materially from those expressed or implied in forward-looking statements include:

•	the international and Australian economies, and in particular the rates of growth (or contraction) of the State’s major trading partners;

•	the effects, both internationally and in Australia, of any subsequent economic downturn, ongoing economic, banking and sovereign debt crisis in Europe and any stalling of the protracted United States recovery;

•	increases or decreases in international and Australian domestic interest rates;

•	changes in the State’s domestic consumption;

•	changes in the State’s labor force participation and productivity;

•	downgrades in the credit ratings of the State and Australia;

•	changes in the rate of inflation in the State;

•	changes in environmental and other regulation; and

•	changes in the distribution of revenue from the Commonwealth of Australia Government to the State.

2016–17 Report on State Finances of the Queensland Government – 30 June 2017
Incorporating the Outcomes Report and the AASB 1049 Financial Statements

Contents

Page

Message from the Treasurer	3

Outcomes Report—Uniform Presentation Framework

Overview and Analysis	4-01

Operating Statement by Sector	4-07

Balance Sheet by Sector	4-08

Cash Flow Statement by Sector	4-09

General Government Sector Taxes	4-10

General Government Sector Dividend and Income Tax Equivalent Income	4-10

General Government Sector Grant Revenue	4-11

General Government Sector Grant Expenses	4-11

General Government Sector Expenses by Function	4-12

General Government Sector Purchases of Non-financial Assets by Function	4-13

Loan Council Allocation	4-13

Certification of Outcomes Report	4-14

AASB 1049 Financial Statements

Overview and Analysis	5-01

Audited Financial Statements

Operating Statement	6-01

Balance Sheet	6-03

Statement of Changes in Net Assets (Equity)	6-04

Cash Flow Statement	6-06

Notes to the Financial Statements	6-07

Certification of Queensland State Government Financial Statements	6-93

Independent Auditor’s Report to the Treasurer of Queensland	6-94

Report on State Finances 2016–17 – Queensland Government	1

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2	Report on State Finances 2016–17 – Queensland Government

Message from the Treasurer

This Report on State Finances incorporates Queensland’s Outcomes Report and AASB1049 Financial Statements for the General Government Sector (GGS) and Whole of Government (Total State Sector), providing a comprehensive analysis of Government’s finances for the 2016-17 financial year.

The Outcomes Report

The Outcomes Report contains financial statements that are prepared and presented in accordance with the Uniform Presentation Framework (UPF) agreed to at the 1991 Premiers’ Conference and revised in 2008 to align with AASB 1049 Whole of Government and General Government Sector Financial Reporting. The primary objective of the UPF is to provide uniform and comparable reporting of Commonwealth, State and Territory Governments’ financial information.

Queensland’s annual Budget was prepared in accordance with the UPF. The Outcomes Report compares achieved financial results with revised forecasts contained in the 2017-18 Budget papers.

The UPF presentation is primarily structured on a sectoral basis with a focus on the General Government and Public Non-financial Corporations sectors.

The AASB 1049 Financial Statements

The AASB 1049 Financial Statements outline the operations of the Queensland Government on an accrual basis in accordance with Australian Accounting Standard AASB 1049 and other applicable standards. The statements present the Operating Statement, Balance Sheet and Cash Flows of the Queensland Total State Sector on a consolidated basis and the GGS on a partially consolidated basis.

AASB 1049 was released in October 2007. The standard aims to harmonise the Government Finance Statistics (GFS) and Accounting Standard frameworks. The GFS reporting framework, developed by the Australian Bureau of Statistics (ABS), is based on international statistical standards and allows comprehensive assessments to be made of the economic impact of government. A full set of financial statements is required for both the GGS and Total State Sector. Comparison is with the prior year, though the GGS financial statements also require analysis of variances between original budget and actuals.

Financial statements for the General Government, Public Non-financial Corporations and Public Financial Corporations sectors are disclosed in the disaggregated information note to the financial statements (Note 2).

A full list of consolidated entities is disclosed in Note 50 of the financial statements.

Where applicable, comparatives have been restated to agree with changes in presentation in the financial statements for the current reporting period and to correct timing differences and/or errors from prior periods.

Related Publications

This report complements other key publications relating to the financial performance of the Queensland Public Sector including:

-	the annual Budget papers;

-	Budget updates including the Mid Year Fiscal and Economic Review;

-	the Treasurer’s Consolidated Fund Financial Report; and

-	the annual reports of the various departments, statutory bodies, Government-owned corporations and other entities that comprise the Queensland Government.

I note the assurances of Treasury officials that both the Outcomes Report and the audited financial statements are presented on a true and fair basis and that the independent auditor’s report is unqualified.

In endorsing this report, I place on record my appreciation of the professionalism and co-operation extended to Queensland Treasury by agency personnel and of the Treasury staff involved in its preparation.

HON. CURTIS PITT MP

Treasurer

Minister for Trade and Investment

Report on State Finances 2016–17 – Queensland Government	3

2016-17 Outcomes Report
Uniform Presentation Framework of the Queensland Government – 30 June 2017

Outcomes Report - Overview and Analysis

Overview

The General Government UPF net operating balance for 2016-17 was a surplus of $2.821 billion, in line with the 2017-18 Budget estimated actual surplus of $2.824 billion.

The 2016-17 result is the largest operating surplus since 2005-06.

Chart 4.1: General Government Sector net operating balance 2006-07 to 2016-17

Source: Queensland Report on State Finances AASB 1049 Statements 2006-07 to 2016-17

GGS gross borrowings at 30 June 2017 were $33.26 billion, slightly below the estimated actual of $33.937 billion and significantly below the 2014-15 Budget projection of $48.216 billion, as shown in Chart 4.2.

Chart 4.2: General Government Sector borrowings for 2016-17, estimates and actual

Source: Queensland State Budgets 2014-15 to 2017-18, and 2016-17 Report on State Finances

Report on State Finances 2016–17 – Queensland Government	4-01

Outcomes Report - Overview and Analysis

Relative to 2015-16, the GGS gross borrowings decreased by $2.226 billion in 2016-17, while revenue increased by $5.414 billion. As a result, the debt to revenue ratio improved (decreased) from 70% in 2015-16 to 59% in 2016-17. The Government’s Debt Action Plan played a significant role in this improvement.

Non-financial Public Sector gross borrowings of $71.904 billion were $9.330 billion lower than the 2014-15 Budget projection. This outcome was $3.366 billion lower than the 2016-17 Budget of $75.27 billion.

The proportion of General Government net investment in non-financial assets funded through operating cash flows in 2016-17 was 133%, compared with the estimated actual at the time of the 2017-18 Budget of 126%. The outcome represents a significant improvement on the 2015-16 Budget projection of 102% and the 2016-17 MYFER estimate of 88%.

Chart 4.3: General Government Sector operating cashflows as a proportion of net investments in non-financial assets for 2016-17, estimates and actual

Source: Queensland 2015-16 State Budget, 2016-17 MYFER, 2017-18 State Budget, and 2016-17 Report on State Finances

Fiscal principles

Following consideration of the Review of State Finances, prepared by Queensland Treasury, the Government tabled a revised Charter of Fiscal Responsibility in Parliament. In keeping with the requirement to regularly report progress against the principles set out in the Charter, the table on page 4-03 provides an overview of these fiscal principles and progress against them for the 2016-17 financial year. A new fiscal principle in relation to the size of the public service was introduced in the 2016-17 Budget.

Principle 1 - Target ongoing reductions in Queensland’s relative debt burden, as measured by the General Government debt to revenue ratio

In managing GGS debt, a debt to revenue ratio is a key measure of the sustainability of a jurisdiction’s debt levels. Queensland’s debt to revenue ratio was 59% in 2016-17, slightly lower than the estimated actual and substantially below the peak of 91% in 2012-13.

The lower level of debt provided capacity to support additional infrastructure investment in the 2017-18 Budget.

Principle 2 - Target net operating surpluses that ensure any new capital investment in the General Government Sector is funded primarily through recurrent revenues rather than borrowing

Given the importance of managing GGS debt, the Government recognises that the size of the General Government operating surplus must be large enough that recurrent revenues, rather than borrowings, are the primary funding source for capital investment in the GGS.

The proportion of General Government net investment in non-financial assets funded through operating cash flows in 2016-17 was 133%, compared to 126% estimated in the 2017-18 Budget.

Principle 3 - The capital program will be managed to ensure a consistent flow of works to support jobs and the economy and reduce the risk of backlogs emerging

While the value of the capital program can fluctuate across individual years, the 2017-18 Budget provides for GGS capital purchases of non-financial assets to average of $6.3 billion across 2017-18 to 2020-21.

4-02	Report on State Finances 2016–17 – Queensland Government

Outcomes Report - Overview and Analysis

Fiscal principles - continued

Principle 4 - Maintain competitive taxation by ensuring that General Government Sector own-source revenue remains at or below 8.5% of nominal gross state product, on average, across the forward estimates

Government has a clear role in providing an economic environment that supports business and jobs growth and does not place undue strain on households. In 2016-17, own-source revenue represented 8.2% of nominal gross state product, slightly higher than estimate in the 2017-18 Budget, mainly due to higher own source revenue. Own source revenue is expected to average 7.4% of gross state product across the forward estimates.

Principle 5 - Target full funding of long term liabilities such as superannuation and WorkCover in accordance with actuarial advice.

Consistent with the long-standing practice of successive governments, the Queensland Government is committed to ensuring that the State sets aside assets, on an actuarially determined basis, to meet long term liabilities such as superannuation and WorkCover. The latest full actuarial review of the QSuper scheme was as at 30 June 2016 and was presented in a report dated 31 March 2017.

As at 30 June 2017, WorkCover Queensland was fully funded.

Principle 6 - maintain a sustainable public service by ensuring that overall growth in full-time equivalents (FTE) employees, on average over the forward estimates, does not exceed population growth.

The Government has committed to providing high quality and appropriate frontline services that keep pace with growth in the population, while maintaining fiscally responsible and affordable levels of expenditure.

Departmental FTEs increased by 2.8% in 2016-17, compared with estimated actual growth of 3% at the time of the 2017-18 Budget, with most of the growth attributable to health and education. Average FTE growth over the forward estimates is budgeted to be 1.7%, compared to estimated population growth for Queensland of 11/2%.

The fiscal principles of the Queensland Government 2016-17

Principle	Indicator
Debt to Revenue Ratio
Target ongoing reductions in Queensland’s relative debt burden, as measured by the General Government debt to revenue ratio	Est. Actual	Outcome
	60%	59%
Net cash flows from Investments in non-financial assets to Operating cash flows
Target net operating surpluses that ensure any new capital investment in the General Government Sector is funded primarily through recurrent revenue rather than borrowings	Est. Actual	Outcome
	126%	133%
GGS purchases of non-financial assets
The capital program will be managed to ensure a consistent flow of works to support jobs and the economy and reduce the risk of backlogs emerging	Est. Actual	Outcome
	$4.416 billion	$4.634 billion
Own-source revenue to gross state product ratio
Maintain competitive taxation by ensuring that General Government Sector own-source revenue remains at or below 8.5% of nominal gross state product, on average, across the forward estimates	Est. Actual	Outcome
	8.1%	8.2%
Target full funding of long-term liabilities such as superannuation in accordance with actuarial advice	The latest full actuarial review of the QSuper scheme as at 30 June 2016 found the scheme to be fully funded.
Maintain a sustainable public service by ensuring that overall growth in full-time equivalent employees, on average over the forward estimates, does not exceed population growth	FTE growth across forward estimates 1.7%. Average population growth across forward estimates 1 1⁄2%.

Report on State Finances 2016–17 – Queensland Government	4-03

Outcomes Report - Overview and Analysis

Summary of Key UPF Financial Aggregates

Outlined in the table below are the key aggregates, by sector.

	General Government Sector		Public Non-financial Corporations Sector		Non-financial Public Sector
	Est. Actual	Outcome	Est. Actual	Outcome	Est. Actual	Outcome
	$ million	$ million	$ million	$ million	$ million	$ million
Revenue	56,434	56,194	13,913	14,644	64,373	64,840
Expenses	53,610	53,373	11,936	12,229	61,213	61,251
Net operating balance	2,824	2,821	1,977	2,415	3,160	3,589
Capital purchases	4,416	4,634	2,512	2,708	6,899	7,305
Fiscal balance	868	536	1,807	2,088	1,034	1,013
Borrowing	33,937	33,260	39,165	38,644	73,102	71,904

Notes:

1.	Numbers may not add due to rounding
2.	Non-financial Public Sector consolidates the General Government and Public Non-financial Corporations Sector and excludes inter-sector transactions and balances.

General Government Sector

General Government Revenue	2016-17 Est. Actual $ million	2016-17 Outcome $ million
Taxation revenue	12,945	12,919
Grants revenue	27,708	27,383
Sales of goods and services	5,830	5,642
Interest income	2,300	2,336
Dividend and income tax equivalent income	2,538	2,690
Other revenue	5,113	5,222
Total Revenue	56,434	56,194

Note:

1.	Numbers may not add due to rounding

Total GGS revenue was $240 million lower than the 2016-17 estimated actual. Grants revenue was $324 million lower in the outcome due to the timing of Commonwealth grant receipts for health services and road infrastructure. Sales were lower due to higher than estimated sales between Queensland Health and HHS which are eliminated out. Offsetting these decreases were higher income tax equivalents, mainly from WorkCover, and higher other revenue from land contributions.

	2016-17	2016-17
	Est. Actual	Outcome
General Government Expenses	$ million	$ million
Employee expenses	21,203	21,258
Superannuation expenses
Superannuation interest cost	514	514
Other superannuation expenses	2,707	2,661
Other operating expenses	15,932	15,582
Depreciation and amortisation	3,009	3,068
Other interest expenses	1,702	1,722
Grant expenses	8,543	8,568
Total Expenses	53,610	53,373

Note:

1.	Numbers may not add due to rounding

Total GGS expenses for 2016-17 were $237 million lower than expected in the 2017-18 Budget. Other operating expenses were $350 million lower than the estimated actual, due to higher than expected inter-agency sales (see above), reallocations to employee expenses and timing adjustments. These were offset in part by a provision for costs in relation to child sexual abuse claims, following the removal by the government of the limitation period for civil claims.

4-04	Report on State Finances 2016–17 – Queensland Government

Outcomes Report - Overview and Analysis

GGS expenditure is focused on the delivery of core services to the community. As shown in Chart 4.4 below, education and health account for over half of the total expenses.

Chart 4.4: Expenses by Function1 (General Government Sector) 2016-17

[1]	Refer to page 4-12 for further detail of expenses in each function.

Net Operating Balance

The net operating balance is the net of revenue and expenses from transactions and was $2.821 billion, in line with the 2017-18 Budget estimate. Lower revenue was offset by lower expenses, as discussed above.

Capital Purchases

GGS purchases of non-financial assets (i.e. capital expenditure) totalled $4.634 billion which was $218 million more than the 2017-18 Budget estimate for 2016-17 capital purchases.

Fiscal Balance

The fiscal balance or net lending/borrowing aggregate broadly shows how much of the acquisition of non-financial assets is financed by the net operating balance (excluding depreciation and non-cash grants) and how much by borrowing.

The fiscal balance for 2016-17 has reduced from a surplus of $868 million at the time of the 2017-18 Budget to a surplus of $536 million, mainly due to the higher capital purchases mentioned above. This is the first fiscal surplus since 2005-06.

Borrowing

Gross borrowings were $33.26 billion compared to the forecast of $33.937 billion largely due to the cash management strategy with Government-owned corporations (GOCs) being implemented sooner than expected. Net repayment of borrowing for the GGS for 2016-17 was $1.118 billion, compared to the estimate at the time of the 2017-18 Budget of $1.114 billion.

Net Worth

The General Government’s net worth was $194.936 billion as at 30 June 2017, $3.13 billion lower than the estimated actual included in the 2017-18 Budget. The decrease related mainly to a revaluation decrement relating to road infrastructure being offset in part by an increase in the valuation of land under roads.

Net Debt

Net debt is the sum of advances received and borrowings less cash and deposits, advances paid and investments, loans and placements. The General Government Sector recorded negative net debt of $287 million at 30 June 2017, which means these financial assets exceeded these liabilities. This is the first time since 2011-12 that negative net debt has been achieved.

Report on State Finances 2016–17 – Queensland Government	4-05

Outcomes Report - Overview and Analysis

Operating Result

The operating result represents the result for the State under the Accounting Standards framework. The GGS operating result of $3.202 billion differs from the net operating balance as it includes valuation adjustments such as gains and losses on financial and non-financial assets and the effect of revising the capital structure of the GOCs.

Comprehensive Result - Total Change in Net Worth

The comprehensive result includes revaluation of assets taken to reserves. The decrease from the estimated actual to the actual comprehensive result was due mainly to the revaluations of non-financial assets discussed above.

Public Non-financial Corporations (PNFC) Sector

The Public Non-financial Corporations Sector comprises bodies such as GOCs that mainly engage in the production of goods and services (of a non-financial nature) for sale in the market place at prices that aim to recover most of the costs involved.

-	The PNFC Sector recorded a net operating surplus of $2.415 billion, $438 million higher than forecast. Both revenue and expenses were higher than forecast, mainly due to higher than expected demand and pricing for electricity generation.

-	The fiscal balance was a surplus of $2.088 billion, compared to an estimated surplus of $1.807 billion.

State Financial (Total State) Sector

The Total State Sector includes all State Government departments and statutory authorities, public non-financial corporations, public financial corporations and their controlled entities. All material inter-entity and intra-entity transactions and balances have been eliminated to the extent practicable.

-	The net operating balance for 2016-17 was a surplus of $2.165 billion, while the operating result was a surplus of $7.294 billion as it includes the decrease in market value of QTC’s external borrowings and derivatives and the increase in investments managed by QTC.

-	The cash surplus was $2.157 billion for 2016-17 after allowing for purchases of non-financial assets of $7.362 billion.

-	The net worth was $188.661 billion, an increase of $6.571 billion to that published in 2015-16 due to the strong operating balances in the Non-financial Public Sector, market value adjustments to QTC’s external borrowings and actuarial adjustments to the superannuation liability.

4-06	Report on State Finances 2016–17 – Queensland Government

2016-17 Operating Statement by Sector ($ million)

								Public Financial	State
		General Government		Public Non-financial		Non-financial Public		Corporations	Financial
		Sector		Corporations Sector		Sector		Sector	Sector
		Est. Actual	Actual	Est. Actual	Actual	Est. Actual	Actual	Actual (b)	Actual (b)
	Revenue from Transactions
	Taxation revenue	12,945	12,919	—	—	12,732	12,685	—	12,680
	Grants revenue	27,708	27,383	1,555	1,491	27,794	27,415	—	27,324
	Sales of goods and services	5,830	5,642	11,957	12,712	15,947	16,545	2,097	18,355
	Interest income	2,300	2,336	33	45	2,334	2,381	4,666	1,533
	Dividend and income tax equivalent income	2,538	2,690	14	15	98	215	—	20
	Other revenue	5,113	5,222	354	381	5,467	5,598	87	5,677
	Total Revenue from Transactions	56,434	56,194	13,913	14,644	64,373	64,840	6,849	65,587

Less	Expenses from Transactions
	Employee expenses	21,203	21,258	1,835	1,654	22,948	22,809	267	22,843
	Superannuation expenses
	Superannuation interest cost	514	514	—	(4)	514	510	—	510
	Other superannuation expenses	2,707	2,661	142	241	2,849	2,902	19	2,921
	Other operating expenses	15,932	15,582	3,922	4,286	18,010	18,042	1,787	19,816
	Depreciation and amortisation	3,009	3,068	2,406	2,382	5,414	5,450	43	5,493
	Other interest expenses	1,702	1,722	2,022	2,030	3,612	3,637	5,870	3,940
	Grants expenses	8,543	8,568	791	791	7,866	7,900	92	7,900
	Other property expenses	—	—	818	849	—	—	154	—
	Total Expenses from Transactions	53,610	53,373	11,936	12,229	61,213	61,251	8,232	63,423
Equals	Net Operating Balance	2,824	2,821	1,977	2,415	3,160	3,589	(1,383)	2,165

	Other economic flows - included in operating result	220	381	(114)	(176)	(54)	45	2,040	5,130

	Operating Result	3,044	3,202	1,863	2,239	3,106	3,634	657	7,294

	Other economic flows - other movements in equity	3,112	(176)	(1,971)	(1,572)	3,050	(608)	67	(723)

	Comprehensive Result - Total Change in Net Worth	6,156	3,027	(108)	666	6,156	3,027	723	6,571

	KEY FISCAL AGGREGATES

	Net Operating Balance	2,824	2,821	1,977	2,415	3,160	3,589	(1,383)	2,165

Less	Net Acquisition of Non-financial Assets
	Purchases of non-financial assets	4,416	4,634	2,512	2,708	6,899	7,305	57	7,362
	Less Sales of non-financial assets	382	389	30	71	383	460	48	508
	Less Depreciation	3,009	3,068	2,406	2,382	5,414	5,450	43	5,493
	Plus Change in inventories	20	5	30	4	49	10	—	10
	Plus Other movements in non-financial assets	911	1,103	65	68	975	1,171	—	1,171
	Equals Total Net Acquisition of Non-financial Assets	1,956	2,285	170	327	2,126	2,576	(34)	2,542
	Equals Fiscal Balance	868	536	1,807	2,088	1,034	1,013	(1,349)	(377)

Notes:

(a)	Numbers may not add due to rounding.
(b)	In accordance with UPF requirements, estimates for Public Financial Corporations and State Financial sectors are not included in Budget documentation.

Report on State Finances 2016–17 – Queensland Government	4-07

2016-17 Balance Sheet by Sector ($ million)

							Public Financial	State
	General Government		Public Non-financial		Non-financial Public		Corporations	Financial
	Sector		Corporations Sector		Sector		Sector	Sector
	Est. Actual	Actual	Est. Actual	Actual	Est. Actual	Actual	Actual (b)	Actual (b)
Assets
Financial assets
Cash and deposits	710	1,069	1,489	1,464	2,199	2,533	2,257	2,628
Advances paid	711	678	849	1,370	728	695	—	695
Investments, loans and placements	33,550	33,633	885	749	34,436	34,382	141,844	70,045
Receivables	4,818	4,926	1,699	1,581	4,477	4,597	372	4,298
Equity
Investments in other public sector entities	21,315	21,866	—	—	4,216	3,993	—	—
Investments - other	156	154	280	302	436	456	—	456
Total financial assets	61,260	62,327	5,202	5,465	46,491	46,655	144,474	78,121
Non-financial Assets
Land and other fixed assets	203,084	200,632	61,133	61,138	264,217	261,769	197	261,967
Other non-financial assets	6,561	6,921	1,270	1,472	1,239	1,408	57	1,361
Total Non-financial Assets	209,645	207,553	62,403	62,610	265,456	263,177	254	263,327
Total assets	270,906	269,879	67,605	68,075	311,947	309,832	144,728	341,449
Liabilities
Payables	4,008	4,372	3,431	3,411	5,450	5,892	737	5,958
Superannuation liability	24,998	26,123	(163)	(332)	24,835	25,791	—	25,791
Other employee benefits	5,359	5,608	767	761	6,126	6,369	111	6,481
Deposits held	3	3	23	17	26	20	7,182	5,040
Advances received	1,328	1,831	7	7	504	486	—	486
Borrowing	33,937	33,260	39,165	38,644	73,102	71,904	129,437	101,435
Other liabilities	3,207	3,747	7,274	7,691	3,838	4,433	3,268	7,597
Total liabilities	72,840	74,943	50,504	50,200	113,881	114,896	140,736	152,788
Net Worth	198,066	194,936	17,101	17,875	198,066	194,936	3,993	188,661

Net Financial Worth	(11,579)	(12,617)	(45,302)	(44,735)	(67,390)	(68,241)	3,738	(74,666)
Net Financial Liabilities	32,895	34,483	N/A	N/A	71,605	72,234	N/A	74,666
Net Debt	297	(287)	35,972	35,087	36,269	34,800	(7,482)	33,594

Notes:

(a)	Numbers may not add due to rounding.
(b)	In accordance with UPF requirements, estimates for Public Financial Corporations and State Financial sectors are not included in Budget documentation.

4-08	Report on State Finances 2016–17 – Queensland Government

2016-17 Cash Flow Statement by Sector ($ million)

							Public Financial	State
	General Government		Public Non-financial		Non-financial Public		Corporations	Financial
	Sector		Corporations Sector		Sector		Sector	Sector
	Est. Actual	Actual	Est. Actual	Actual	Est. Actual	Actual	Actual (b)	Actual (b)
Cash Receipts from Operating Activities
Taxes received	12,935	12,940	—	—	12,731	12,682	—	12,677
Grants and subsidies received	27,798	27,233	1,523	1,451	27,865	27,260	—	27,168
Sales of goods and services	6,037	6,034	12,973	14,187	16,805	18,372	2,270	20,356
Interest receipts	2,299	2,337	33	44	2,333	2,381	4,570	1,391
Dividends and income tax equivalents	1,766	1,929	14	15	129	157	—	20
Other receipts	6,204	6,500	308	335	6,512	6,828	52	6,872
Total	57,040	56,973	14,852	16,032	66,376	67,680	6,893	68,483
Cash Payments for Operating Activities
Payments for employees	(24,489)	(24,278)	(1,979)	(1,874)	(26,379)	(26,050)	(284)	(26,101)
Payments for goods and services	(17,050)	(16,805)	(4,771)	(5,144)	(19,630)	(20,119)	(202)	(20,315)
Grants and subsidies	(8,451)	(8,277)	(18)	(19)	(7,012)	(6,871)	(92)	(6,871)
Interest paid	(1,702)	(1,700)	(2,028)	(2,054)	(3,627)	(3,616)	(5,880)	(3,879)
Other payments	(276)	(253)	(1,525)	(1,724)	(873)	(929)	(1,415)	(2,306)
Total	(51,968)	(51,313)	(10,322)	(10,815)	(57,521)	(57,585)	(7,872)	(59,472)
Net Cash Inflows from Operating Activities	5,072	5,660	4,530	5,217	8,855	10,095	(980)	9,011
Cash Flows from Investments in Non-financial Assets
Purchases of non-financial assets	(4,416)	(4,634)	(2,512)	(2,708)	(6,899)	(7,305)	(57)	(7,362)
Sales of non-financial assets	382	389	30	71	383	460	48	508
Total	(4,034)	(4,244)	(2,482)	(2,637)	(6,516)	(6,845)	(9)	(6,854)
Net Cash Flows from Investments in Financial Assets for Policy Purposes	763	975	(755)	(755)	(11)	(20)	—	(24)
Net Cash Flows for Investments in Financial Assets for Liquidity Purposes	(1,833)	(2,615)	7	116	(1,826)	(2,499)	553	(1,532)
Receipts from Financing Activities
Advances received (net)	752	1,294	(824)	(1,346)	(72)	(52)	—	(52)
Borrowing (net)	(1,114)	(1,118)	294	768	(821)	(350)	13	(336)
Dividends paid	—	—	(747)	(747)	—	—	(109)	—
Deposits received (net)	—	14	3	(3)	3	11	349	302
Other financing (net)	—	—	(78)	(692)	(59)	(452)	1,106	238
Total	(362)	190	(1,353)	(2,020)	(949)	(843)	1,359	152
Net Increase/(Decrease) in Cash Held	(394)	(35)	(53)	(79)	(448)	(113)	924	752
Net cash from operating activities	5,072	5,660	4,530	5,217	8,855	10,095	(980)	9,011
Net cash from investments in non-financial assets	(4,034)	(4,244)	(2,482)	(2,637)	(6,516)	(6,845)	(9)	(6,854)
Dividends paid	—	—	(747)	(747)	—	—	(109)	—
Cash Surplus/(Deficit)	1,038	1,416	1,301	1,834	2,339	3,249	(1,098)	2,157

Derivation of ABS GFS Cash Surplus/Deficit
Cash surplus/(deficit)	1,038	1,416	1,301	1,834	2,339	3,249	(1,098)	2,157
Acquisitions under finance leases and similar arrangements	(715)	(758)	—	—	(715)	(758)	—	(758)
ABS GFS Cash Surplus/(Deficit) Including Finance Leases and Similar Arrangements	322	658	1,301	1,834	1,624	2,492	(1,098)	1,399

Notes:
(a)	Numbers may not add due to rounding.
(b)	In accordance with UPF requirements, estimates for Public Financial Corporations and State Financial sectors are not included in Budget documentation.

Report on State Finances 2016–17 – Queensland Government	4-09

Outcomes Report - Other General Government UPF Data

Data in the following tables is presented in accordance with the Uniform Presentation Framework.

General Government Sector Taxes

2016-17
Outcome
$ million
Taxes on employers’ payroll and labour force	3,695

Taxes on property
Land taxes	1,082
Stamp duties on financial and capital transactions	3,278
Other	636

Taxes on the provision of goods and services
Taxes on gambling	1,127
Taxes on insurance	905

Taxes on use of goods and performance of activities
Motor vehicle taxes	2,196
Other	2

Total Taxation Revenue	12,919

Note:

1.	Numbers may not add due to rounding.

General Government Sector

Dividend and Income Tax Equivalent Income

2016-17
Outcome
$ million
Dividend and Income Tax Equivalent income from PNFC sector	2,490
Dividend and Income Tax Equivalent income from PFC sector	195
Other Dividend and Income Tax Equivalent income	5

Total Dividend and Income Tax Equivalent income	2,690

Note:

1.	Numbers may not add due to rounding.

4-10	Report on State Finances 2016–17 – Queensland Government

Outcomes Report - Other General Government UPF Data

General Government Sector Grant Revenue

2016-17
Outcome
$ million
Current grant revenue

Current grants from the Commonwealth
General purpose grants	13,964
Specific purpose grants	7,195
Specific purpose grants for on-passing	3,077
Total current grants from the Commonwealth	24,235
Other contributions and grants	305
Total current grant revenue	24,540

Capital grant revenue

Capital grants from the Commonwealth
Specific purpose grants	2,733
Specific purpose grants for on-passing	7
Total capital grants from the Commonwealth	2,740
Other contributions and grants	104
Total capital grant revenue	2,843

Total grant revenue	27,383

Note:

1.	Numbers may not add due to rounding.

General Government Sector Grant Expenses

2016-17
Outcome
$ million
Current grant expenses

Private and not-for-profit sector	1,872
Private and not-for-profit sector on-passing	2,405
Local Government	223
Local Government on-passing	683
Grants to other sectors of Government	1,568
Other	439
Total current grant expense	7,189

Capital grant expenses

Private and not-for-profit sector	454
Local Government	725
Local Government on-passing	7
Grants to other sectors of Government	29
Other	164
Total capital grant expenses	1,379

Total grant expenses	8,568

Note:

1.	Numbers may not add due to rounding.

Report on State Finances 2016–17 – Queensland Government	4-11

Outcomes Report - Other General Government UPF Data

General Government Sector Expenses by Function

2016-17
Outcome
$ million
General Public Services	2,096
Other general public services	2,096

Public Order and Safety	4,732
Police and fire protection services	2,492
Law courts and legal services	871
Prisons and corrective services	874
Other public order and safety	495

Education	12,348
Primary and secondary education	9,867
Tertiary education	630
Pre-school education and education not definable by level	1,597
Transportation of students	182
Education n.e.c.	72

Health	15,739
Acute care institutions	11,064
Mental health institutions	399
Nursing homes for the aged	280
Community health services	3,174
Public health services	383
Health research	218
Health administration n.e.c.	221

Social Security and Welfare	3,284
Welfare services	2,625
Social security and welfare n.e.c.	660

Housing and Community Amenities	1,529
Housing and community development	1,185
Water Supply	137
Sanitation and protection of the
environment	207

2016-17
Outcome
$ million
Recreation and Culture	1,260
Recreation facilities and services	879
Cultural facilities and services	356
Recreation and cultural n.e.c.	25

Fuel and Energy	1,405
Electricity and other energy	1,405

Agriculture, Forestry, Fishing and Hunting	688
Agriculture	638
Forestry, fishing and hunting	51

Mining, manufacturing and construction	273
Mining and mineral resources other than fuels	89
Construction	185

Transport and Communications	5,480
Road transport	2,459
Water transport	130
Rail transport	1,787
Other transport and communications	1,103

Other Economic Affairs	959
Tourism and area promotion	138
Labour and employment affairs	759
Other economic affairs	62

Other Purposes	3,578
Nominal superannuation interest	514
Public debt transactions	1,700
General purpose inter-government
transactions	683
Natural disaster relief	103
Other purposes n.e.c.	578

Total	52,685

Note:

1.	Numbers may not add due to rounding.

4-12	Report on State Finances 2016–17 – Queensland Government

Outcomes Report - Other General Government UPF Data

General Government Sector Purchases of Non-financial Assets by

Function and Loan Council Allocation

General Government Sector

Purchases of Non-financial Assets by Function

2016-17
Outcome
$ million
General public services	59
Public order and safety	281
Education	489
Health	595
Social security and welfare	19
Housing and community amenities	349
Recreation and culture	77
Agriculture, forestry, fishing and hunting	32
Mining, manufacturing and construction	3
Transport and communications	2,699
Other economic affairs	3
Other purposes	26
Total	4,634

Note:

1.	Numbers may not add due to rounding

Loan Council Allocation

The Australian Loan Council requires all jurisdictions to advise the Loan Council Allocation (LCA) outcome for the last financial year as part of the annual Outcomes Report. The LCA represents each government’s call on financial markets for a given financial year.

The main reason for the lower Non-financial Public Sector cash deficit is the improved operating position of the GGS and lower capital expenditure in both the General Government and Public Non-financial Corporations sectors.

	2016-17	2016-17
	Budget	Outcome
	$ million	$ million
General Government Sector cash deficit/(surplus)[1]	1,550	(1,416)
PNFC Sector cash deficit/(surplus)[1]	118	(1,834)
Non-financial Public Sector cash deficit/(surplus)[1]	1,667	(3,249)
Acquisitions under finance leases and similar arrangements	1,032	758
ABS GFS cash deficit/(surplus)	2,699	(2,492)
Net cash flows from investments in financial assets for policy purposes	—	20
Memorandum items[2]	2,057	1,454

LOAN COUNCIL ALLOCATION	4,756	(1,018)

Notes:

1.	Figures in brackets represent surpluses
2.	Memorandum items include operating leases and local government borrowings
3.	Numbers may not add due to rounding

The improvement in the LCA is mainly due to higher operating cash flows arising from royalties and electricity sales as well as lower capital spending. Memorandum items are lower due to the timing of funding requirements for universities.

Report on State Finances 2016–17 – Queensland Government	4-13

Certification of Outcomes Report

Management Certification

The foregoing Outcomes Report contains financial statements for the Queensland State Government, prepared and presented in accordance with the Uniform Presentation Framework (UPF) agreed to at the 1991 Premiers’ Conference and revised in 2008 to align with AASB 1049 Whole of Government and General Government Sector Financial Reporting.

This report separately discloses outcomes for the General Government, Public Non-financial Corporations, Public Financial Corporations and State Financial sectors within Queensland. Entities excluded from this report include local governments and universities. Queensland public sector entities consolidated for this report are listed in the AASB 1049 Financial Statements, taking into account intra and inter-agency eliminations.

Only those agencies considered material by virtue of their financial transactions and balances are consolidated in this report.

In our opinion, we certify that the Outcomes Report has been properly drawn up, in accordance with UPF requirements, to present a true and fair view of:

(i)	the Operating Statement and Cash Flows of the Queensland State Government for the financial year; and

(ii)	the Balance Sheet of the Government at 30 June 2017.

At the date of certification of this report, we are not aware of any material circumstances that would render any particulars included in the Outcomes Report misleading or inaccurate.

Glenn Miller	Jim Murphy
Acting Assistant Under Treasurer	Under Treasurer
Queensland Treasury	Queensland Treasury

17 October 2017

4-14	Report on State Finances 2016–17 – Queensland Government

2016-17
AASB 1049 Financial Statements
Overview and Analysis – 30 June 2017

AASB 1049 - Overview and Analysis

The following analysis compares current year General Government Sector (GGS) and Total State Sector (TSS) performance with last year’s balances, restated for changes in accounting policies, presentational and timing differences and errors.

AASB 1049 Whole of Government and General Government Sector Financial Reporting aims to harmonise the disclosure presentation to be consistent with the Uniform Presentation Framework disclosed in the Outcomes Report.

Summary of Key Financial Aggregates of the Consolidated Financial Statements

The table below provides aggregate information under AASB1049:

	General Government		Total State
	Sector		Sector
	2017	2016	2017	2016
	$ million	$ million	$ million	$ million
Taxation revenue	12,919	12,547	12,680	12,226
Grants revenue	27,383	23,740	27,324	23,746
Sales of goods and services	5,642	5,712	18,355	16,113
Interest income	2,336	2,543	1,533	1,565
Dividend and income tax equivalents income	2,690	2,661	20	20
Other revenue	5,222	3,577	5,677	3,974
Continuing Revenue from Transactions	56,194	50,780	65,587	57,644
Employee expenses	21,258	20,045	22,843	21,632
Superannuation expenses	3,175	3,275	3,431	3,482
Other operating expenses	15,582	14,811	19,816	17,920
Depreciation and amortisation	3,068	2,921	5,493	5,318
Other interest expense	1,722	2,220	3,940	3,847
Grants expenses	8,568	6,841	7,900	6,240
Continuing Expenses from Transactions	53,373	50,112	63,423	58,439

Net Operating Balance	2,821	668	2,165	(795)

Other Economic Flows - Included in Operating Result	381	276	5,130	(3,327)
Operating Result	3,202	943	7,294	(4,122)
Other Economic Flows - Other Movements in Equity	3,635	15,222	3,088	17,026
Comprehensive Result[1]	6,837	16,165	10,382	12,904

Purchases of non-financial assets	4,634	4,044	7,362	6,882

Fiscal Balance	536	(497)	(377)	(2,394)

Assets	269,879	263,439	341,449	330,799
Liabilities	74,943	75,341	152,788	152,520
Net Worth	194,936	188,099	188,661	178,279

Note:

1.	Comprehensive result is different to the Outcomes Report as it reflects the movement from the 2016 recast position, rather than the 2016 published position.

Report on State Finances 2016–17 – Queensland Government	5-01

AASB 1049 - Overview and Analysis

Net Operating Balance

The GGS net operating balance was a surplus of $2.821 billion compared to a restated surplus of $668 million in 2015-16.

GGS revenue grew by around 11% ($5.414 billion) while expenses grew by around 7% ($3.261 billion) over the year.

The TSS net operating balance also showed an improvement with a surplus of $2.165 billion compared to a restated deficit of $795 million in 2015-16.

Revenue

Revenue from transactions increased from $50.78 billion in 2015-16 to be $56.194 billion in the GGS and totals $65.587 billion in the TSS, an increase of $7.944 billion over 2015-16.

Revenues by type for the GGS and TSS are shown in the following chart:

*	Other revenue includes dividends and tax equivalents income.

Taxation revenue increased in 2016-17 by $372 million for GGS and $454 million for the TSS. This mainly reflects an elevated level of transfer duty on large business transactions in 2016-17 partly offset by subdued payroll tax collections and lower competitive neutrality fees following the merger of the electricity distribution entities.

Commonwealth and other grants comprised 49% of GGS revenue and 42% of TSS revenue. Grant revenue overall increased $3.644 billion from 2015-16 for the GGS and $3.578 billion for the TSS. The increase was primarily due to

-	higher GST of $817 million (increased size of pool and higher relativities);

-	specific purpose payments from the Commonwealth which increased $719 million, mainly for health and education services;

-	increased funding for NDRRA following a decision by the Commonwealth to defer the payment of the 2015-16 claim to 2016-17 ($1.103 billion); and

-	higher grants for on-passing due to advance payment of the 2017-18 Financial Assistance Grants in 2016-17.

Sales of goods and services increased by $2.242 billion in 2016-17 to $18.355 billion in the TSS, from the generation, transmission and distribution of electricity, as well as premiums from the National Injury Insurance Scheme which commenced in Queensland in September 2016.

GGS other revenue was $1.646 billion higher in 2016-17 than 2015-16 mainly due to higher royalties and non-cash contributions. These increases flow through to TSS.

5-02	Report on State Finances 2016–17 – Queensland Government

AASB 1049 - Overview and Analysis

Expenses

Total expenses for 2016-17 were $53.373 billion for the GGS and $63.423 billion for the TSS respectively, $3.261 billion and $4.984 billion more than the previous year respectively.

Expenses by type are shown in the following chart:

Employee and superannuation expenses were 4.8% higher in 2016-17, consistent with the estimates in both the 2016-17 and 2017-18 Budgets. The increases are in the areas of Health and Education, reflecting the Government’s commitment to revitalising frontline services.

Other operating expenses were $771 million more than 2015-16 for the GGS (civil litigation for victims of sexual abuse, health and maintenance and other public works, including for Tropical Cyclone Debbie) and were $1.896 billion higher for the TSS. The further increase for the TSS is mainly from electricity generation and the commencement of the National Injury Insurance Scheme in Queensland.

Interest costs decreased by $498 million to $1.722 billion for the GGS in 2016-17, mainly due to the effect of the Government’s Debt Action Plan.

Grant expenses increased $1.727 billion in the GGS from 2015-16 mainly reflecting the Government’s electricity affordability package which assumes the obligation for the Solar Bonus Scheme from 2017-18 to 2019-20, as well as the on-passing of Commonwealth Financial Assistance Grants to local governments which were paid in advance in 2016-17. The Works for Queensland program and the Taxi and Limousine Industry Assistance Scheme have also increased grants in 2016-17.

Operating Result

The operating result is the surplus or deficit for the year under the Australian Accounting Standards framework. Valuation and other adjustments such as deferred tax, capital returns and market value interest are shown as other economic flows and are included in the operating result.

The GGS operating result for the 2016-17 year was a surplus of $3.202 billion (2015-16, $943 million). The difference in the result compared to 2015-16 is due to the improved net operating balance, discussed above.

The TSS operating result was a surplus of $7.294 billion compared to a deficit of $4.122 billion in 2015-16. The improved result in 2016-17 arises mainly from the improved net operating balance ($2.96 billion) as well as from the net effect of realised and unrealised market value adjustments to derivatives, investments and borrowings.

Report on State Finances 2016–17 – Queensland Government	5-03

AASB 1049 - Overview and Analysis

Fiscal Balance

The GGS fiscal surplus was $536 million for 2016-17 compared to a deficit of $497 million for 2015-16. The TSS fiscal deficit was $377 million for 2016-17 compared to a deficit of $2.394 billion for 2015-16. The improvements were mainly due to the higher net operating balances, offset to an extent by higher capital purchases and new finance leases.

Assets

Assets controlled by the GGS at 30 June 2017 totalled $269.879 billion, an increase of $6.44 billion on 2015-16, while assets controlled by the State at 30 June 2017 totalled $341.449 billion (2016, $330.799 billion), an increase of $10.65 billion.

Financial assets in the GGS were $1.932 billion higher than 2015-16, partly due to the Investments in the PNFC and PFC sectors which are higher in 2016-17 due to stronger net operating balances and market value adjustments to financial and non-financial assets. In addition, receivables returned to more normal levels compared to 2015-16 when electricity dividends were declared and paid in the same year.

Financial assets of the State increased by $5.5 billion, mainly reflected by higher cash balances ($752 million) and Securities other than shares ($4.526 billion). Securities other than shares were higher following strong returns on trusts managed by QIC as well as the investment of proceeds of borrowings made in advance of future refinancing requirements.

Non-financial assets increased by $4.508 billion in the GGS as capital purchases and revaluations exceeded depreciation. The increase at the TSS level was $5.15 billion.

The main types of assets owned by the State are detailed in the following chart:

Total Assets by Type, 2016-17

Total State

Of the TSS assets, GGS assets comprised 79%, made up of:

	General Government	Total State
	$M	$M
Financial	62,327	78,121
Infrastructure	61,405	113,678
Land and buildings	126,927	131,060
Plant and equipment and other	19,221	18,589

	269,879	341,449

5-04	Report on State Finances 2016–17 – Queensland Government

AASB 1049 - Overview and Analysis

Liabilities

Liabilities at 30 June 2017 totalled $74.943 billion for the GGS and $152.788 billion for the TSS, a decrease of $398 million over 2015-16 for the GGS and an increase of $268 million for the State.

The decrease in liabilities for the GGS was largely due to a decrease in borrowings of $2.246 billion for the GGS, as debt was repaid or cash set off in the redraw facility, partly offset by new financing of PPPs such as the Sunshine Coast University Hospital. Employee benefit obligations decreased by $848 million, mainly from actuarial adjustments to the superannuation liability. Partly offsetting these decreases are increases in advances from Government-owned corporations (GOCs), provisions and payables.

For the TSS, securities and derivatives, largely held by QTC, have decreased $2.127 billion as market value adjustments have been partly offset by new borrowings to meet future financing requirements. Employee obligations have decreased by $1.023 billion, mainly for superannuation.

Offsetting these decreases are increases in borrowings for new PPPs ($607 million) and client deposits ($287 million). Payables have increased $1.49 billion mainly for the Solar Bonus Scheme, and provisions have increased $840 million as obligations have been recognised for the National Injury Insurance Scheme and civil claims for victims of child sexual abuse.

The components of State liabilities are shown in the following chart:

Total Liabilities by Type, 2016-17

Total State

Of the TSS liabilities, GGS liabilities comprised 49%, made up of:

	General Government	Total State
	$M	$M
Securities and derivatives	19	99,219
Deposits held, borrowings and advances	35,075	7,742
Employee benefit obligations	31,731	32,272
Other liabilities	8,118	13,554

	74,943	152,788

Cash Flow Statement

The GGS recorded positive net cash flows from operating activities of $5.66 billion which were used to fund net investments in non-financial assets of $4.244 billion, resulting in a cash surplus of $1.416 billion (2016: $866 million). Under the Government’s Debt Action Plan, proceeds from regearing of GOCs in policy purposes cash flows and advances from GOCs have enabled the repayment of debt and cash fund investments.

The TSS recorded net cash flows from operating activities for the 2016-17 financial year of $9.011 billion. This has financed net investments in non-financial assets of $6.854 billion resulting in a cash surplus of $2.157 billion (2016: $1.848 million deficit).

Report on State Finances 2016–17 – Queensland Government	5-05

2016-17 Audited Information Queensland General Government and Whole of Government Consolidated Financial Statements 30 June 2017

Operating Statement for Queensland

for the Year Ended 30 June 2017

			General Government
			Sector		Total State Sector
			2017	2016	2017	2016
		Notes	$M	$M	$M	$M
	Continuing Operations Revenue from Transactions
	Taxation revenue	3	12,919	12,547	12,680	12,226
	Grants revenue	4	27,383	23,740	27,324	23,746
	Sales of goods and services	5	5,642	5,712	18,355	16,113
	Interest income	6	2,336	2,543	1,533	1,565
	Dividend and income tax equivalents income	7	2,690	2,661	20	20
	Other revenue	8	5,222	3,577	5,677	3,974
	Continuing Operations Total Revenue from Transactions		56,194	50,780	65,587	57,644

Less	Continuing Operations Expenses from Transactions
	Employee expenses	9	21,258	20,045	22,843	21,632
	Superannuation expenses
	Superannuation interest cost	48	514	767	510	755
	Other superannuation expenses	10	2,661	2,507	2,921	2,726
	Other operating expenses	11	15,582	14,811	19,816	17,920
	Depreciation and amortisation	12	3,068	2,921	5,493	5,318
	Other interest expense	13	1,722	2,220	3,940	3,847
	Grants expenses	14	8,568	6,841	7,900	6,240
	Continuing Operations Total Expenses from Transactions		53,373	50,112	63,423	58,439

Equals	Net Operating Balance		2,821	668	2,165	(795)

Add	Continuing Operations Other Economic Flows - Included in Operating Result
	Gains/(losses) on sale of assets/settlement of liabilities	15	12	3	(150)	(1,275)
	Revaluation increments/(decrements) and
	impairment (losses)/reversals	16	46	17	672	(325)
	Asset write-downs	17	(135)	(101)	(189)	(144)
	Actuarial adjustments to liabilities	18	24	(49)	24	(49)
	Deferred income tax equivalents		70	(187)	—	—
	Dividends and tax equivalents treated as capital returns	19	660	595	—	—
	Other	20	(296)	(3)	4,773	(1,535)
	Continuing Operations Total Other Economic Flows - Included in Operating Result		381	276	5,130	(3,327)

Equals	Operating Result from Continuing Operations		3,202	943	7,294	(4,122)

Add	Other Economic Flows - Other Movements in Equity
	Adjustments to opening balances *		—	(193)	—	(156)
	Revaluations **	21	3,636	15,416	3,088	17,185
	Other **	22	(1)	(1)	(1)	(3)
	Total Other Economic Flows - Other Movements in Equity		3,635	15,222	3,088	17,026
Equals	Comprehensive Result/Total Change in Net Worth		6,837	16,165	10,382	12,904

	KEY FISCAL AGGREGATES

	Net Operating Balance		2,821	668	2,165	(795)

Less	Net Acquisition/(Disposal) of Non-Financial Assets
	Purchases of non-financial assets		4,634	4,044	7,362	6,882
	Less Sales of non-financial assets		389	254	508	299
	Less Depreciation		3,068	2,921	5,493	5,318
	Plus Change in inventories		5	(37)	10	(72)
	Plus Other movement in non-financial assets		1,103	331	1,171	406
	Equals Total Net Acquisition/(Disposal) of Non-Financial Assets		2,285	1,164	2,542	1,599

Equals	Fiscal Balance		536	(497)	(377)	(2,394)

*	Refer to Statement of Changes in Net Assets (Equity)
**	Refer to page 6-02 for split of items in Other Movements in Equity between those that may and those that will not be reclassified subsequently to the Operating Result.

Audited Consolidated Financial Statements 2016–17 – Queensland Government	6-01

Operating Statement for Queensland

for the Year Ended 30 June 2017

continued

	General Government
	Sector		Total State Sector
	2017	2016	2017	2016
	$M	$M	$M	$M
Analysis of Other Economic Flows - Other Movements in Equity

Per AASB 7 Financial Instruments: Disclosures, Other Movements in Equity per page 6-01 are required to be classified as follows:

Items that will not be reclassified subsequently to Operating Result
Increments/(decrements) in asset revaluation surplus	1,802	19,197	2,126	18,897
Increments/(decrements) on investments	759	(2,289)	—	(14)
Actuarial gain/(loss) on defined benefit superannuation plans (net of tax)	1,073	(1,408)	1,206	(1,491)
Other	(1)	(1)	(1)	(3)
Total items that will not be reclassified subsequently to Operating Result	3,633	15,500	3,331	17,388

Items that may be reclassified subsequently to Operating Result
Increments/(decrements) on cash flow hedges (net of tax)	5	(88)	(241)	(208)
Increments/(decrements) on available-for-sale financial assets	(3)	3	(3)	3
Total items that may be reclassified subsequently to Operating Result when certain conditions are met	2	(86)	(244)	(206)

This Operating Statement should be read in conjunction with the accompanying notes. Note 2 provides disaggregated information in relation to the above components.

6-02	Audited Consolidated Financial Statements 2016–17 – Queensland Government

Balance Sheet for Queensland

as at 30 June 2017

			General Government
			Sector		Total State Sector
			2017	2016	2017	2016
	Notes		$M	$M	$M	$M
Assets
Financial Assets
Cash and deposits	23		1,069	1,104	2,628	1,876
Receivables and loans
Receivables	24	(a)	4,926	4,283	4,298	4,017
Advances paid	24	(b)	678	632	695	657
Loans paid	24	(c)	87	90	9,926	10,054
Securities other than shares	25	(a)	33,546	33,523	60,119	55,593
Shares and other equity investments
Investments in public sector entities	25	(b)	21,866	20,605	—	—
Investments in other entities	25	(c)	8	8	309	274
Investments accounted for using equity method	26	(a)	146	150	147	150
Total Financial Assets			62,327	60,395	78,121	72,621

Non-Financial Assets
Inventories	28		509	507	1,157	1,161
Assets held for sale	29		122	123	129	130
Investment properties	30		366	341	675	661
Property, plant and equipment	32		198,902	195,104	259,019	254,283
Intangibles	33		763	714	1,413	1,352
Deferred tax asset			6,213	5,911	—	—
Other non-financial assets	34		679	344	934	591
Total Non-Financial Assets			207,553	203,045	263,327	258,177

Total Assets			269,879	263,439	341,449	330,799

Liabilities
Payables	35		4,372	3,574	5,958	4,467
Employee benefit obligations
Superannuation liability	36	(a)	26,123	27,360	25,791	27,189
Other employee benefits	36	(b)	5,608	5,219	6,481	6,106
Deposits held	37	(a)	3	3	5,040	4,753
Borrowings and advances
Advances received	37	(b)	1,831	514	486	514
Borrowings	37	(b)	33,240	35,486	2,216	1,610
Securities and derivatives	37	(c)	19	—	99,219	101,346
Deferred tax liability			794	792	—	—
Provisions	38		1,922	1,601	5,904	5,064
Other liabilities	39		1,031	792	1,693	1,471
Total Liabilities			74,943	75,341	152,788	152,520

Net Assets			194,936	188,099	188,661	178,279

Net Worth
Accumulated surplus/(deficit)			87,680	83,338	82,966	74,740
Reserves			107,257	104,761	105,695	103,539
Total Net Worth			194,936	188,099	188,661	178,279

KEY FISCAL AGGREGATES
Net Financial Worth			(12,617)	(14,946)	(74,666)	(79,898)
Net Financial Liabilities			34,483	35,551	74,666	79,898
Net Debt			(287)	653	33,594	40,042

This Balance Sheet should be read in conjunction with the accompanying notes. Note 2 provides disaggregated information in relation to the components of the net assets.

Audited Consolidated Financial Statements 2016–17 – Queensland Government	6-03

Statement of Changes in Net Assets (Equity) for Queensland General Government Sector

for the year ended 30 June 2017

			Comprehensive Result for Period
	Opening Balance	Adjustments to Opening Balances	Movements	Transfers / Entity Cessation	Actuarial Gain /Loss on Superannuation	Closing Balance
	$M	$M	$M	$M	$M	$M
2017
Accumulated surplus	83,338	—	3,202	67	1,073	87,680
Revaluation reserve - financial assets	14,257	—	761	3	—	15,021
Revaluation reserve - non-financial assets	90,394	—	1,802	(67)	—	92,130
Other reserves	109	—	—	(4)	—	106

Total equity at the end of the financial year	188,099	—	5,765	(1)	1,073	194,936

			Comprehensive Result for Period [4]
	Opening Balance	Adjustments to Opening Balances	Movements	Transfers / Entity Cessation	Actuarial Gain /Loss on Superannuation	Closing Balance
	$M	$M	$M	$M	$M	$M
2016
Accumulated surplus [1]	83,982	(189)	943	9	(1,408)	83,338
Revaluation reserve - financial assets [2]	16,665	(23)	(2,374)	(10)	—	14,257
Revaluation reserve - non-financial assets [3]	71,187	20	19,197	(10)	—	90,394
Other reserves	99	—	—	10	—	109

Total equity at the end of the financial year	171,933	(192)	17,766	(1)	(1,408)	188,099

The following notes relate to prior year adjustments to equity:

[1]	The opening accumulated surplus has decreased by $189 million, mainly as a result of non-financial assets being derecognised by State Development as they did not meet the recognition criteria of AASB 116 Property, Plant and Equipment.

The movement in accumulated surplus for the period includes a prior year decrease of $145 million which is mainly due to the expensing of certain costs on the Moreton Bay Rail Link project that had previously been capitalised ($311 million). Partially offsetting this was the write-back of an expense for decommissioned road assets which was overstated ($156 million).

[2]	The movement in the financial asset revaluation reserve for the period includes a prior year increase of $139 million, mainly in relation to the change in value of the Public Non-financial Corporations Sector in relation to hedge accounting and impairments.

[3]	The opening non-financial asset revaluation reserve has increased by $20 million due to the correction of a revaluation write-back by Transport and Main Roads.

The movement in the non-financial asset revaluation reserve for the period includes an decrease of $3.585 billion, mainly due to a change in valuation methodology for road infrastructure assets by Transport and Main Roads.

[4]	Adjustments to opening balances are included as part of the comprehensive result on the face of the Operating Statement as they represent changes to the comprehensive result in prior periods.

6-04	Audited Consolidated Financial Statements 2016–17 – Queensland Government

Statement of Changes in Net Assets (Equity) for Queensland Total State Sector

for the year ended 30 June 2017

			Comprehensive Result for Period
		Adjustments to		Transfers / Entity	Actuarial Gain /Loss	Closing
	Opening Balance	Opening Balances	Movements	Cessation	on Superannuation [1]	Balance
	$M	$M	$M	$M	$M	$M
2017
Accumulated surplus	74,740	—	7,294	(275)	1,206	82,966
Revaluation reserve - financial assets	940	—	(244)	3	—	699
Revaluation reserve - non-financial assets	101,332	—	2,126	(69)	—	103,389
Other reserves	1,266	—	—	340	—	1,606

Total equity at the end of the financial year	178,279	—	9,177	(1)	1,206	188,661

			Comprehensive Result for Period [5]
		Adjustments to		Transfers / Entity	Actuarial Gain /Loss	Closing
	Opening Balance	Opening Balances	Movements	Cessation	on Superannuation [1]	Balance
	$M	$M	$M	$M	$M	$M
2016
Accumulated surplus [2]	80,273	(141)	(4,122)	221	(1,491)	74,740
Revaluation reserve - financial asset [3]	1,218	(48)	(220)	(10)	—	940
Revaluation reserve - non-financial assets [4]	82,547	20	18,897	(131)	—	101,332
Other reserves	1,337	13	—	(84)	—	1,266

Total equity at the end of the financial year	165,375	(156)	14,555	(3)	(1,491)	178,279

[1]	Refer to Note 48 - Retirement Benefit Obligations.

The following notes relate to prior year adjustments to equity:

[2]	The opening accumulated surplus has decreased by $141 million, mainly as a result of non-financial assets being derecognised by State Development as they did not meet the recognition criteria of AASB 116 Property, Plant and Equipment.

The movement in accumulated surplus for the period includes a prior year decrease of $34 million which is mainly due to the expensing of certain costs on the Moreton Bay Rail Link project that had previously been capitalised ($311 million). Partially offsetting this was the write-back of an expense for decomissioned assets which was overstated ($156 million), and corrections of hedge accounting for Energy Queensland and imairment of Brisbane Port Holdings receivables.

[3]	The opening financial asset revaluation reserve has decreased by $48 million due to a transfer between the reserve and accumulated surplus in relation to the Energy Queensland merger.

The movement in the financial asset revaluation reserve for the period includes a prior period increase of $52 million, mainly in relation to a correction of hedge accounting.

[4]	The opening non-financial asset revaluation reserve has increased by $20 million due to the correction of a revaluation write-back by Transport and Main Roads.

The movement in the non-financial asset revaluation reserve for the period includes a prior period decrease of $3.567 billion, mainly due to a change in valuation of road infrastructure assets by Transport and Main Roads.

[5]	Adjustments to opening balances are included as part of the comprehensive result on the face of the Operating Statement as they represent changes to the comprehensive result in prior periods.

Audited Consolidated Financial Statements 2016–17 – Queensland Government	6-05

Cash Flow Statement for Queensland

for the Year Ended 30 June 2017

		General Government
		Sector		Total State Sector
		2017	2016	2017	2016
	Notes	$M	$M	$M	$M
Cash Flows from Operating Activities
Cash received
Taxes received		12,940	12,588	12,677	12,262
Grants and subsidies received		27,233	23,891	27,168	23,867
Sales of goods and services		6,034	5,858	20,356	17,556
Interest receipts		2,337	2,536	1,391	1,564
Dividends and income tax equivalents		1,929	3,754	20	20
Other receipts		6,500	4,384	6,872	4,690
		56,973	53,010	68,483	59,958

Cash paid
Payments for employees		(24,278)	(22,830)	(26,101)	(24,578)
Payments for goods and services		(16,805)	(16,250)	(20,315)	(18,273)
Grants and subsidies paid		(8,277)	(6,764)	(6,871)	(6,140)
Interest paid		(1,700)	(2,223)	(3,879)	(3,905)
Other payments		(253)	(286)	(2,306)	(2,328)
		(51,313)	(48,353)	(59,472)	(55,224)

Net Cash Flows from Operating Activities	40	5,660	4,657	9,011	4,734

Cash Flows from Investing Activities
Non-Financial Assets
Purchases of non-financial assets		(4,634)	(4,044)	(7,362)	(6,882)
Sales of non-financial assets		389	254	508	299
		(4,244)	(3,790)	(6,854)	(6,583)

Financial Assets (Policy Purposes)
Equity disposals		975	3,348	(24)	(2)
		975	3,348	(24)	(2)

Financial Assets (Liquidity Purposes)
Sales of investments		2,504	5,547	35,653	38,431
Purchases of investments		(5,119)	(3,008)	(37,185)	(33,064)
		(2,615)	2,540	(1,532)	5,367
Net Cash Flows from Investing Activities		(5,884)	2,097	(8,411)	(1,218)

Cash Flows from Financing Activities
Cash received
Advances received		1,543	117	144	117
Proceeds of borrowing		112	667	79	6,060
Deposits received		19	5	2,958	121
Other financing (including interest bearing liabilities)		—	—	48,054	38,848
		1,675	789	51,236	45,146

Cash paid
Advances paid		(249)	(229)	(196)	(229)
Borrowing repaid		(1,230)	(7,404)	(415)	(6,007)
Deposits withdrawn		(6)	(5)	(2,657)	(453)
Other financing (including interest bearing liabilities)		—	—	(47,817)	(42,799)
		(1,485)	(7,638)	(51,084)	(49,487)
Net Cash Flows from Financing Activities		190	(6,848)	152	(4,341)

Net increase/(decrease) in Cash and Deposits Held		(35)	(94)	752	(825)
Cash and deposits at the beginning of the financial year		1,104	1,198	1,876	2,701
Cash and Cash Equivalents Held at the End of the Financial Year	23	1,069	1,104	2,628	1,876

KEY FISCAL AGGREGATES
Net Cash from Operating Activities		5,660	4,657	9,011	4,734
Net Cash Flow from Investments in Non-Financial Assets		(4,244)	(3,790)	(6,854)	(6,583)
CASH SURPLUS/(DEFICIT)		1,416	866	2,157	(1,848)

Derivation of ABS GFS Cash Surplus/Deficit
Cash surplus/(deficit)		1,416	866	2,157	(1,848)
Acquisitions under finance leases and similar arrangements		(758)	(341)	(758)	(341)
ABS GFS Cash Surplus/(Deficit) Including Finance Leases and Similar Arrangements		658	525	1,399	(2,190)

This Cash Flow Statement should be read in conjunction with the accompanying notes. Note 2 provides disaggregated information in relation to the components of the net cash flows.

6-06	Audited Consolidated Financial Statements 2016–17 – Queensland Government

Notes to the Financial Statements

Index of Notes

Note	Title	Page
1.	Basis of financial statements preparation	6-08
2.	Disaggregated information	6-14
3.	Taxation revenue	6-21
4.	Grants revenue	6-21
5.	Sales of goods and services	6-21
6.	Interest income	6-22
7.	Dividend and income tax equivalents income	6-22
8.	Other revenue	6-22
9.	Employee expenses	6-22
10.	Other superannuation expenses	6-22
11.	Other operating expenses	6-23
12.	Depreciation and amortisation	6-23
13.	Other interest expense	6-24
14.	Grants expenses	6-24
15.	Gains/(losses) on sale of assets/settlement of liabilities	6-24
16.	Revaluation increments/(decrements) and impairment (losses)/reversals	6-24
17.	Asset write-downs	6-26
18.	Actuarial adjustments to liabilities	6-26
19.	Dividends and tax equivalents treated as capital returns	6-26
20.	Other economic flows - included in operating result - other	6-26
21.	Other economic flows - other movements in equity - revaluations	6-27
22.	Other economic flows - other movements in equity - other	6-27
23.	Cash and deposits	6-27
24.	Receivables and loans	6-27
25.	Securities and shares	6-30
26.	Other investments	6-32
27.	Public private partnerships	6-33
28.	Inventories	6-37
29.	Assets held for sale	6-38
30.	Investment properties	6-38
31.	Restricted assets	6-38
32.	Property, plant and equipment	6-39
33.	Intangibles	6-50
34.	Other non-financial assets	6-52
35.	Payables	6-52
36.	Employee benefit obligations	6-52
37.	Deposits, borrowings and advances, securities and derivatives	6-54
38.	Provisions	6-56
39.	Other liabilities	6-59
40.	Reconciliation of operating result to net cash flows from operating activities	6-59
41.	Expenditure commitments	6-59
42.	Cash and other assets held in trust	6-60
43.	Contingent assets and liabilities	6-60
44.	Post balance date events	6-65
45.	Defeased cross border leases	6-65
46.	Financial risk management disclosure	6-65
47.	Net fair value of financial instruments	6-71
48.	Retirement benefit obligations	6-74
49.	Related parties and Ministerial remuneration	6-78
50.	Controlled entities	6-79
51.	Reconciliation to GFS	6-82
52.	Expenses from transactions by function	6-87
53.	Sector assets by function	6-87
54.	General Government Sector budget to actual comparison	6-88

Audited Consolidated Financial Statements 2016–17 – Queensland Government	6-07

Notes to the Financial Statements

1.	Basis of financial statements preparation

(a)	General information

This financial report is prepared for the Queensland General Government Sector (GGS) and the consolidated Total State Sector (TSS).

The GGS is a component of the TSS. The GGS is determined in accordance with the principles and rules contained in the Australian Bureau of Statistics’ (ABS) Australian System of Government Finance Statistics: Concepts, Sources and Methods 2005 (ABS GFS Manual). According to the ABS GFS Manual, the GGS consists of all government units and non-profit institutions controlled and mainly financed by government. Government units are legal entities established by political processes that have legislative, judicial or executive authority over other units and which provide goods and services to the community or to individuals on a non-market basis and make transfer payments to redistribute income and wealth. Non-profit institutions are created for the purpose of producing or distributing goods and services but are not a source of income, profit or other financial gain for the government. Refer Note 1(c) for further information on sectors.

Unless otherwise stated, references in this report to “the State” include both the GGS and TSS.

(b)	The Government reporting entity

The Queensland Government economic entity (Total State Sector) includes all State Government departments, other General Government entities, Public Non-financial Corporations, Public Financial Corporations and their controlled entities. Refer Note 50 for a full list of controlled entities included in each sector.

Under AASB 1049 Whole of Government and General Government Sector Financial Reporting, the preparation of the GGS financial report does not require full application of AASB 127 Consolidated and Separate Financial Statements and AASB 139 Financial Instruments: Recognition and Measurement. The GGS includes the value of all material assets, liabilities, equity, revenue and expenses of entities controlled by the GGS of Queensland. Assets, liabilities, revenue, expenses and cash flows of government controlled entities that are in the Public Non-financial Corporations Sector (PNFC) and the Public Financial Corporations Sector (PFC) are not separately recognised in the GGS. Instead, the GGS recognises an asset, being the controlling equity investment in those entities and recognises an increment or decrement relating to changes in the carrying amount of that asset, measured in accordance with AASB 1049.

Where control of an entity is obtained during the financial year, its results are included in the Operating Statement from the date control commences. Where control of an entity ceases during a financial year, its results are included for that part of the year during which control existed.

Generally, only those agencies considered material by virtue of the size of their financial transactions and/or resources managed are consolidated for the purposes of this report (refer Note 50 for further details).

In the process of reporting the Government of Queensland as a single economic entity, all material inter-entity and intra-entity transactions and balances have been eliminated to the extent practicable.

The ABS GFS Manual provides the basis upon which GFS information contained in the financial report is prepared. In particular, notes disclosing key fiscal aggregates of net worth, net operating balance, total change in net worth, fiscal balance or net lending/(borrowing) and cash surplus/(deficit), determined using the principles and rules in the ABS GFS Manual are included in the financial report together with a reconciliation of those key fiscal aggregates to the corresponding key fiscal aggregates determined in accordance with AASB 1049 (refer Note 51).

(c)	Sectors

Assets, liabilities, revenue and expenses that are attributed reliably to each sector of the Queensland Government economic entity are disclosed in Note 2. For disclosure purposes, transactions and balances between sectors have not been eliminated but those between entities within each sector have been eliminated. The financial impact of inter-sector transactions and balances is also disclosed in Note 2, under the heading of Consolidation Adjustments.

A brief description of each broad sector of the Government’s activities, determined in accordance with the ABS GFS Manual follows:

General Government Sector (GGS)

The primary function of GGS agencies is to provide public services that:

-	are non-trading in nature and that are for the collective benefit of the community;

-	are largely financed by way of taxes, fees and other compulsory charges; and

-	involve the transfer or redistribution of income.

Public Non-financial Corporations Sector (PNFC Sector)

The primary function of enterprises in the PNFC Sector is to provide goods and services that:

-	are trading, non-regulatory or non-financial in nature; and

-	are financed by way of sales of goods and services to consumers.

6-08	Audited Consolidated Financial Statements 2016–17 – Queensland Government

Notes to the Financial Statements

1.	Basis of financial statements preparation continued

(c)	Sectors continued

Public Financial Corporations Sector (PFC Sector)

The PFC Sector comprises publicly-owned institutions which provide financial services, usually on a commercial basis.

Functions they perform may include:

-	central bank functions;

-	accepting on-call, term or savings deposits;

-	investment fund management;

-	having the authority to incur liabilities and acquire financial assets in the market on their own account; or

-	providing insurance services.

(d)	Compliance with prescribed requirements

This financial report has been prepared in accordance with the Financial Accountability Act 2009. In addition, the financial statements comply with AASB 1049 which requires compliance with all Australian Accounting Standards and Concepts, Interpretations and other authoritative pronouncements, except those identified below.

With respect to compliance with Australian Accounting Standards and Interpretations, the GGS and the TSS have applied those requirements applicable to not-for-profit entities, as the GGS and the TSS are classified as such. It is, however, recognised that the TSS is an aggregation of both for-profit and not-for-profit entities.

Unless otherwise stated, the accounting policies adopted for the reporting period are consistent with those of the previous reporting period. In accordance with AASB 101 Presentation of Financial Statements and AASB 108 Accounting Policies, Changes in Accounting Estimates and Errors, changes to accounting policies are applied retrospectively unless specific transitional provisions apply.

The financial report of the TSS is a general purpose financial report. The financial report of the GGS is included as two separate columns adjacent to the Total State financial information. GGS information is shaded.

The statements have been prepared on an accrual basis that recognises the financial effects of transactions and events when they occur.

AASB 1049 harmonises GFS with Generally Accepted Accounting Principles (GAAP) to the extent that GFS does not conflict with GAAP. This requires the selection of options within the Australian Accounting Standards that harmonise with the ABS GFS Manual.

The purpose of this financial report is to provide users with information about the stewardship by the Government in relation to the GGS and TSS and accountability for the resources entrusted to it, information about the financial performance, position and cash flows of the GGS and TSS and information that facilitates assessments of the macro-economic impact of the Government.

(e)	New and changed accounting standards

No new Australian Accounting Standards effective for the first time in 2016-17 had any material impact on this financial report.

The only Australian Accounting Standard that became effective for not-for-profit public sector entities for the first time in 2016-17 is AASB 124 Related Party Disclosures. This standard requires note disclosures about relationships between a parent entity and its controlled entities, key management personnel (KPM) remuneration expenses and other related party transactions, and does not impact on financial statement line items. The most significant implication of AASB 124 for the State’s financial statements is the disclosures made about remuneration of KMP and significant transactions between the GGS and its related parties. Such transactions include the nature of the related party relationship, as well as information about those transactions’ terms/conditions and amounts, any guarantees given/received, outstanding receivables/payables, commitments, and any receivables where collection has been assessed as being doubtful. Refer to Note 49 for related party disclosure.

The following are the significant new and revised standards that apply in future reporting periods:

AASB 2016-2 Amendments to Australian Accounting Standards - Disclosure Initiative: Amendments to AASB 107 will be effective from reporting periods beginning on or after 1 July 2017. The standard requires entities preparing financial statements in accordance with Tier 1 reporting requirements to provide additional disclosures that enable users of financial statements to evaluate changes in liabilities arising from financing activities. These disclosures will include both cash flows and non-cash changes between the opening and closing balance of the relevant liabilities and be disclosed by way of a reconciliation or roll forward as part of the notes to the Statement of Cash Flows. The measurement of assets, liabilities, income and expenditure in the financial statements will be unaffected.

AASB 9 Financial Instruments and AASB 2014-7 Amendments to Australian Accounting Standards arising from AASB 9 (December 2014) will become effective from the 2017-18 year onwards. The main impacts of these standards on the State are that they will change the requirements for the classification, measurement, impairment and disclosures associated with the State’s financial assets. AASB 9 will introduce different criteria for whether financial assets can be measured at amortised cost or fair value.

Audited Consolidated Financial Statements 2016–17 – Queensland Government	6-09

Notes to the Financial Statements

1.	Basis of financial statements preparation continued

(e)	New and changed accounting standards continued

The State has commenced reviewing the measurement of its financial assets against the new AASB 9 classification and measurement requirements. However, as the classification of financial assets at the date of initial application of AASB 9 will depend on the facts and circumstances existing at that date, the State’s conclusions will not be confirmed until closer to that time.

The potential impact of the new measurement requirements on the State is that certain ‘held-to-maturity’ investments on the Balance Sheet will need to be measured at fair value and will no longer be measured at amortised cost.

AASB 1058 Income of Not-for-Profit Entities and AASB 15 Revenue from Contracts with Customers will be effective from the 2019-20 reporting period. The State has commenced analysing the new revenue recognition requirements under these standards and is yet to form conclusions about significant impacts. Potential future impacts identified at the date of this report are as follows:

-	Grants received to construct non-financial assets controlled by the State may be recognised as a liability, and subsequently recognised progressively as revenue as the State satisfies its obligations under the grant. At present, such grants are recognised as revenue up front.

-	Under the new standards, other grants presently recognised as revenue up front may be eligible to be recognised as revenue progressively as the associated performance obligations are satisfied, but only if the associated performance obligations are enforceable and sufficiently specific.

-	Grants that are not enforceable and/or sufficiently specific will not qualify for deferral, and continue to be recognised as revenue as soon as they are controlled.

-	Depending on the specific contractual terms, the new requirements may potentially result in a change to the timing of revenue from sales of the State’s good and services, such that some revenue may need to be deferred to a later reporting period to the extent that the State has received cash but has not met its associated obligations (such amounts would be reported as an unearned revenue in the meantime). The State is yet to complete its analysis of existing arrangements for sale of its goods and services and the impact, if any, on revenue recognition has not yet been determined.

AASB 1059 Service Concession Arrangements: Grantor was issued in July 2017 and will be effective from the 2019-20 financial year onwards. This standard requires the State (the grantor) to recognise an asset and a corresponding liability for Service Concession Arrangements, also known as Public Private Partnerships (PPP), where certain criteria are met. The State has yet to perform detailed analysis to quantify the impact of AASB 1059. A preliminary assessment of this standard identifies the following potential future impacts:

-	Arrangements where the State grants or has granted the operator a right to charge for third party usage of an asset that provides public services (such as a toll road) or a right to access a revenue-generating asset located on State land, in return for the construction and operation of that asset and return of the asset to the State at the end of the PPP are currently classified as ‘Economic Infrastructure Arrangements’. These arrangements are currently not recognised as assets and liabilities in the State’s Balance Sheet. Under AASB 1059, some of these arrangements will be brought onto the balance asset for the first time, resulting in an increase in assets and liabilities.

-	Arrangements where the State pays the operator to construct and maintain an infrastructure asset (such as a school or hospital building) are currently classified as ‘Social Infrastructure Arrangements’ and are recognised, in most instances, as lease assets and liabilities. Under AASB 1059, the classification of these assets and liabilities may change for some arrangements. Also, the assets and liabilities may need to be recognised earlier, during construction, rather than at the end of construction.

AASB 16 Leases will become effective from the 2019-20 year onwards. AASB 16 requires lessees to recognise a right-of-use asset (representing the right to use the underlying leased asset) and a liability (representing the obligation to make future lease payments) for all leases with a term of more than 12 months, unless the underlying assets are of low value. AASB 16 requirements for lessors remain largely unchanged from AASB 117 Leases. Depending on the specific leases arrangements, the new requirements may potentially result in the majority of what are currently classified as operating leases being reported on the Balance Sheet, hence a significant increase in assets and liabilities for the State. The State is yet to complete its analysis of current arrangements for leases to assess the full range of potential implications.

(f)	Reporting period

The reporting period of the GGS and TSS is the year ended 30 June 2017.

(g)	Presentation

Currency and Rounding

All amounts in these statements are in Australian dollars and have been rounded to the nearest $1 million or where the amount is less than $500,000, to zero, unless otherwise indicated. Accordingly, numbers may not add due to rounding.

Comparative information and Errors

Where applicable, comparatives have been restated, to be consistent with changes in presentation for the current reporting period. The impact of any prior year adjustments on net worth is noted in the Statement of Changes in Equity.

6-10	Audited Consolidated Financial Statements 2016–17 – Queensland Government

Notes to the Financial Statements

1.	Basis of financial statements preparation continued

(g)	Presentation continued

Comparative information and Errors continued

AASB 108 Accounting Policies, Changes in Accounting Estimates and Errors requires that material prior period errors be corrected retrospectively by either restating comparative amounts if the errors occurred in the prior year; or restating the opening balances of assets, liabilities and equity of the prior year where the error occurred before the prior year.

Foreign currency

Foreign currency transactions are translated into Australian dollars at the rate of exchange prevailing at the date of the transaction. Amounts payable and receivable in foreign currencies at balance date are translated to Australian dollars at rates of exchange current at 30 June 2017.

Translation differences relating to amounts payable and receivable in foreign currencies are brought to account as exchange gains or losses in other economic flows in the operating result, except when deferred in equity as qualifying cash flow hedges and net investment hedges.

Translation differences on non-monetary assets and liabilities such as equities held at fair value through profit or loss are recognised in other economic flows in the operating result as part of the fair value gain or loss. Translation differences on non-monetary assets such as equities classified as available-for-sale financial assets are included in the fair value reserve in equity.

Translation differences relating to borrowings are accounted for as exchange gains or losses in other economic flows in the operating result.

(h)	Basis of measurement

These financial statements use historical cost accounting principles as the measurement basis unless otherwise stated in the report. Other significant valuation methodologies used include:

Financial assets

-	receivables and loans (except onlendings) are measured at amortised cost;

-	held-to-maturity investments are measured at amortised cost;

-	available-for-sale investments are measured at fair value;

-	other financial assets, including onlendings by QTC, securities and derivatives, are recorded at fair value through profit or loss;

Financial liabilities

-	payables are measured at amortised cost;

-	finance lease liabilities, advances, interest bearing deposits and GGS loans from QTC are measured at amortised cost;

-	other financial liabilities, including securities and derivatives, are recorded at fair value through profit or loss;

Non-financial assets

-	inventories (other than those held for distribution) are valued at the lower of cost and net realisable value under AASB 102 Inventories.

-	land, buildings, infrastructure, major plant and equipment and heritage and cultural assets are valued at fair value. Other classes of assets are valued at cost, which approximates fair value; and

Non-financial liabilities

-	provisions in relation to superannuation, WorkCover, National Injury Insurance Scheme Queensland, motor vehicle accidents, Queensland Government Insurance Fund and the Queensland Government Long Service Leave Central Scheme are based on actuarial valuations, measured at the present value of the estimate of the expenditure required to settle the present obligation at the reporting date.

(i)	Business combinations

Business combinations are recognised in accordance with AASB 3 Business Combinations and accounted for using the acquisition method, regardless of whether equity instruments or other assets and liabilities are acquired.

Cost is measured as the fair value of the assets given or liabilities incurred or assumed at the date of exchange plus costs directly attributable to the acquisition.

Identifiable assets acquired and liabilities and contingent liabilities assumed in a business combination are measured initially at their fair value at the acquisition date, irrespective of the extent of any minority interest. The excess of cost of acquisition over the fair value of the State’s share of the identifiable net assets acquired is recorded as goodwill. If the cost of acquisition is less than the State’s share of the fair value of the identifiable net assets of the subsidiary acquired, the difference is recognised directly in other economic flows in the operating result but only after a reassessment of the identification and measurement of the net assets acquired.

Audited Consolidated Financial Statements 2016–17 – Queensland Government	6-11

Notes to the Financial Statements

1.	Basis of financial statements preparation continued

(j)	Commonwealth taxation

The Government is exempt from Commonwealth taxation except for Fringe Benefits Tax and Goods and Services Tax (GST).

Revenue, expenses and assets are recognised net of GST, except where the amount of GST incurred is not recoverable from the Australian Taxation Office (ATO). In these circumstances, the GST is recognised as part of the acquisition cost of the asset or as part of the item of expense.

Receivables and payables include GST. The amounts of GST receivable from, or payable to, the ATO are included as a current asset or liability in the Balance Sheet.

Cash flows are included in the Cash Flow Statement on a gross basis. The GST components of cash flows arising from investing and financing activities which are recoverable from, or payable to, the ATO are classified as operating cash flows.

(k)	Classification

AASB 1049 requires the Operating Statement to include all items of revenue and expenses recognised in a period. All amounts relating to an item included in the determination of comprehensive result (total change in net worth) are classified as transactions or other economic flows in a manner that is consistent with the ABS GFS Manual. Key technical terms from the ABS GFS Manual that are used in this financial report are outlined in Notes 1(c) and 1(l).

Transactions are interactions between two units by mutual agreement or an action within a unit that is analytically useful to treat as a transaction. Other economic flows are changes in the volume or value of an asset or liability that do not result from transactions (e.g. revaluations and other changes in the volume of assets).

Where application of accounting standards results in a variance to GFS, a reconciliation to GFS is provided in Note 51.

(l)	Key GFS technical terms

ABS GFS Manual

The ABS GFS Manual refers to the ABS publication Australian System of Government Finance Statistics: Concepts, Sources and Methods 2005 as updated from time to time. On 23 December 2015, the ABS issued GFSM 2015 which will apply to these financial statements for 2017-18 onwards. The main impact of the changes is the conversion of Government Purpose Classifications (GPCs) to the Classification of Functions of Government - Australia (CoFOG-A) which affects Notes 52 and 53. No other material changes to the financial statements are expected.

Cash surplus/(deficit)

The cash surplus/(deficit) is calculated as net cash flows from operating activities plus net cash flows from acquisition and disposal of non-financial assets less distributions paid. GFS cash surplus/(deficit) also deducts the value of assets acquired under finance leases and similar arrangements.

Convergence differences

Convergence differences are differences between the amounts recognised in the financial statements compared with the amounts determined for GFS purposes as a result of differences in definition, recognition, measurement and classification principles and rules.

Comprehensive result - total change in net worth before transactions with owners as owners

This is the net result of all items of revenue and expenses recognised for the period. It is the aggregate of operating result and other movements in equity, other than transactions with owners as owners.

Financial asset

A financial asset is any asset that is:

-	cash;

-	an equity instrument of another entity;

-	a contractual right:

(i)	to receive cash or another financial asset from another entity; or

(ii)	to exchange financial assets or financial liabilities with another entity under conditions that are potentially favourable to the entity; or

6-12	Audited Consolidated Financial Statements 2016–17 – Queensland Government

Notes to the Financial Statements

1.	Basis of financial statements preparation continued

(l)	Key GFS technical terms continued

Financial asset continued

-	a contract that will or may be settled in the entity’s own equity instruments and is:

(i)	a non-derivative for which the entity is or may be obliged to receive a variable number of the entity’s own equity instruments; or

(ii)	a derivative that will or may be settled other than by the exchange of a fixed amount of cash or another financial asset for a fixed number of the entity’s own equity instruments. For this purpose, the entity’s own equity instruments do not include instruments that are themselves contracts for the future receipt or delivery of the entity’s own equity instruments.

Key fiscal aggregates

Key fiscal aggregates are referred to as analytical balances in the ABS GFS Manual. These are data identified in the ABS GFS Manual as useful for macro-economic analysis purposes, including assessing the impact of a government on the economy. They are opening net worth, net operating balance (which equals change in net worth due to transactions), fiscal balance, change in net worth due to revaluations and changes in the volume of assets, total change in net worth, closing net worth and cash surplus/(deficit).

Net debt

Net debt equals (deposit liabilities held plus advances and borrowing liabilities) less (cash and deposits, plus investments and loans plus asset advances outstanding). It is based on the definition in the ABS GFS Manual.

Fiscal balance

Also known as Net lending/(borrowing), this measures the financing requirements of government, and is calculated as the net operating balance, less the net acquisition of non-financial assets. A positive result reflects a fiscal surplus (net lending position) and a negative result reflects a fiscal deficit (net borrowing position), based on the definition in the ABS GFS Manual.

Net operating balance

This is calculated as income from transactions minus expenses from transactions, based on the definition in the ABS GFS Manual.

Net worth

For the GGS, net worth is the result of assets less liabilities and shares/contributed capital. For the State, net worth is assets less liabilities since shares and contributed capital is zero. It is an economic measure of wealth and reflects the contribution of governments to the wealth of Australia.

Non-profit institution

A non-profit institution is a legal or social entity that is created for the purpose of producing or distributing goods and services but is not permitted to be a source of income, profit or other financial gain for the units that establish, control or finance it.

Non-financial asset

These are all assets that are not ‘financial assets’.

Operating result

Operating result is a measure of financial performance of the operations of the State for the period. It is the net result of items of revenue, gains and expenses (including losses) recognised for the period, excluding those that are classified as other movements in equity.

Other economic flows

Changes in the volume or value of an asset or liability that do not result from transactions (e.g. revaluations and other changes in the volume of assets) are other economic flows.

Audited Consolidated Financial Statements 2016–17 – Queensland Government	6-13

Notes to the Financial Statements

2.	Disaggregated information

Operating Statement

		General Government*		Public Non-financial Corporations*		Public Financial Corporations*		Consolidation Adjustments		Consolidated
		2017	2016	2017	2016	2017	2016	2017	2016	2017	2016
		$M	$M	$M	$M	$M	$M	$M	$M	$M	$M
	Continuing Operations Revenue from Transactions

	Taxation revenue	12,919	12,547	—	—	—	—	(239)	(321)	12,680	12,226
	Grants revenue	27,383	23,740	1,491	700	—	—	(1,551)	(694)	27,324	23,746
	Sales of goods and services	5,642	5,712	12,712	10,777	2,097	1,702	(2,096)	(2,079)	18,355	16,113
	Interest income	2,336	2,543	45	62	4,666	5,060	(5,514)	(6,100)	1,533	1,565
	Dividend and income tax equivalents income	2,690	2,661	15	14	—	—	(2,686)	(2,656)	20	20
	Other revenue	5,222	3,577	381	310	87	98	(13)	(10)	5,677	3,974

	Continuing Operations Total Revenue from Transactions	56,194	50,780	14,644	11,864	6,849	6,860	(12,099)	(11,860)	65,587	57,644

Less	Continuing Operations Expenses from Transactions

	Employee expenses	21,258	20,045	1,654	1,625	267	270	(336)	(307)	22,843	21,632
	Superannuation expenses Superannuation interest cost	514	767	(4)	(12)	—	—	—	—	510	755
	Other superannuation expenses	2,661	2,507	241	201	19	17	—	—	2,921	2,726
	Other operating expenses	15,582	14,811	4,286	3,400	1,787	1,555	(1,839)	(1,846)	19,816	17,920
	Depreciation and amortisation	3,068	2,921	2,382	2,346	43	51	—	—	5,493	5,318
	Other interest expense	1,722	2,220	2,030	1,885	5,870	6,094	(5,683)	(6,351)	3,940	3,847
	Grants expenses	8,568	6,841	791	15	92	77	(1,551)	(694)	7,900	6,240
	Other property expenses	—	—	849	803	154	53	(1,003)	(856)	—	—

	Continuing Operations Total Expenses from Transactions	53,373	50,112	12,229	10,264	8,232	8,118	(10,411)	(10,054)	63,423	58,439

Equals	Net Operating Balance	2,821	668	2,415	1,600	(1,383)	(1,258)	(1,688)	(1,806)	2,165	(795)

* See Note 1(c) for explanation of sectors.

6-14	Audited Consolidated Financial Statements 2016–17 – Queensland Government

Notes to the Financial Statements

2.	Disaggregated information continued

	General Government*		Public Non-financial Corporations*		Public Financial Corporations*		Consolidation Adjustments		Consolidated
	2017	2016	2017	2016	2017	2016	2017	2016	2017	2016
	$M	$M	$M	$M	$M	$M	$M	$M	$M	$M
Continuing Operations Other Economic Flows Included in Operating Result
Gain/(loss) on sale of assets /settlement of liabilities	12	3	(312)	(4)	150	(1,274)	—	—	(150)	(1,275)
Revaluation increments/(decrements) and impairment (losses)/reversals	46	17	204	(239)	422	(103)	—	—	672	(325)
Asset write-downs	(135)	(101)	(48)	(33)	(5)	(10)	—	—	(189)	(144)
Actuarial adjustments to liabilities	24	(49)	—	—	—	—	—	—	24	(49)
Deferred income tax equivalents	70	(187)	(30)	147	(40)	39	—	—	—	—
Dividends and tax equivalents treated as capital returns	660	595	—	—	—	—	(660)	(595)	—	—
Other	(296)	(3)	11	(38)	1,513	1,767	3,545	(3,261)	4,773	(1,535)

Continuing Operations Total Other Economic Flows Included in Operating Result	381	276	(176)	(167)	2,040	420	2,885	(3,856)	5,130	(3,327)

Continuing Operations Operating Result	3,202	943	2,239	1,434	657	(838)	1,197	(5,662)	7,294	(4,122)

Other Economic Flows Other Movements in Equity
Adjustments to opening balances	—	(193)	—	12	—	—	—	25	—	(156)
Revaluations	3,636	15,416	206	(503)	5	(1)	(759)	2,274	3,088	17,185
Other	(1)	(1)	—	(2)	—	—	—	—	(1)	(3)
Total Other Economic Flows Other Movements in Equity	3,635	15,222	206	(493)	5	(1)	(759)	2,299	3,088	17,026

Comprehensive Result	6,837	16,165	2,445	941	662	(839)	438	(3,363)	10,382	12,904

* See Note 1(c) for explanation of sectors.

Audited Consolidated Financial Statements 2016–17 – Queensland Government	6-15

Notes to the Financial Statements

2.	Disaggregated information continued

			General Government*		Public Non-financial Corporations*		Public Financial Corporations*		Consolidation Adjustments		Consolidated
			2017	2016	2017	2016	2017	2016	2017	2016	2017	2016
			$M	$M	$M	$M	$M	$M	$M	$M	$M	$M
	Transactions With Owners In Their Capacity as Owners
	Ordinary dividends provided or paid		—	—	(1,647)	(1,696)	(41)	(109)	1,688	1,806	—	—
	Dividends treated as capital returns paid or provided		—	—	(160)	(595)	(500)	—	660	595	—	—
	Equity injections/(withdrawals)		—	—	(100)	(782)	603	—	(503)	782	—	—
	Total Transactions With Owners In Their Capacity as Owners		—	—	(1,906)	(3,073)	61	(109)	1,845	3,183	—	—

	Total Change In Net Worth		6,837	16,165	538	(2,133)	723	(948)	2,283	(180)	10,382	12,904

	KEY FISCAL AGGREGATES

	Net Operating Balance		2,821	668	2,415	1,600	(1,383)	(1,258)	(1,688)	(1,806)	2,165	(795)

Less	Net Acquisition/(Disposal) of Non-Financial Assets
	Purchases of non-financial assets		4,634	4,044	2,708	2,773	57	30	(36)	34	7,362	6,882
	Less	Sales of non-financial assets	389	254	71	45	48	7	—	(6)	508	299
	Less	Depreciation	3,068	2,921	2,382	2,346	43	51	—	—	5,493	5,318
	Plus	Change in inventories	5	(37)	4	(35)	—	—	—	—	10	(72)
	Plus	Other movement in non-financial assets	1,103	331	68	75	—	—	—	—	1,171	406
	Equals	Total Net Acquisition/(Disposal) of Non-Financial Assets	2,285	1,164	327	422	(34)	(28)	(36)	40	2,542	1,599

	Equals	Fiscal Balance	536	(497)	2,088	1,179	(1,349)	(1,230)	(1,652)	(1,846)	(377)	(2,394)

* See Note 1(c) for explanation of sectors.

6-16	Audited Consolidated Financial Statements 2016–17 – Queensland Government

Notes to the Financial Statements

2.	Disaggregated information continued

Balance Sheet

	General Government*		Public Non-financial Corporations*		Public Financial Corporations*		Consolidation Adjustments		Consolidated
	2017	2016	2017	2016	2017	2016	2017	2016	2017	2016
	$M	$M	$M	$M	$M	$M	$M	$M	$M	$M
Assets
Financial Assets

Cash and deposits	1,069	1,104	1,464	1,542	2,257	1,334	(2,162)	(2,104)	2,628	1,876
Receivables and loans
Receivables	4,926	4,283	1,581	1,559	372	311	(2,582)	(2,136)	4,298	4,017
Advances paid	678	632	1,370	33	—	—	(1,353)	(8)	695	657
Loans paid	87	90	108	110	85,113	90,833	(75,382)	(80,980)	9,926	10,054
Securities other than shares	33,546	33,523	640	420	56,732	52,035	(30,799)	(30,385)	60,119	55,593
Shares and other equity investments
Investments in public sector entities	21,866	20,605	—	—	—	—	(21,866)	(20,605)	—	—
Investments in other entities	8	8	301	267	—	—	—	—	309	274
Investments accounted for using equity method	146	150	—	—	—	—	—	—	147	150
Total Financial Assets	62,327	60,395	5,465	3,931	144,474	144,514	(134,145)	(136,218)	78,121	72,621

Non-Financial Assets

Inventories	509	507	648	654	—	—	—	—	1,157	1,161
Assets held for sale	122	123	7	7	—	—	—	—	129	130
Investment properties	366	341	310	319	—	—	—	—	675	661
Property, plant and equipment	198,902	195,104	59,955	58,986	163	194	—	—	259,019	254,283
Intangibles	763	714	615	607	35	31	—	—	1,413	1,352
Deferred tax assets	6,213	5,911	749	749	45	43	(7,007)	(6,704)	—	—
Other non-financial assets	679	344	326	318	12	9	(82)	(79)	934	591
Total Non-Financial Assets	207,553	203,045	62,610	61,639	254	277	(7,089)	(6,784)	263,327	258,177

Total Assets	269,879	263,439	68,075	65,570	144,728	144,790	(141,234)	(143,002)	341,449	330,799

* See Note 1(c) for explanation of sectors.

Audited Consolidated Financial Statements 2016–17 – Queensland Government	6-17

Notes to the Financial Statements

2.	Disaggregated information continued

	General Government*		Public Non-financial Corporations*		Public Financial Corporations*		Consolidation Adjustments		Consolidated
	2017	2016	2017	2016	2017	2016	2017	2016	2017	2016
	$M	$M	$M	$M	$M	$M	$M	$M	$M	$M
Liabilities

Payables	4,372	3,574	3,411	2,776	737	210	(2,562)	(2,093)	5,958	4,467
Employee benefit obligations
Superannuation liability	26,123	27,360	(332)	(171)	—	—	—	—	25,791	27,189
Other employee benefits	5,608	5,219	761	777	111	109	—	—	6,481	6,106
Deposits held	3	3	17	20	7,182	6,834	(2,162)	(2,104)	5,040	4,753
Borrowings and advances
Advances received	1,831	514	7	8	—	—	(1,353)	(8)	486	514
Borrowings	33,240	35,486	37,748	36,990	334	294	(69,106)	(71,160)	2,216	1,610
Securities and derivatives	19	—	896	446	129,103	131,285	(30,799)	(30,385)	99,219	101,346
Deferred tax liabilities	794	792	6,152	5,894	60	17	(7,006)	(6,703)	—	—
Provisions	1,922	1,601	825	789	3,181	2,723	(24)	(47)	5,904	5,064
Other liabilities	1,031	792	714	705	27	50	(79)	(76)	1,694	1,471

Total Liabilities	74,943	75,341	50,200	48,234	140,736	141,521	(113,091)	(112,576)	152,788	152,520

Net Assets	194,936	188,099	17,875	17,336	3,993	3,269	(28,143)	(30,425)	188,661	178,279

Net Worth

Contributed equity	—	—	7,703	7,803	640	37	(8,343)	(7,840)	—	—
Accumulated surplus/(deficit)	87,680	83,338	(170)	(738)	1,834	2,062	(6,377)	(9,922)	82,966	74,740
Reserves	107,257	104,761	10,342	10,271	1,519	1,170	(13,422)	(12,664)	105,695	103,539

Total Net Worth	194,936	188,099	17,875	17,336	3,993	3,269	(28,142)	(30,425)	188,661	178,279

KEY FISCAL AGGREGATES

Net Financial Worth	(12,617)	(14,946)	(44,735)	(44,304)	3,738	2,993	(21,054)	(23,642)	(74,666)	(79,898)
Net Financial Liabilities	34,483	35,551	N/A	N/A	N/A	N/A	N/A	N/A	74,666	79,898
Net Debt	(287)	653	35,087	35,359	(7,482)	(5,790)	6,276	9,820	33,594	40,042

* See Note 1(c) for explanation of sectors.

6-18	Audited Consolidated Financial Statements 2016–17 – Queensland Government

Notes to the Financial Statements

2.	Disaggregated information continued

Cash Flow Statement
	General Government*		Public Non-financial Corporations*		Public Financial Corporations*		Consolidation Adjustments		Consolidated
	2017	2016	2017	2016	2017	2016	2017	2016	2017	2016
	$M	$M	$M	$M	$M	$M	$M	$M	$M	$M
Cash Flows from Operating Activities
Cash received
Taxes received	12,940	12,588	—	—	—	—	(263)	(326)	12,677	12,262
Grants and subsidies received	27,233	23,891	1,451	689	—	—	(1,516)	(713)	27,168	23,867
Sales of goods and services	6,034	5,858	14,187	11,923	2,270	1,812	(2,135)	(2,037)	20,356	17,556
Interest receipts	2,337	2,536	44	62	4,570	4,940	(5,560)	(5,975)	1,391	1,564
Dividends and income tax equivalents	1,929	3,754	15	14	—	—	(1,924)	(3,748)	20	20
Other receipts	6,500	4,384	335	217	52	99	(15)	(10)	6,872	4,690
	56,973	53,010	16,032	12,906	6,893	6,851	(11,415)	(12,808)	68,483	59,958
Cash paid
Payments for employees	(24,278)	(22,830)	(1,874)	(1,776)	(284)	(279)	335	307	(26,101)	(24,578)
Payments for goods and services	(16,805)	(16,250)	(5,144)	(3,791)	(202)	(77)	1,835	1,845	(20,315)	(18,273)
Grants and subsidies paid	(8,277)	(6,764)	(19)	(14)	(92)	(77)	1,517	715	(6,871)	(6,140)
Interest paid	(1,700)	(2,223)	(2,054)	(1,829)	(5,880)	(6,083)	5,756	6,230	(3,879)	(3,905)
Other payments	(253)	(286)	(1,724)	(1,558)	(1,415)	(1,476)	1,086	992	(2,306)	(2,328)
	(51,313)	(48,353)	(10,815)	(8,967)	(7,872)	(7,993)	10,528	10,089	(59,472)	(55,224)

Net Cash Flows from Operating Activities	5,660	4,657	5,217	3,939	(980)	(1,142)	(887)	(2,719)	9,011	4,734

Cash Flows from Investing Activities
Non-Financial Assets
Purchases of non-financial assets	(4,634)	(4,044)	(2,708)	(2,773)	(57)	(30)	36	(34)	(7,362)	(6,882)
Sales of non-financial assets	389	254	71	45	48	7	—	(6)	508	299
	(4,244)	(3,790)	(2,637)	(2,729)	(9)	(23)	36	(40)	(6,854)	(6,583)

Financial Assets (Policy Purposes)	975	3,348	(755)	(3,331)	—	—	(244)	(20)	(24)	(2)

Financial Assets (Liquidity Purposes)	(2,615)	2,540	116	20	553	5,479	414	(2,671)	(1,532)	5,367

Net Cash Flows from Investing Activities	(5,884)	2,097	(3,276)	(6,040)	544	5,456	205	(2,732)	(8,411)	(1,218)

* See Note 1(c) for explanation of sectors.

Audited Consolidated Financial Statements 2016–17 – Queensland Government	6-19

Notes to the Financial Statements

2.	Disaggregated information continued

	General Government*		Public Non-financial Corporations*		Public Financial Corporations*		Consolidation Adjustments		Consolidated
	2017	2016	2017	2016	2017	2016	2017	2016	2017	2016
	$M	$M	$M	$M	$M	$M	$M	$M	$M	$M
Cash flows from Financing Activities
Advances received (net)	1,294	(111)	(1,346)	(1)	—	—	—	—	(52)	(112)
Proceeds of borrowing (net)	(1,118)	(6,738)	768	4,461	13	2,337	1	(7)	(336)	53
Dividends paid (net)	—	—	(747)	(2,669)	(109)	(97)	856	2,767	—	—
Deposits received (net)	14	1	(3)	(7)	349	(889)	(58)	563	302	(332)
Other financing (net)	—	—	(692)	(143)	1,106	(6,499)	(176)	2,691	238	(3,951)
Net Cash Flows from Financing Activities	190	(6,848)	(2,020)	1,642	1,359	(5,149)	623	6,014	152	(4,341)

Net increase/(decreased) in Cash Held	(35)	(94)	(79)	(458)	924	(835)	(58)	563	752	(825)
Cash at the beginning of the financial year	1,104	1,198	1,542	2,001	1,334	2,169	(2,104)	(2,667)	1,876	2,701
Cash and Cash Equivalents Held at the End of the Financial Year	1,069	1,104	1,464	1,542	2,257	1,334	(2,162)	(2,104)	2,628	1,876

KEY FISCAL AGGREGATES
Net Cash from Operating Activities	5,660	4,657	5,217	3,939	(980)	(1,142)	(887)	(2,719)	9,011	4,734
Net Cash Flow from Investments in Non-Financial Assets	(4,244)	(3,790)	(2,637)	(2,729)	(9)	(23)	36	(40)	(6,854)	(6,583)
Dividends Paid	—	—	(747)	(2,669)	(109)	(97)	857	2,767	—	—
CASH SURPLUS/(DEFICIT)	1,416	866	1,834	(1,459)	(1,099)	(1,263)	6	8	2,157	(1,848)

* See Note 1(c) for explanation of sectors.

6-20	Audited Consolidated Financial Statements 2016–17 – Queensland Government

Notes to the Financial Statements

		General Government Sector		Total State Sector
		2017	2016	2017	2016
		$M	$M	$M	$M
3.	Taxation revenue

	Stamp Duties
	Transfer	3,278	3,005	3,278	3,005
	Motor vehicles	514	504	514	504
	Insurance	854	816	854	816
	Other duties	37	20	37	20
		4,684	4,344	4,684	4,344

	Payroll tax	3,695	3,712	3,587	3,610
	Vehicle registration fees	1,681	1,633	1,681	1,633
	Gaming taxes and levies	1,127	1,138	1,127	1,138
	Land tax	1,082	1,010	1,065	993
	Fire levy	484	457	484	457
	Guarantee fees	115	201	—	—
	Other taxes	52	51	52	51
		12,919	12,547	12,680	12,226

	Taxation revenue is recognised when one or more of the following events are satisfied:
	- the underlying transaction or event which gives rise to the right to collect the revenue occurs and can be measured reliably;
	- the assessment is raised by the self-assessor (a person who lodges transactions online); and/or
	- the assessment is issued as a result of Commissioner-assessed transactions or following compliance activities such as reviews and audits.

4.	Grants revenue

	Commonwealth
	General purpose payments
	GST revenue grants	13,939	13,122	13,939	13,122
	Other general purpose payments	27	19	40	21
	Specific purpose payments	6,699	5,980	6,691	5,983
	National partnership payments	3,229	1,838	3,229	1,838
	Grants for on-passing to non-Queensland Government entities	3,084	2,465	3,084	2,465
		26,977	23,425	26,982	23,430

	Other
	Other grants	178	164	88	118
	Industry/community contributions	228	151	254	198
		406	315	342	316
		27,383	23,740	27,324	23,746

Commonwealth and other grants are recognised as revenue when the State obtains control over the grant, usually upon receipt. Where the grant is of a reciprocal nature, revenue is recognised as and when the obligation is fulfilled.

5.	Sales of goods and services

	User charges
	Sale of goods and services	3,684	3,786	15,961	14,008
	Rental income	533	545	671	705
		4,217	4,331	16,632	14,712

	Fees
	Transport and other licences and permits	739	709	737	708
	Other regulatory fees	686	672	985	693
		1,425	1,381	1,723	1,400
		5,642	5,712	18,355	16,113

	To the extent practicable, revenue from the sale of goods and services, fines and regulatory fees is recognised when the transactions or events giving rise to the revenue occur.

	When revenue has been received in advance for services or works still to be completed at balance date, this revenue is considered to be unearned and is reported in other liabilities (refer Note 39).

Audited Consolidated Financial Statements 2016–17 – Queensland Government	6-21

Notes to the Financial Statements

		General Government Sector		Total State Sector
		2017	2016	2017	2016
		$M	$M	$M	$M
6.	Interest income
	Interest on fixed rate notes	2,066	2,246	—	—
	Other interest	271	297	1,533	1,565
		2,336	2,543	1,533	1,565

	Interest revenue from financial assets other than those at fair value through profit and loss totalled:	2,227	2,505	163	148

7.	Dividend and income tax equivalents income

	Dividends	1,693	1,811	20	20
	Income tax equivalents	997	851	—	—
		2,690	2,661	20	20

For the GGS, dividends from PNFC and PFC sector entities are recorded as revenue from transactions where the dividends are declared out of current profits. Dividends paid out of prior accumulated profits and reserves or from the sale of businesses represent a return of Government’s initial equity investment under ABS GFS principles and are disclosed as other economic flows (refer Note 19).

	Dividends from the PNFC and PFC sectors are eliminated in the TSS.

8.	Other revenue

	Royalties	3,874	2,122	3,874	2,122
	Land rents	127	162	127	163
	Donations, gifts and services received at below fair value	100	94	100	94
	Contributed assets	435	352	503	427
	Fines	375	514	375	514
	Other	312	333	697	654
		5,222	3,577	5,677	3,974

	Royalties are recognised when one or more of the following events are satisfied:
	- the underlying transaction or event which gives rise to the right to collect the revenue occurs and can be measured reliably;
	- the assessment is raised by the self-assessor (a person who lodges transactions online); and/or
	- the assessment is issued as a result of Commissioner-assessed transactions or following compliance activities such as reviews and audits.

Assets received at below fair value, including those received free of charge and that can be measured reliably, are recognised as revenue at their fair value when control over the assets is obtained, normally either on receipt of the assets or on notification that the assets have been secured.

9.	Employee expenses

	Salaries and wages	18,646	17,476	20,176	19,035
	Annual leave	1,724	1,669	1,863	1,806
	Long service leave	470	463	515	527
	Workers’ compensation	223	203	11	3
	Other employee related expenses	194	233	278	261
		21,258	20,045	22,843	21,632

10.	Other superannuation expenses
	(refer Note 48 for additional disclosures)

	Accumulation contribution	1,709	1,562	1,931	1,742
	Defined benefit service cost	952	946	990	984
		2,661	2,507	2,921	2,726

6-22	Audited Consolidated Financial Statements 2016–17 – Queensland Government

Notes to the Financial Statements

		General Government Sector		Total State Sector
		2017	2016	2017	2016
		$M	$M	$M	$M
11.	Other operating expenses

	Supplies and services	12,965	12,452	17,120	15,714
	Transport service contract	1,581	1,570	—	—
	Workcover Qld and other claims	134	122	1,780	1,539
	Other expenses	901	667	916	667
		15,582	14,811	19,816	17,920

	Audit fees charged by the Queensland Audit Office to entities included in these financial statements amounted to:	14	15	20	20

12.	Depreciation and amortisation

	Depreciation and amortisation expenses for the financial year were charged in respect of:
	Buildings	1,360	1,328	1,475	1,436
	Infrastructure	918	833	2,745	2,605
	Plant and equipment	537	525	872	856
	Major plant and equipment	21	21	83	90
	Heritage and cultural assets	30	29	30	29
	Leased plant and equipment	68	54	68	100
	Software development	133	132	244	232
	Capitalised depreciation expense	—	—	(23)	(29)
		3,068	2,921	5,493	5,318

A number of assets held by the State have been determined to have indefinite useful lives and are therefore not depreciated. Such assets include land, certain formation earthworks under roads, the Reference Collection of the Library Board of Queensland, the Art Collection and Library Heritage Collection held by the Queensland Art Gallery Board of Trustees, the State Collection and Library Heritage Collection of the Board of the Queensland Museum and certain other heritage and cultural assets that are subject to preservation requirements to maintain these assets in perpetuity.

Other non-financial assets are depreciated or amortised on a straight-line basis from their date of acquisition (or in respect of internally constructed assets, from the time the asset is completed and held ready for use) and based on their estimated useful lives to the agency.

Where assets have separately identifiable components that are subject to regular replacement, these components are assigned useful lives distinct from the asset to which they relate and are depreciated accordingly. Any expenditure which increases the originally assessed capacity or service potential of an asset is capitalised and the new depreciable value is depreciated over the remaining useful life of the asset.

Leasehold improvements are amortised over the estimated useful lives of the improvements or the unexpired period of the lease, whichever is shorter. The unexpired period of the lease includes any option period where exercise of the option is reasonably certain.

Capital work in progress is not depreciated until it reaches service delivery capacity.

Major spares purchased specifically for particular assets are capitalised and depreciated on the same basis as the asset to which they relate.

Estimated useful lives, residual values and depreciation methods are reviewed at the end of each annual reporting period.

Reference should be made to individual agency reports for details of depreciation and amortisation methodologies. The following provides an indication of the estimated useful lives of the different non-financial asset classes held by the State:

Asset class	Useful life
Property, plant and equipment
Buildings	1 - 167 years
Plant and equipment	1 - 100 years
Infrastructure assets	up to 200 years
Heritage and cultural assets	1 - indefinite

Intangibles
Computer software	1 - 28 years
Other intangibles (including intellectual property, licences and access rights)	1 - 150 years

Audited Consolidated Financial Statements 2016–17 – Queensland Government	6-23

Notes to the Financial Statements

		General Government Sector		Total State Sector
		2017	2016	2017	2016
		$M	$M	$M	$M
13.	Other interest expense

	Interest	1,608	2,114	3,828	3,737
	Finance charges relating to finance leases	88	79	90	81
	Other	25	27	22	29
		1,722	2,220	3,940	3,847

	Interest and other finance charges are recognised as expenses in the period in which they are incurred.

	Interest expense on financial liabilities other than those at fair value through profit and loss amounts to:	1,722	2,220	179	173

14.	Grants expenses

	Grants - recurrent	6,372	4,696	6,348	4,674
	Grants - capital	1,222	1,329	1,192	1,304
	Grants to first home owners	158	95	158	95
	Personal benefit payments	202	166	202	166
	Community service obligations	615	555	—	—
		8,568	6,841	7,900	6,240

15.	Gains/(losses) on sale of assets/settlement of liabilities

	Gains/(losses) on sale of financial assets/liabilities
	Gains/(losses) on sale of available-for-sale financial assets	1	1	1	—
	Gains/(losses) on sale of derivatives	—	—	(216)	(723)
	Gains/(losses) on sale of other investments/settlement of liabilities	—	—	78	(551)

	Gains/(losses) on sale of non-financial assets
	Gains/(losses) on sale of investment property	—	(1)	—	(2)
	Gains/(losses) on sale of non-financial assets	11	4	(13)	1
		12	3	(150)	(1,275)

16.	Revaluation increments/(decrements) and impairment (losses)/reversals

	Revaluation increments/(decrements) of financial assets
	Revaluation increments/(decrements) - derivatives	—	(2)	479	(79)
	Revaluation increments/(decrements) - other investments	14	2	(49)	14
		14	—	430	(66)
	Revaluation increments/(decrements) of non-financial assets
	Revaluation increments/(decrements) - investment property	6	6	15	(1)
	Revaluation increments/(decrements) - other non-current assets	—	18	(1)	(119)
		7	24	14	(120)
	Revaluation increments/(decrements) - environmental certificates/obligations	—	—	(13)	(8)

	Revaluation increments/(decrements) - self generating and regenerating assets	4	5	4	5

	Impairment (losses)/reversals
	Impairment (losses)/reversals - receivables and loans	21	5	20	(11)
	Impairment (losses)/reversals - non-financial assets	—	—	217	(107)
	Impairment (losses)/reversals - intangible assets	—	(17)	—	(17)
		21	(12)	237	(136)
		46	17	672	(325)

At each reporting date, an assessment is undertaken as to whether there are any indications that an asset is impaired. An impairment loss is recognised when an asset’s carrying amount exceeds its recoverable amount. The recoverable amount of the impaired asset is determined as the higher of the asset’s fair value less costs to sell and value in use. Value in use is based on discounted cash flows using a risk adjusted discount rate where assets are held primarily for the generation of cash flows or otherwise, depreciated replacement cost.

6-24	Audited Consolidated Financial Statements 2016–17 – Queensland Government

Notes to the Financial Statements

16.	Revaluation increments/(decrements) and impairment (losses)/reversals continued

The carrying values of assets that have previously been impaired are assessed annually to determine if there has been a reversal in impairment. Where this exists, the impairment is reversed only to the extent that the re-assessed value does not exceed the original carrying value net of the depreciation and amortisation. Impairment on goodwill is not reversed.

Estimates and judgements are continually evaluated and are based on historical experience and other factors, including expectations of future events that may have a financial impact on the State and that are believed to be reasonable under the circumstances. The resulting accounting estimates will, by definition, seldom equal the related actual results. The estimates and assumptions that have a significant risk of causing a material adjustment to the carrying amount of assets and liabilities within the next financial year are discussed below.

Impairment - electricity generators

The value-in-use of electricity generators is determined on the estimated future cash flows based on the continuing use of the asset, discounted to a present value.

The cash flow projections are prepared using forecast economic, market and industry trends, market based assumptions (such as demand, pricing and operational costs), and capital expenditure programs that willing market participants might reasonably adopt. The present value of projected cash flows is determined using a discount rate which is based on the weighted-average cost of capital (WACC). Determination of the WACC is based on separate analysis of debt and equity costs, utilising publicly available information including the risk free interest rate, an industry risk premium, and the underlying cost of debt.

CS Energy recognised the reversal of asset impairment of $242 million in the 2016-17 financial year relating to the Callide B and Callide C Power Station assets. The previous impairment was due to the poor reliability and certainty of the coal supply and the ongoing litigation with Anglo America Metallurgical Coal (Anglo). The reversal of this impairment of these assets was recognised on the basis of the purchase of the Callide Mine by Batchfire Resources Limited and the revision of the Coal Supply Agreement (CSA) which has significantly improved the likelihood of long term reliability of coal supply and extinguished the risk of termination of the CSA.

Impairment - water assets

Queensland Bulk Water Supply Authority (Seqwater) charges South East Queensland distributor-retailers, local governments and other customers for the supply of bulk water, with bulk water prices passed through to customers. From 1 July 2008, a price path was implemented to phase-in price rises associated with the construction of the South East Queensland water grid. Under the price path, prices progressively transition to full cost recovery over a ten year period ending in 2017-18, with the under-recovery of costs during this period funded by debt. Price path debt will be repaid over the following ten year period ending in 2027-28.

In April 2013, the Government announced a revised bulk water price path which reflected a range of measures to lower costs (and moderate price increases), which included:

-	removing the previous requirement to build additional infrastructure in the foreseeable future from the regional water security program for South East Queensland; and

-	reduced administrative costs resulting from the merger of the bulk water entities.

The bulk water prices charged by Seqwater are a function of the bulk water price path, which is calculated using generally accepted regulated pricing principles. At the end of the ten year price path in 2017-18, all councils in South East Queensland will be at the ‘common price’, paying the same bulk water prices.

In May 2014, the Queensland Competition Authority (QCA), the State’s independent economic regulator, was tasked with recommending prices for the next three years of the price path, 2015-16 to 2017-18. The QCA’s review included, but was not limited to, assessing Seqwater’s future and proposed capital expenditure to ensure this expenditure is both prudent and efficient. Both Seqwater (in their submission to the QCA as part of the review) and the QCA identified efficiencies and cost savings. As a result, the recommended ‘common price’ for 2017-18 is 12 per cent lower than the indicative ‘common price’ introduced in 2013. The Government accepted the QCA’s recommendations and a decision notification was gazetted on 3 July 2015.

The result is that Seqwater’s customers have certainty in regard to prices, and Seqwater has a higher degree of certainty in regard to its primary revenue stream. Bulk water price revenue is a function of price and usage (the bulk water price is a completely volumetric charge), and as such future revenues will depend on water demand as well as price.

Seqwater has performed an impairment assessment on its bulk water asset base reflecting the three most likely bulk water pricing scenarios up to and post 2028, consistent with the previous year’s methodology, and no impairment is necessary.

Audited Consolidated Financial Statements 2016–17 – Queensland Government	6-25

Notes to the Financial Statements

16.	Revaluation increments/(decrements) and impairment (losses)/reversals continued

Impairment of financial assets

A financial asset is considered to be impaired if objective evidence indicates that one or more events have had a negative effect on the estimated future cash flow of that asset.

Evidence of impairment may include significant financial difficulties of the debtor, the probability that the debtor will enter bankruptcy or financial reorganisation and payment default or delinquency in interest or principal payments. All financial assets, except for those measured at fair value through profit or loss, are subject to annual review for impairment, in accordance with AASB 139. The amount of the impairment loss is recognised in other economic flows included in the operating result. Receivables are assessed regularly for bad and doubtful debts. Bad debts are written off as they are incurred.

For financial assets carried at amortised cost, the carrying amount of the asset is reduced through the use of a provision account and the amount of the loss is measured as the difference between the asset’s carrying amount and the present value of estimated future cash flows, discounted at the effective interest rate. The adjustment is recognised in other economic flows included in the operating result.

An impairment loss is reversed if the reversal can be related objectively to an event occurring after the impairment loss was recognised. For financial assets measured at amortised cost, the reversal is recognised in other economic flows included in the operating result.

		General Government Sector		Total State Sector
		2017	2016	2017	2016
		$M	$M	$M	$M
17.	Asset write-downs

	Bad debts written off not previously impaired	(115)	(85)	(166)	(127)
	Inventory write-down (net)	(17)	(10)	(20)	(11)
	Other assets written off/scrapped	(4)	(6)	(4)	(6)
		(135)	(101)	(189)	(144)

18.	Actuarial adjustments to liabilities

	Long service leave - gains/(losses)	(15)	(120)	(15)	(120)
	Insurances and other - gains/(losses)	39	70	39	70
		24	(49)	24	(49)

19.	Dividends and tax equivalents treated as capital returns

	Dividends	660	595	—	—
		660	595	—	—

For the GGS, dividends and tax equivalents from PNFC and PFC sector entities paid out of prior accumulated profits and reserves or from the sale of businesses represent a return of Government’s initial equity investment under ABS GFS principles and are disclosed as other economic flows.

	There were no tax equivalents treated as capital returns in 2016-17 or 2015-16.

20.	Other economic flows - included in operating result - other

	Net market value interest revenue/(expense)	(284)	3	4,768	(1,491)
	Time value adjustments	(5)	(2)	(23)	(55)
	Share of net profit/(loss) of associates and joint ventures accounted for using the equity method	(3)	(2)	(3)	(2)
	Onerous contracts expense	—	—	44	22
	Other economic flows nec	(3)	(2)	(14)	(9)
		(296)	(3)	4,773	(1,535)

6-26	Audited Consolidated Financial Statements 2016–17 – Queensland Government

Notes to the Financial Statements

		General Government Sector		Total State Sector
		2017	2016	2017	2016
		$M	$M	$M	$M
21.	Other economic flows - other movements in equity - revaluations

	Revaluations of financial assets - increments/(decrements)
	Available-for-sale financial assets	(3)	3	(3)	3
	Investments	759	(2,289)	—	(15)
	Cash flow hedges	5	(88)	(241)	(208)
		761	(2,374)	(244)	(220)
	Revaluations of non-financial assets - increments/(decrements)
	Property, plant and equipment	1,802	19,197	2,126	18,897

	Actuarial gain/(loss) on defined benefit superannuation plans	1,073	(1,408)	1,206	(1,491)
		3,636	15,416	3,088	17,185

22.	Other economic flows - other movements in equity - other

	Equity transfers and adjustments including those from ceased entities	(1)	(1)	(1)	(3)

23.	Cash and deposits

	Cash	6	49	1,382	503
	Deposits on call	101	104	1,246	1,373
	QTC cash funds	962	951	—	—
		1,069	1,104	2,628	1,876

	Reconciliation to Cash Flow Statement

	Balances as above	1,069	1,104	2,628	1,876
	Balances per Cash Flow Statement	1,069	1,104	2,628	1,876

All material cash balances held by agencies are managed and invested by QTC daily to maximise returns in accordance with agreed risk profiles on a whole of Government basis.

Cash and deposits includes cash on hand, cash at bank, deposits at call (which are readily convertible to cash on hand and are subject to an insignificant risk of changes in value) and money market deposits, net of outstanding bank overdrafts. Where a net overdraft arises on cash at bank, the overdraft is included in Borrowings on the Balance Sheet.

24.	Receivables and loans

Receivables and loans are non-derivative financial assets with fixed or determinable payments that are not quoted in an active market. Loans include finance leases and loans supporting policy objectives of the Government rather than for liquidity management purposes. Settlement on finance leases is within the terms of the lease, ranging from 2 to 99 years. Title is passed to the purchaser on full repayment.

Receivables and loans are initially measured at fair value plus any directly attributable transaction costs. Subsequently, receivables and loans (except onlendings) are recorded at amortised cost using the effective interest method less any impairment losses (receivables and loans are assessed periodically for impairment). The effective interest rate is the rate that exactly discounts estimated future cash flows over the expected life of a financial instrument (or when appropriate, a shorter period) to the net carrying amount of that instrument. Onlendings are recognised at fair value through profit or loss.

Any interest income is recognised in the operating result in the period in which it accrues. For further details on the State revenue recognition policy, refer to the relevant revenue notes (Notes 3 to 8) and Note 16 for impairment.

Audited Consolidated Financial Statements 2016–17 – Queensland Government	6-27

Notes to the Financial Statements

		General Government Sector		Total State Sector
		2017	2016	2017	2016
		$M	$M	$M	$M
24.	Receivables and loans continued

	(a) Receivables
	Current
	Trade debtors	855	980	2,337	2,432
	Interest receivable	19	65	21	20
	GST input tax credits receivable	258	235	284	262
	Dividends and guarantee fees receivable	2,213	1,501	—	—
	Royalties and land rents revenue receivable	149	175	149	175
	Taxes receivable	256	252	260	256
	Income tax equivalents receivable	236	312	—	—
	Other receivables	1,426	1,274	1,601	1,266
		5,411	4,794	4,653	4,411
	Less: Allowance for doubtful debts/impairment losses	629	677	668	720
		4,782	4,117	3,985	3,691

	Non-current
	Trade debtors	91	111	144	165
	Other	84	85	199	191
		175	197	343	356
	Less: Allowance for doubtful debts/impairment losses	31	31	31	31
		144	166	313	325
		4,926	4,283	4,298	4,017

	(b) Advances paid
	Current
	Advances	137	104	144	111
	Less: Allowance for doubtful debts/impairment losses	10	15	10	15
		127	89	134	96

	Non-current
	Advances	555	546	565	564
	Less: Allowance for doubtful debts/impairment losses	4	3	4	3
		551	543	561	561
		678	632	695	657

	(c) Loans paid
	Current
	Finance leases	9	10	10	11
		9	10	10	11
	Non-current
	Onlendings	—	—	9,731	9,854
	Finance leases	78	81	185	189
		78	81	9,916	10,043
		87	90	9,926	10,054

	Finance lease receivables due:
	Not later than 1 year	11	11	17	17
	Later than 1 year but not later than 5 years	33	35	59	61
	Later than 5 years	50	52	239	247
		94	98	315	326
	Less: Future finance revenue	7	7	120	125
		87	90	196	200

6-28	Audited Consolidated Financial Statements 2016–17 – Queensland Government

Notes to the Financial Statements

		General Government Sector		Total State Sector
		2017	2016	2017	2016
		$M	$M	$M	$M
24.	Receivables and loans continued

	(d) Minimum operating lease payments receivable not recognised in the financial statements:
	Not later than 1 year	20	18	74	71
	Later than 1 year but not later than 5 years	74	73	234	234
	Later than 5 years	148	173	770	780
		242	264	1,077	1,085

	(e) Impairment of receivables and loans

	In accordance with AASB 7 Financial Instruments: Disclosures , details of ‘Past due but not impaired’ and ‘Individually impaired’ receivables and loans are included in the tables below. This information has been sourced from GGS and TSS entities with material receivables and loans balances.

General Government Sector
	Past due not impaired				Individually Impaired
	1 Month or Less	1 to 2 Months	2 to 3 Months	Over 3 Months
	$M	$M	$M	$M	$M
As at 30 June 2017

Trade receivables	29	12	20	33	155
Other receivables and loans	87	32	21	695	474
	115	43	41	727	629

As at 30 June 2016

Trade receivables	34	13	9	35	133
Other receivables and loans	51	48	44	653	486
	85	61	53	688	619

Total State Sector
	Past due not impaired				Individually Impaired
	1 Month or Less	1 to 2 Months	2 to 3 Months	Over 3 Months
	$M	$M	$M	$M	$M
As at 30 June 2017

Trade receivables	28	12	20	32	155
Other receivables and loans	87	32	21	695	474
	115	43	41	727	629

As at 30 June 2016

Trade receivables	33	13	9	35	133
Other receivables and loans	51	48	44	653	486
	84	61	53	688	619

Audited Consolidated Financial Statements 2016–17 – Queensland Government	6-29

Notes to the Financial Statements

		General Government Sector		Total State Sector
		2017	2016	2017	2016
		$M	$M	$M	$M
25.	Securities and shares

	(a) Securities other than shares

	Current
	Term deposits	160	89	160	89
	Rental Purchase Plan	5	4	5	4
	Securities/bonds	357	352	6,267	4,977
	Fixed rate notes	3,620	2,082	—	—
	Investments managed by QIC Limited*	1,090	1,285	6,327	4,478
	Derivatives
	Derivatives - cash flow hedges	—	—	43	11
	Other derivatives	—	—	532	184
	Other	25	—	5,854	4,122
		5,257	3,813	19,189	13,866
	Non-current
	Term deposits	194	262	194	262
	Rental Purchase Plan	182	187	182	187
	Securities/bonds	—	—	6,812	7,142
	Fixed rate notes	27,179	28,303	—	—
	Investments managed by QIC Limited*	662	872	32,590	32,973
	Derivatives
	Derivatives - cash flow hedges	—	—	57	2
	Other derivatives	—	—	225	270
	Other	72	86	871	892
		28,289	29,710	40,930	41,728

		33,546	33,523	60,119	55,593

	* Total State investments managed by QIC Limited were allocated over the following categories:
	Cash			8,564	10,515
	Fixed interest			7,799	5,269
	Global equities			7,123	6,114
	Property and infrastructure			5,665	5,948
	Other			9,766	9,605

				38,917	37,451

	(b) Investments in public sector entities

	General Government Sector investment in public sector entities	21,866	20,605

The GGS has equity investments in PNFCs and PFCs that are measured as the Government’s proportional share of the carrying amount of net assets of the PNFC and PFC Sector entities on a GAAP basis. Investments in public sector entities on this basis differ from valuations under GFS. Refer to Note 51 for the reconciliation to GFS.

Note 1(c) outlines the functions of the PNFC and PFC sectors. Refer to Note 50 for a comprehensive list of entities within each sector. Investments in the PNFC and PFC Sectors are eliminated on consolidation of the TSS.

6-30	Audited Consolidated Financial Statements 2016–17 – Queensland Government

Notes to the Financial Statements

25.	Securities and shares continued

(c) Investments in other entities - shares in entities that are not controlled or associated

Investments in entities that are neither controlled/jointly controlled by, nor associates of, the Government are valued at fair value with changes in valuation of these investments treated in a manner consistent with AASB 139 Financial Instruments: Recognition and Measurement.

	General Government Sector		Total State Sector
	2017	2016	2017	2016
	$M	$M	$M	$M
Current
Shares at fair value through profit or loss	—	—	294	265

Non-current
Shares at fair value through profit or loss	7	7	7	7
Available-for-sale shares	1	1	8	3

	8	8	14	9

	8	8	309	274

The State’s securities and shares in (a), (b) and (c) above are classified as either held-to-maturity investments, available-for-sale financial assets or financial assets at fair value through profit or loss. The carrying amount of financial assets in each of the categories is disclosed in Note 47.

Held-to-maturity investments

Held-to-maturity investments are non-derivative financial assets with fixed or determinable payments and fixed maturity where the State has the intention and ability to hold such investments to maturity. Held-to-maturity investments are initially recognised at fair value plus any directly attributable transaction costs. Subsequently, held-to-maturity investments are measured at amortised cost using the effective interest method, less any impairment losses.

If a class of held-to-maturity investments is tainted or the State fails to keep these investments to maturity other than for specific circumstances explained in AASB 139, it will be required to reclassify the whole class as available-for-sale. The State would also not be able to classify any financial assets as held-to-maturity for the following two annual reporting periods.

Held-to-maturity financial assets primarily comprise term deposits and fixed rate notes with QTC. It is the State’s intention to hold these investments until maturity. Deposits and fixed rate notes held with QTC are eliminated on consolidation of the TSS.

Available-for-sale financial assets

Available-for-sale financial assets are those non-derivative financial assets that are designated as available-for-sale or that are not classified as other categories of financial assets. Such assets are measured at fair value with unrealised gains/losses recognised directly in equity, except for impairment losses and foreign exchange losses on monetary available-for-sale financial assets which are recognised as other economic flows in the operating result. For GGS, investments in other public sector entities are classified as available-for-sale.

TSS available-for-sale financial assets include bank bonds, corporate bonds, Government bonds and share investments.

Financial assets at fair value through profit or loss

Financial assets are classified as fair value through profit or loss at balance date if they are classified as held for trading or designated so upon initial recognition. Financial assets at fair value through profit or loss are valued at fair value at balance date. Unrealised gains and losses are brought to account as other economic flows included in the operating result.

Financial assets at fair value through profit or loss held by the State include money market deposits, discount securities, Commonwealth and State securities, floating rate notes, medium term notes, fixed interest deposits, interests in Rental Purchase Plan agreements and the Pathways Shared Equity program, investments managed by QIC Limited, other investments in managed funds, shares and derivatives. The accounting policy for derivatives is discussed in Note 37.

Audited Consolidated Financial Statements 2016–17 – Queensland Government	6-31

Notes to the Financial Statements

26.	Other investments

Investments in other entities refer to claims on other entities (or arrangements) entitling the State to a share of the income of the entity and a right to a share of the residual assets of the entity should it be wound up (in the case of associates and joint ventures) or a share of revenue, expenses, assets and liabilities of the arrangement (in the case of joint operations). These investments are held at market value.

There are two main categories:

-	investments accounted for using the equity method (investments in associates and joint ventures); and

-	investments in joint operations.

(a) Investments accounted for using the equity method

Associates are those entities over which the State has significant influence but not control. Joint ventures are joint arrangements whereby the State has joint control and rights to the net assets of the arrangements. Such entities are accounted for using the equity method of accounting in accordance with AASB 128 Investments in Associates and Joint Ventures . The State’s share of its associates’ or joint ventures’ post-acquisition profits or losses (less dividends) is recognised in the Operating Statement as an other economic flow and its share of post-acquisition movements in reserves is recognised in the reserves. The cumulative post-acquisition movements are recognised against the carrying amount of the investment. Dividends from associates and joint ventures are recognised as revenue from transactions in the Operating Statement.

The following investments held by the State in unlisted associated and joint venture entities are accounted for using the equity method:

Name of entity	Principal activity			Ownership interest		Equity accounted amount
				2017	2016	2017	2016
				%	%	$M	$M
Dumaresq-Barwon Border Rivers Commission	Water management	(i	)	50	50	68	70

Translational Research Institute Trust	Medical research and education	(ii	)	25	25	78	80
General Government Sector						146	150

Total State Sector						147	150

(i)	Dumaresq-Barwon Border Rivers Commission is a joint authority constituted by an agreement between the Queensland and New South Wales governments. Each government holds a 50% interest.

(ii)	Translational Research Institute (TRI) Trust is a Discretionary Unit Trust founded by four members, of which Queensland Health is one. Each founding member holds 25 units in the TRI Trust and equal voting rights. The TRI Trust seeks to design, construct and maintain the TRI Facility and ensure it is operated and managed to promote medical study, research and education.

(b) Investments in joint operations

Joint operations are joint arrangements whereby the State has control and rights to the assets, and obligations for the liabilities, relating to the arrangements. Such arrangements are accounted for in accordance with AASB 11 Joint Arrangements. The State recognises its share of jointly held or incurred assets, liabilities, revenue and expenses in the joint operations.

General Government Sector

Joint arrangements that contribute less than $5 million in net assets and/or net revenue to the Balance Sheet or Operating Statement are as follows:

Department of Infrastructure, Local Government and Planning

The Department of Infrastructure, Local Government and Planning holds a 50% interest in a joint venture with the Mackay Regional Council to develop residential land within the Andergrove Urban Development Area.

The department also holds a 50% interest in a joint venture with the Redland City Council to facilitate land development within the Toondah Harbour Priority Development Area.

6-32	Audited Consolidated Financial Statements 2016–17 – Queensland Government

Notes to the Financial Statements

26.	Other investments continued

(b) Investments in joint operations continued

Total State Sector

Joint arrangements for the TSS include the GGS joint arrangements above, in addition to the following:

CS Energy Limited

The following are the joint operations in which CS Energy Limited has an interest:

Name	Principal Activities	2017	2016
		Interest	Interest
Callide Power Management Pty Ltd	Joint operation manager	50%	50%
Callide Power Trading Pty Ltd	Electricity marketing agent	50%	50%
Callide Oxyfuel Project	Electricity generation	75%	75%

Stanwell Corporation Limited

Stanwell has a 50% (2016: 50%) interest in the Kogan North Joint Venture, a gas development joint operation with Australian CBM Pty Ltd.

Stanwell has a 20.8% (2016: 19%) interest in the Tarong Hoop Pine Joint Venture. The interest is in unincorporated joint operations with HQ.

In June 2017, Stanwell Corporation Limited purchased HQ Plantations Pty Ltd’s interest in the Woodlands Hardwood Plantation and terminated the Joint Venture Agreement with Woodlands Hardwood Plantation (2016: 84%).

27.	Public private partnerships

In July 2017, the Australian Accounting Standards Board (AASB) issued AASB 1059 Service Concession Arrangements: Grantors. This standard will be applied in 2019-20 for the first time and gives guidance on accounting for private sector financed infrastructure assets from a grantor’s perspective. In the meantime, the following policies have been adopted by the State as grantor.

Agreements equally proportionately unperformed arising from Public Private Partnerships (PPPs) are not recognised as assets or liabilities. Instead, the payments under these agreements are expensed systematically over the term of the agreements. Any leasing arrangements are disclosed in accordance with AASB 117 Leases. Further, the commitments for future payments under finance leases are also disclosed as commitments in Note 41.

The following PPPs apply to both the GGS and TSS statements.

Education and Training

(a) Southbank Education and Training Precinct

In April 2005, the State Government entered into a contractual arrangement with Axiom Education Queensland Pty Ltd (Axiom) to design, construct, maintain and finance the Southbank Education and Training Precinct for a period of 34 years on the State’s land. This is a social infrastructure arrangement whereby the State pays for the third party use of the asset through regular service payments to Axiom over the life of the contract. The arrangement involved the refurbishment or demolition of existing buildings and the development of new buildings.

Construction work was completed on 31 October 2008 and the State has entered into a Head Lease and Sublease with Axiom. The State will pay abatable, undissected service payments to Axiom for the operation, maintenance and provision of the precinct. At the expiry of the lease in 2039, the buildings will revert to the State for nil consideration. The land on which the facility is constructed is owned and recognised as an asset of the State.

The fair value of the buildings was recognised as a finance lease asset with the corresponding recognition for future payments as a finance lease liability.

(b) South East Queensland schools - Aspire

In April 2009, the State Government entered into a contractual arrangement with Aspire Schools (Qld) Pty Limited (Aspire) to design, construct, maintain and partially finance seven schools of the State for a period of 30 years on the State’s land. Construction work commenced in May 2009 and was finalised in January 2014. This is a social infrastructure arrangement whereby the State pays for the third party use of the asset through regular service payments to Aspire over the life of the contract.

The State leases back these schools from Aspire and pays abatable, undissected service payments to Aspire for the operation, maintenance and provision of the schools. At the expiry of the lease in 2039, the buildings will revert to the State for nil consideration. The land on which the schools are constructed is owned and recognised as an asset of the State.

The fair value of the buildings was recognised as a finance lease asset with the corresponding recognition for future payments as a finance lease liability.

Audited Consolidated Financial Statements 2016–17 – Queensland Government	6-33

Notes to the Financial Statements

27.	Public private partnerships continued

Education and Training continued

(c) Queensland schools - Plenary

In December 2013, the State Government entered into a contractual arrangement with Plenary Schools Pty Ltd (Plenary) for the construction and management of 10 schools in South East Queensland. This is a social infrastructure arrangement whereby the State pays for the third party use of the asset through regular service payments to Plenary over the life of the contract. The project period is for 30 years and is expected to end in December 2043.

At 30 June 2017, construction of Stage 1A and 1B of nine schools and Stage 2 of two schools have been completed. Under current arrangements, the State is scheduled to pay a series of capital contributions during the construction phase of the project totalling $190 million. These contribution payments result in lower service payments over the period of the concession.

Upon the completion of the construction, the fair value of the buildings will be recognised as a finance lease asset with the corresponding recognition for future payments as a finance lease liability. The land on which the schools are/will be constructed is owned and recognised as an asset of the State.

Queensland Health and Hospital and Health Services (HHSs)

The State Government has entered into a number of contractual arrangements with private sector entities for the construction and operation of public infrastructure facilities for a period of time on State land. After an agreed period of time, ownership of these facilities will pass to Queensland Health or the relevant HHS.

Entity	Facility	Counterparty	Term of Agreement	Commencement Date
Metro North HHS	Butterfield Street car park	International Parking Group Pty Ltd	25 years	January 1998
Metro North HHS	The Prince Charles Hospital car park	International Parking Group Pty Ltd	22 years	November 2000
Metro North HHS	The Prince Charles Hospital Early Education Centre	Queensland Child Care Services Pty Ltd	20 years	April 2007
Metro South HHS	The Princess Alexandra Hospital multi storey car park	International Parking Group Pty Ltd	25 years	February 2008
Sunshine Coast HHS	Noosa Hospital and Specialist Centre	Ramsay Health Care	20 years	September 1999
Sunshine Coast HHS	Sunshine Coast University Private Hospital	Ramsay Health Care	5 years / 25 years	June 2013 / December 2013
Sunshine Coast HHS	Sunshine Coast University Hospital	Exemplar Health Partnership	25 years	November 2016
Gold Coast HHS	The Gold Coast University Hospital western car park	SurePark Pty Ltd	31 years	July 2010
Townsville HHS	Medilink	Trilogy Funds Management Ltd	40 years	January 2012
Townsville HHS	Goodstart Early Learning	Trilogy Funds Management Ltd	40 years	February 2012

In 2012, the State, represented by the Department of Health, entered into a PPP with Exemplar Health (EH) to finance, design, build and operate the Sunshine Coast University Hospital (SCUH). During 2016-17, the Department novated all rights and obligations to SCUH as the State representative and legal counterparty to the PPP arrangement. The 25-year operating phase of the PPP commenced on 16 November 2016, this being the date of Commercial Acceptance. Borrowings of $538 million represented the fair value of the liability payable to EH for the construction of SCUH. Other than certain assets contained within the Sunshine Coast Health Institute, Sunshine Coast HHS (SCHHS) has full control of all SCUH buildings, land, specialist medical assets and all other equipment. At the end of the 25-year term, the assets will remain in the control of SCHHS. These assets are included in buildings as per Note 32. The State has granted EH a licence to undertake car parking operations for the duration of the 25-year operating term which entitles EH to generate revenue from the operations themselves. These car parks are legally owned by SCHHS and recorded in the building asset class.

The State has also entered into a number of contractual arrangements (termed collocation agreements) with private sector entities for the construction and operation of private health facilities for a period of time on departmental land. After an agreed period of time, ownership of these facilities will pass to the State. The State does not control the facilities associated with these arrangements and accordingly, does not recognise these facilities and any rights or obligations that may attach to these arrangements other than those recognised under generally accepted accounting principles.

6-34	Audited Consolidated Financial Statements 2016–17 – Queensland Government

Notes to the Financial Statements

27.	Public private partnerships continued

Queensland Health and Hospital and Health Services (HHSs) continued

Entity	Facility	Counterparty	Term of Agreement	Commencement Date
Metro North HHS	Caboolture Private Hospital	Affinity Health Ltd	25 years	May 1998
Metro North HHS	Holy Spirit Northside Private Hospital	The Holy Spirit Northside Private Hospital Ltd	66 years	September 1999
Metro North HHS	Herston Imaging Research Facility	The University of Queensland, The Council of the Queensland Institute of Medical Research and The Queensland University of Technology	5 years	April 2013
Metro South HHS	Mater Private Hospital Redland	Sisters of Mercy in Queensland	25 years + 30 years	August 1999
Metro South HHS	Translational Research Institute Building	Translational Research Institute Pty Ltd	30 years + 20 years	May 2013
Metro South HHS	University of Queensland Training Facility – Redland Hospital	University of Queensland	20 years	August 2015
Metro South HHS	University of Queensland Training Facility – Queen Elizabeth II Jubilee Hospital	University of Queensland	20 years	September 2015
Gold Coast HHS	Gold Coast Private Hospital	Healthscope Ltd	50 years	March 2016

Transport and Main Roads

(a) Brisbane Airport Rail Link

The Brisbane Airport Rail Link (BARL) is a public passenger rail system built and owned by Airtrain Citylink Limited (Airtrain) to link the Brisbane Domestic and International Airports to the existing Queensland Rail network.

In 1998, the State Government entered into an agreement with Airtrain whereby Airtrain was required to acquire the land for the BARL and design, construct, maintain and operate the BARL for a concession period of 35 years. At the end of this period, the agreement provides for Airtrain to transfer the BARL assets to the State at no cost.

The State Government leases airport land from the Brisbane Airport Corporation and sub-leases the land to Airtrain.

(b) Gold Coast Light Rail - G:link

In May 2011, the State Government entered into a contractual arrangement with GoldLinQ Consortium (GoldLinQ) to finance, design, build, operate and maintain the Gold Coast light rail system linking key activity centres from Griffith University (Gold Coast Campus) and the Gold Coast University Hospital to Broadbeach via Southport. The operation of the system commenced in July 2014. At the end of the 15-year operations period, ownership of the system will be transferred to the State.

GoldLinQ Consortium partially financed construction of the system, with the State providing a capital contribution. During operations, GoldLinQ Consortium is paid monthly performance based payments for operations, maintenance and repayment of the debt finance used to construct the system. The State receives fare-box and advertising revenue generated by the system.

In April 2016, the State entered into a contractual arrangement with GoldLinQ for stage two of the Gold Coast Light Rail system. Stage two will connect the existing light rail system at Gold Coast University Hospital Light Rail station to heavy rail at the Helensvale station. The construction is expected to be completed and operational by April 2018.

(c) AirportLink

In June 2008, the State Government entered into a 45-year service concession arrangement with BrisConnections Operations Pty Ltd and BrisConnections Nominee Company Pty Ltd to design, construct and maintain the AirportLink toll road (AirportLink). In April 2016, Transurban Queensland assumed responsibility for AirportLink and now operates AirportLink under the service concession arrangement.

In return for collecting the tolls, Transurban Queensland must maintain, operate and manage the toll road for the concession period and also assume the demand and patronage risk. The State does not recognise any assets associated with the arrangement. At the end of the service concession period, AirportLink assets will be transferred to the State at no cost.

Audited Consolidated Financial Statements 2016–17 – Queensland Government	6-35

Notes to the Financial Statements

27.	Public private partnerships continued

(d) Toll road arrangements

A Road Franchise Agreement (RFA) was established between the State and Queensland Motorways Limited (QML) in April 2011 for the operation, maintenance and management of the Gateway and Logan Motorways for a period of 40 years. In 2014, Transurban Queensland acquired QML and now operates the Gateway Motorway and Logan Motorway toll roads under the RFA with the State.

In return for collecting the tolls, Transurban Queensland must maintain, operate and manage the toll roads for the period of the franchise and also assumes the demand and patronage risk for the franchise period. The State does not recognise any assets associated with the arrangement. At the end of the RFA concession period, the toll roads infrastructure assets will be transferred to the State.

(e) New Generation Rollingstock

In January 2014, the State Government entered into a 32-year contractual arrangement with NGR Project Company Pty Ltd (Bombardier NGR Consortium) for the design, construction and maintenance of 75 new six car train sets and a new purpose-built maintenance centre. The arrangement will involve the State paying the consortium a series of availability payments over the concession period of 30 years.

In June 2016, the maintenance centre was accepted by the State. All trains are expected to be in service by June 2019.

At the expiry of the concession period, the State will retain ownership of the trains and the maintenance centre.

(f) Toowoomba Second Range Crossing

In August 2015, the State Government entered into a contractual arrangement with Nexus Infrastructure Consortium to finance, design, build, operate and maintain a range crossing connecting the Warrego Highway at Helidon Spa in the east with the Gore Highway at Athol in the west, via Charlton.

The State will provide contributions during the construction stage of the project and ongoing service payments over the 25 year operation and maintenance period. On commissioning of the toll road in late 2018, the State will recognise a lease asset at fair value which will be depreciated over the life of the asset, and a corresponding lease liability, which will be reduced by the state contribution and monthly repayments. Maintenance payments will be expensed during the relevant year. Contributions made prior to the road commissioning are recognised as prepayments.

The Toowoomba Second Range Crossing will be a toll road. Tolls will not be finalised until closer to the opening of the road.

At the expiry of the concession period, the State will retain ownership of the range crossing.

Department of Housing and Public Works

(a) Development at 1 William Street Brisbane

1 William Street is a commercial office tower development. Cbus Property was the successful tenderer with a bid of $653 million and on 21 December 2012, the State entered into a sublease pre-commitment via a series of transaction documents involving:

-	a project deed (overarching document);

-	a development lease (from the State to the developer during construction phase, which runs for approximately 4 years);

-	a ground lease (covering land tenure from the State to the developer for 99 years post-construction phase); and

-	a sublease (from the developer to the State for the building tenure, being 15 years).

For 2016, these lease commitments were classified as contingent liability as they were contingent on the developer Cbus Property 1 William Street Pty Ltd meeting certain requirements. Lease commitments are included in the estimated cash flows at the end of this note and in the operating lease commitments in Note 41.

(b) Queen’s Wharf Precinct

On 16 November 2015, the Queensland Government entered into contractual arrangements with the Destination Brisbane Consortium (the Consortium) to redevelop the Queen’s Wharf Precinct in the Centre of Brisbane into an Integrated Resort Development (IRD Project). The IRD Project is expected to be completed in 2022. The Department of Housing and Public Works is the owner of the majority of land and buildings within the IRD Precinct. In January 2017, the Queensland Government entered into an Early Works Lease with the Consortium granting them access to part of the IRD Precinct to enable site preparation such as demolition of buildings to proceed. As the development lease for the precinct is still dependent on the assessment of the plan of development by Economic Development Queensland, the existing valuation methodology continues to apply.

Further information may be obtained from the individual financial reports of the relevant agencies.

6-36	Audited Consolidated Financial Statements 2016–17 – Queensland Government

Notes to the Financial Statements

27.	Public private partnerships continued

		General Government Sector		Total State Sector
		2017	2016	2017	2016
		$M	$M	$M	$M
	Estimated cash flows for Public Private Partnerships
	Inflows
	Not later than 1 year	41	40	41	40
	Later than 1 year but not later than 5 years	189	178	189	178
	Later than 5 years but not later than 10 years	298	283	298	283
	Later than 10 years	322	391	322	391
		850	891	850	891

	Outflows
	Not later than 1 year	(1,526)	(1,283)	(1,526)	(1,283)
	Later than 1 year but not later than 5 years	(3,531)	(2,799)	(3,531)	(2,799)
	Later than 5 years but not later than 10 years	(3,665)	(2,408)	(3,665)	(2,408)
	Later than 10 years	(7,501)	(7,956)	(7,501)	(7,956)
		(16,223)	(14,446)	(16,223)	(14,446)
	Estimated net cash flow from Public Private Partnerships	(15,373)	(13,555)	(15,373)	(13,555)

28.	Inventories

	Current
	Raw materials	12	11	281	280
	Work in progress	46	42	75	70
	Finished goods	147	142	204	194
	Land held for resale	271	273	271	273
	Inventories held for distribution	24	27	24	27
	Assets formerly held for lease	5	5	5	5
	Environmental certificates held for sale/surrender	—	—	133	143
	Other	4	7	166	170
		509	507	1,157	1,161

Inventories (other than those held for distribution) are carried at the lower of cost and net realisable value under AASB 102 Inventories . Cost is determined on the weighted average cost basis and includes expenditure incurred in acquiring the inventories and bringing them to their present location and condition, except for training costs which are expensed as incurred. Where inventories are acquired for no or nominal consideration, the cost is the current replacement cost as at the date of acquisition.

Land held for resale is stated at the lower of cost and net realisable value. Such cost is assigned by specific identification and includes the cost of acquisition and development. Inventories held for distribution are those inventories which the State distributes for no or nominal consideration. These are measured at cost, adjusted for any loss of service potential.

Environmental certificates are recognised in the financial statements at fair market value where fair value is determined by reference to observable market prices at reporting date.

All inventories are classified as current non-financial assets.

Audited Consolidated Financial Statements 2016–17 – Queensland Government	6-37

Notes to the Financial Statements

		General Government Sector		Total State Sector
		2017	2016	2017	2016
		$M	$M	$M	$M
29.	Assets held for sale

	Land	105	103	111	110
	Buildings	12	15	13	15
	Investment properties	—	—	1	—
	Plant and equipment	3	5	3	5
		122	123	129	130

Non-current assets classified as held for sale consist of those assets that are determined to be available for immediate sale in their present condition, and where their sale is highly probable within the next twelve months.

In accordance with AASB 5 Non-current Assets Held for Sale and Discontinued Operations , non-current assets held for sale are measured at the lower of carrying amount and fair value less costs to sell and are not depreciated or amortised.

While an asset is classified as held for sale, an impairment loss is recognised for any write downs of the asset to fair value less estimated costs to sell. A gain is recognised for any subsequent increases in fair value less costs to sell of an asset, but not in excess of any cumulative impairment loss previously recognised.

30.	Investment properties

	Land, buildings and work in progress at independent valuation	366	341	675	661

	Movements in investment properties were not material.

Pursuant to AASB 140 Investment Property , properties held to earn rental income or for capital gains purposes are classified as investment properties. Such properties are valued at fair value. Changes in fair value are recognised in the Operating Statement as other economic flows and no depreciation expense or asset impairment is recognised.

31.	Restricted assets

A number of assets included in the consolidated financial statements are classified as restricted assets because their use is wholly or partially restricted by externally imposed requirements. These assets include:

	Cash to be used to further medical research in specified areas	97	92	97	92
	Cash investments and property, plant and equipment to be used for other specific purposes	975	921	994	937
		1,072	1,013	1,091	1,029

6-38	Audited Consolidated Financial Statements 2016–17 – Queensland Government

Notes to the Financial Statements

32.	Property, plant and equipment

General Government Sector

			Gross			Accumulated			Written down value
						depreciation/impairment
			2017	2016		2017	2016		2017	2016
			$M	$M		$M	$M		$M	$M
Land			91,508	87,508		(11)	(11)		91,497	87,497
Buildings			54,032	49,473		(18,602)	(16,048)		35,430	33,426
Infrastructure			78,070	82,765		(16,665)	(19,306)		61,405	63,459
Major plant and equipment			566	511		(330)	(290)		235	221
Heritage and cultural assets			1,942	2,026		(543)	(676)		1,400	1,351
Plant and equipment			6,045	5,716		(3,431)	(3,313)		2,615	2,403
Leased plant and equipment			3,134	2,949		(542)	(518)		2,592	2,431
Capital work in progress			3,729	4,316		—	—		3,729	4,316

			239,027	235,265		(40,125)	(40,161)		198,902	195,104

Reconciliations of the carrying amount for each class of property, plant and equipment are set out below:

	Land		Buildings		Infrastructure		Major plant and equipment		Heritage and cultural assets
	2017	2016	2017	2016	2017	2016	2017	2016	2017	2016
	$M	$M	$M	$M	$M	$M	$M	$M	$M	$M
Carrying amount at beginning of year	87,497	80,889	33,426	33,281	63,459	50,415	221	200	1,351	1,025
Acquisitions	75	164	307	255	1	3	2	6	2	4
Disposals	(68)	(85)	(13)	(13)	(1)	(2)	—	(1)	—	—
Revaluation increments/(decrements)	3,964	6,422	1,189	1,055	(3,528)	11,730	(17)	23	65	67
Depreciation and amortisation	—	—	(1,360)	(1,329)	(918)	(833)	(21)	(21)	(30)	(29)
Net asset transfers	28	107	1,881	176	2,392	2,145	51	13	12	284

Carrying amount at end of year	91,497	87,497	35,430	33,426	61,405	63,459	235	221	1,400	1,351

			Plant and equipment		Leased plant and equipment		Capital work in progress		Total
			2017	2016	2017	2016	2017	2016	2017	2016
			$M	$M	$M	$M	$M	$M	$M	$M
Carrying amount at beginning of year			2,403	2,426	2,431	1,962	4,316	4,559	195,104	174,757
Acquisitions			333	351	758	341	3,411	2,955	4,889	4,079
Disposals			(36)	(35)	(2)	(1)	(3)	(4)	(122)	(140)
Revaluation increments/(decrements)			—	1	(25)	41	—	—	1,648	19,339
Depreciation and amortisation			(537)	(525)	(68)	(54)	—	—	(2,935)	(2,790)
Net asset transfers			451	186	(503)	142	(3,994)	(3,194)	319	(140)

Carrying amount at end of year			2,615	2,403	2,592	2,431	3,729	4,316	198,902	195,104

Audited Consolidated Financial Statements 2016–17 – Queensland Government	6-39

Notes to the Financial Statements

32.	Property, plant and equipment continued

Total State Sector

			Accumulated		Written down value
	Gross		depreciation/impairment
	2017	2016	2017	2016	2017	2016
	$M	$M	$M	$M	$M	$M
Land	93,920	89,896	(46)	(42)	93,874	89,854
Buildings	57,176	52,591	(19,990)	(17,422)	37,186	35,169
Infrastructure	158,485	160,005	(44,807)	(45,371)	113,678	114,633
Major plant and equipment	2,303	2,277	(1,208)	(1,147)	1,095	1,130
Heritage and cultural assets	1,943	2,027	(543)	(676)	1,400	1,351
Plant and equipment	9,687	9,313	(5,096)	(5,027)	4,591	4,286
Leased plant and equipment	3,143	3,707	(551)	(918)	2,592	2,789
Capital work in progress	4,603	5,070	—	—	4,603	5,070

	331,260	324,885	(72,240)	(70,602)	259,019	254,283

Reconciliations of the carrying amount for each class of property, plant and equipment are set out below:

	Land		Buildings		Infrastructure		Major plant and equipment		Heritage and cultural assets
	2017	2016	2017	2016	2017	2016	2017	2016	2017	2016
	$M	$M	$M	$M	$M	$M	$M	$M	$M	$M
Carrying amount at beginning of year	89,854	83,485	35,169	35,101	114,633	100,633	1,130	1,265	1,351	1,026
Acquisitions	78	169	310	262	85	175	2	7	2	4
Disposals	(78)	(96)	(14)	(21)	(37)	(13)	(1)	(5)	—	—
Revaluation increments/(decrements)	3,980	6,469	1,295	1,130	(3,164)	11,237	(55)	(117)	65	67
Impairment (losses)/reversals	(4)	(2)	(2)	—	216	(101)	—	—	—	—
Depreciation and amortisation	—	—	(1,475)	(1,437)	(2,745)	(2,605)	(83)	(90)	(30)	(29)
Net asset transfers	45	(172)	1,903	133	4,689	5,307	102	69	12	284

Carrying amount at end of year	93,874	89,854	37,186	35,169	113,678	114,633	1,095	1,130	1,400	1,351

	Plant and equipment		Leased plant and equipment		Capital work in progress		Total
	2017	2016	2017	2016	2017	2016	2017	2016
	$M	$M	$M	$M	$M	$M	$M	$M
Carrying amount at beginning of year	4,286	4,498	2,789	2,298	5,070	5,848	254,283	234,155
Acquisitions	458	394	758	341	5,835	5,522	7,528	6,873
Disposals	(127)	(48)	(2)	(1)	(3)	(8)	(262)	(191)
Revaluation increments/(decrements)	52	(1)	(25)	41	—	—	2,149	18,827
Impairment (losses)/reversals	—	(2)	—	—	—	—	210	(106)
Depreciation and amortisation	(872)	(856)	(68)	(100)	—	—	(5,273)	(5,116)
Net asset transfers	792	300	(860)	211	(6,298)	(6,292)	384	(161)

Carrying amount at end of year	4,591	4,286	2,592	2,789	4,603	5,070	259,019	254,283

6-40	Audited Consolidated Financial Statements 2016–17 – Queensland Government

Notes to the Financial Statements

32.	Property, plant and equipment continued

Recognition and measurement

Acquisition

Items of property, plant and equipment with a cost or other value greater than the asset recognition threshold of the agency are initially capitalised and recorded at cost. Queensland Treasury’s Non-Current Asset Policies for the Queensland Public Sector mandates asset recognition thresholds for departments and not-for-profit statutory bodies as follows:

Asset class	Asset recognition threshold
Land	$1 (all land)

Buildings	$10,000

Infrastructure	$10,000

Plant & equipment	$5,000

Major plant & equipment	An amount greater than or equal to $5,000, the exact amount of which is at the agency’s discretion.

Leased assets (finance leases)	The threshold for the class to which the asset would belong if it were not subject to a finance lease.

Heritage & cultural assets	$5,000

Work in progress	n/a

Library reference collections	$1,000,000

Asset recognition thresholds for other entities within the TSS do not exceed the thresholds above.

Items with a cost or other value below each entity’s recognition threshold are expensed in the year of acquisition. Cost is determined as the value given as consideration, plus costs incidental to the acquisition including all other costs incurred in getting the assets ready for use. Training, marketing and advertising costs are expensed as incurred.

In accordance with AASB 116, administration and other general overhead costs are expensed in the year they are incurred. Overhauls and major inspections are only capitalised if it is probable that future economic benefits associated with them will flow to the entity and their cost can be measured reliably. Any remaining carrying amount of the cost of the previous inspection/overhaul (as distinct from physical parts) is derecognised.

Assets acquired at no cost, or for nominal consideration that can be measured reliably, are recognised initially as assets and revenues at their fair value at the date of acquisition.

Recording and valuation

Land, buildings, infrastructure, major plant and equipment, and heritage and cultural assets are valued at fair value in accordance with AASB 13, AASB 116 and Queensland Treasury’s Non-Current Asset Policies for the Queensland Public Sector .

Other classes of assets are valued at cost which approximates fair value.

On initial recognition, all costs incurred in purchasing or constructing the asset and getting it ready for use are capitalised to the value of the asset. Costs also include the initial estimate of the costs of dismantling and restoring the site on which it is located, where that obligation is recognised and measured in accordance with AASB 137 Provisions, Contingent Liabilities and Contingent Assets .

Audited Consolidated Financial Statements 2016–17 – Queensland Government	6-41

Notes to the Financial Statements

32.	Property, plant and equipment continued

Recognition and measurement continued

Recording and valuation continued

Subsequent costs are added to the carrying amount of the asset when it improves the condition of the asset beyond its originally assessed standard of performance or capacity. Otherwise, subsequent costs are expensed.

Non-current physical assets measured at fair value are comprehensively revalued once every five years or as appropriate, with interim valuations using relevant indices being otherwise performed on an annual basis. Separately identified components of assets are measured on the same basis as the assets to which they relate.

Any revaluation increment arising on the revaluation of an asset is credited to the asset revaluation reserve for that class of assets, except to the extent it reverses a revaluation decrement for the class of assets previously recognised as an other economic flow in the Operating Statement. A decrease in the carrying amount on revaluation is charged as an other economic flow in the Operating Statement, to the extent it exceeds the balance of the relevant asset revaluation reserve for the same class of assets.

Items or components that form an integral part of an asset are recognised as a single asset (functional asset). The recognition threshold is applied to the aggregate cost of each functional asset. Energy entities’ easements are disclosed as part of property, plant and equipment because they are considered to be an integral part of the property, plant and equipment of those entities.

Impairment

Property, plant and equipment assets are assessed for indicators of impairment on an annual basis. If an indicator of possible impairment exists, the State determines the asset’s recoverable amount, being the higher of the asset’s fair value less costs to sell and current replacement cost. Any amount by which the asset’s carrying amount exceeds the recoverable amount is recorded as an impairment loss.

An impairment loss is recognised as an other economic flow in the Operating Statement, unless the asset is carried at a revalued amount. When assets are measured at a revalued amount, the impairment loss is offset against the asset revaluation surplus of the relevant class. Impairment losses are reversed when there is an indication that the impairment loss may no longer exist and there has been a change in the estimated recoverable amount.

Refer to Note 16 for further information on the State’s policy on impairment, and for any impairment losses recognised in the Operating Statement.

Land under roads

Land under roads is included in the asset class ‘land’ until road declarations for each land portion are confirmed. The value included in the balance of land is approximately $56 billion (2015-16: $52 billion).

All land under roads acquired is recorded at fair value in accordance with AASB 13 and AASB 116 using an englobo basis based on the statutory land valuations (as agreed by all state Valuers-General in 2009).

The englobo method reflects the characteristics that would be taken into account by a potential buyer of land under roads that is made available for sale (after having the legislative restriction removed). Englobo valuation is inclusive of all potential land uses and assumes that if removal of the legislative restriction occurred, land under roads would revert to its original state before subdivision. The methodology is appropriate for all land under roads, regardless of its location or whatever type of road infrastructure (if any) is currently on it.

Fair value is determined by the State Valuation Services using an acceptable, reliable valuation methodology which is undertaken by multiplying the total area of land under roads within each local government area by the average statutory value of all freehold and leasehold land within the corresponding local government area. The statutory valuations for non-rural land are determined on the basis of site value, with the unimproved value used for rural land.

6-42	Audited Consolidated Financial Statements 2016–17 – Queensland Government

Notes to the Financial Statements

32.	Property, plant and equipment continued

Recognition and measurement continued

Property, plant and equipment held for rental

Items of property, plant and equipment that have been held for rental to others are routinely sold in the course of the State’s ordinary business. These assets are transferred to inventories at their carrying amount when they cease to be rented and become held for sale. Cash flows received from the subsequent sale of assets that were previously held for rental to others and cash paid to purchase these assets are recognised as operating activities rather than investing activities.

Fair value measurement

Fair value is the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date under current market conditions (i.e. an exit price) regardless of whether that price is directly derived from observable inputs or estimated using another valuation technique.

Observable inputs are publicly available data that are relevant to the characteristics of the assets/liabilities being valued. Observable inputs used by the State include, but are not limited to, published sales data for land and general office buildings.

Unobservable inputs are data, assumptions and judgements that are not available publicly but are relevant to the characteristics of the assets/liabilities being valued. Significant unobservable inputs used by the State include, but are not limited to, subjective adjustments made to observable data to take account of the characteristics of the State assets/liabilities, internal records of recent construction costs (and/or estimates of such costs) for assets’ characteristics/functionality, and assessments of physical condition and remaining useful life. Unobservable inputs are used to the extent that sufficient relevant and reliable observable inputs are not available for similar assets/liabilities.

A fair value measurement of a non-financial asset takes into account a market participant’s ability to generate economic benefits by using the asset in its highest and best use.

All assets and liabilities of the State for which fair value is measured or disclosed in the financial statements are categorised within the following fair value hierarchy, based on the data and assumptions used in the most recent specific appraisals:

– Level 1:	represents fair value measurements that reflect unadjusted quoted market prices in active markets for identical assets and liabilities;

– Level 2:	represents fair value measurements that are substantially derived from inputs (other than quoted prices included within level 1) that are observable, either directly or indirectly; and

– Level 3:	represents fair value measurements that are substantially derived from unobservable inputs.

None of the State’s valuations of non-financial assets are eligible for categorisation into level 1 of the fair value hierarchy.

More specific fair value information about the State’s property, plant and equipment is outlined below.

Audited Consolidated Financial Statements 2016–17 – Queensland Government	6-43

Notes to the Financial Statements

32.	Property, plant and equipment continued

Level 3 fair value reconciliation

General Government Sector
	Land		Buildings		Infrastructure		Major plant and equipment		Heritage and cultural assets
	2017	2016	2017	2016	2017	2016	2017	2016	2017	2016
	$M	$M	$M	$M	$M	$M	$M	$M	$M	$M
Carrying amount at beginning of year	64,271	58,905	29,185	28,781	63,487	50,533	216	178	1,385	1,070
Acquisitions	—	3	308	185	23	7	2	5	74	4
Disposals	(43)	(71)	(18)	(18)	(9)	(15)	—	—	—	—
Revaluation increments/(decrements)	3,413	5,092	1,240	1,185	(3,528)	11,714	(16)	23	36	63
Impairment (losses)/reversals	—	(1)	(9)	(12)	1	—	—	—	—	—
Depreciation and amortisation	1	(4)	(1,231)	(1,189)	(914)	(830)	(21)	(24)	(30)	(28)
Net asset transfers	446	347	1,759	253	2,386	2,077	51	34	11	276

Carrying amount at end of year	68,088	64,271	31,235	29,185	61,446	63,487	232	216	1,477	1,385

							Leased plant and equipment		Total
							2017	2016	2017	2016
							$M	$M	$M	$M
Carrying amount at beginning of year							634	523	159,178	139,990
Acquisitions							118	97	525	302
Disposals							—	—	(70)	(103)
Revaluation increments/(decrements)							32	21	1,178	18,098
Impairment (losses)/reversals							—	—	(8)	(13)
Depreciation and amortisation							(6)	(6)	(2,201)	(2,082)
Net asset transfers							—	—	4,653	2,988

Carrying amount at end of year							778	634	163,256	159,178

6-44	Audited Consolidated Financial Statements 2016–17 – Queensland Government

Notes to the Financial Statements

32.	Property, plant and equipment continued

Level 3 fair value reconciliation

Total State Sector
	Land		Buildings		Infrastructure		Major plant and equipment		Heritage and cultural assets
	2017	2016	2017	2016	2017	2016	2017	2016	2017	2016
	$M	$M	$M	$M	$M	$M	$M	$M	$M	$M
Carrying amount at beginning of year	65,780	60,632	30,937	30,685	115,282	101,281	1,125	1,242	1,385	1,070
Acquisitions	(3)	46	309	246	513	952	2	6	74	4
Disposals	(47)	(79)	(19)	(26)	(36)	(23)	(1)	(5)	—	—
Revaluation increments/(decrements)	3,428	5,160	1,343	1,263	(3,169)	11,339	(53)	(116)	36	63
Impairment (losses)/reversals	(4)	(1)	(11)	(12)	244	(107)	—	—	—	—
Depreciation and amortisation	1	(6)	(1,330)	(1,297)	(2,732)	(2,619)	(83)	(94)	(30)	(28)
Net asset transfers	471	28	1,858	79	3,800	4,458	102	90	11	276

Carrying amount at end of year	69,626	65,780	33,086	30,937	113,902	115,282	1,091	1,125	1,477	1,385

							Leased plant and equipment		Total
							2017	2016	2017	2016
							$M	$M	$M	$M
Carrying amount at beginning of year							634	523	215,144	195,434
Acquisitions							118	97	1,013	1,352
Disposals							—	—	(104)	(133)
Revaluation increments/(decrements)							32	21	1,616	17,730
Impairment (losses)/reversals							—	—	229	(120)
Depreciation and amortisation							(6)	(6)	(4,180)	(4,049)
Net asset transfers							—	—	6,242	4,930

Carrying amount at end of year							778	634	219,960	215,144

Audited Consolidated Financial Statements 2016–17 – Queensland Government	6-45

Notes to the Financial Statements

32.	Property, plant and equipment continued

Level 3 significant valuation inputs and relationship to fair value

General Government Sector
Description	Fair value at 30 June 2017 $M	Significant unobservable inputs
Land	68,088

Level 3 land assets are mainly comprised of those held by the Department of Natural Resources and Mines and Department of National Parks, Sport and Racing. These assets are classified as land under roads, reserves and unallocated state land, national parks and leasehold land.

Land under roads not subject to freehold or leasehold title or reserve tenure vests in the State. This land is valued using the englobo approach as agreed by State Valuers-General. The most significant unobservable input in the valuation of land under roads is the valuers’ judgement in relation to the value that the market would assign to the restrictions placed on the land.

The valuation of reserves and unallocated state land is based, where possible, on recent sales in the general location of the land, adjusted for specific attributes of and restrictions on the land being valued. As such, the most significant unobservable input into the valuation of reserves and unallocated state land is the valuers’ professional judgement applied in determining the fair value.

National park land is valued with reference to sales of land with a similar topography and location. This market data is adjusted by the valuer to reflect the nature of restrictions upon national park land. Accordingly, the most significant input to the valuation of national park land is the valuers’ judgement in relation to the adjustments potential market participants would make to the price paid for this land in light of the restrictions.

		Leasehold land is valued using the present value of the future income from leases over the land. In calculating the value of
		leasehold land, the discount rate applied to the leases is a significant unobservable input.
Buildings	31,235

Buildings classified as Level 3 are those, which due to their specialised nature and/or construction, do not have an active market. These assets are generally valued using a current replacement cost approach.

Within level 3 buildings, major sub-groups exist which are valued using similar methods. The most significant of these groups are schools and early childhood buildings, correctional centres, court houses and juvenile justice facilities, health services buildings (including hospitals) and social housing.

Schools and early childhood buildings are valued on a current replacement cost basis, utilising published current construction costs for the standard components of the buildings. Adjustments and allowances are made for specialised fit out requirements and more contemporary construction/design approaches. Significant judgement is also required in determining the remaining service life of these buildings.

Correctional centres, court houses and juvenile justice facilities are valued using a current replacement cost approach. Significant inputs into this approach are construction costs, locality allowances for regional and remote facilities, remaining useful life and current condition assessments.

6-46	Audited Consolidated Financial Statements 2016–17 – Queensland Government

Notes to the Financial Statements

32.	Property, plant and equipment continued

Level 3 significant valuation inputs and relationship to fair value continued

General Government Sector continued
Description	Fair value at 30 June 2017 $M	Significant unobservable inputs
Buildings continued

Health services buildings (including hospitals) are valued using current replacement cost. In determining the replacement cost of each building, the estimated replacement cost of the asset, or the likely cost of construction, an assessment is performed based on historical records and adjusted for contemporary design/construction practices. The resulting values are adjusted using published locality indices to allow for regional and remote location. The valuers apply professional judgement in assessing the asset’s current condition and remaining service life.

Social housing is valued using market based inputs. However, because multi-unit properties do not have separate titles, significant adjustments are made by valuers. Significant unobservable inputs to the valuers’ adjustments are the discount rate applied to represent the cost of obtaining strata title.

Infrastructure	61,446

Level 3 infrastructure within the GGS is primarily roads held by the Department of Transport and Main Roads, and roads and tracks within national parks and state forests. Due to their specialised nature and the lack of an active market for infrastructure, these assets are valued using a current replacement cost methodology.

Road infrastructure, and roads and tracks within national parks and state forests are valued based on a combination of raw material and other costs of construction compiled by an external expert and internal assumptions based on engineering professional judgement. These inputs take into consideration climatic and environmental conditions for each location and are adjusted for contemporary technology and construction techniques. Accordingly, the most significant unobservable input to the valuation of roads is the calculated replacement cost which is heavily reliant upon engineers’ and valuers’ professional judgement.

During 2015-16, the road infrastructure valuation methodology was reviewed by the Departments of Transport and Main Roads and National Parks, Sport and Racing. Both departments now apply a resource-based assessment for valuation using a series of road stereotypes, with Transport and Main Roads specifically applying a reconstruction approach in deriving replacement cost, rather than the ‘greenfield’ approach used in previous years. The useful lives of road components were also reassessed and extended in some cases.

Heritage and cultural assets	1,477

Heritage and cultural assets are mainly comprised of unique or iconic items which are considered to be of historical or cultural significance. These assets are primarily held by the Queensland Art Gallery and the Queensland Museum. While some of these items are able to be traded, such transactions are highly individualised and accordingly it is not considered that there is an active market for these types of assets.

		Collections held by the Queensland Art Gallery and Queensland Museum are largely valued on an individual basis with reference to recent transactions in similar works or the cost of replicating or recollecting items. Due to the unique nature of these items, despite some reliance on recent transactions in similar items, the most significant input to the valuation of collections held by the Queensland Art Gallery and Queensland Museum is the professional judgement of the valuer.

Audited Consolidated Financial Statements 2016–17 – Queensland Government	6-47

Notes to the Financial Statements

32.	Property, plant and equipment continued

Level 3 significant valuation inputs and relationship to fair value continued

Total State Sector
Description	Fair value at 30 June 2017 $M	Significant unobservable inputs
Infrastructure	113,902	In addition to the infrastructure assets identified above in the GGS, level 3 infrastructure for the TSS includes water, ports, electricity and rail infrastructure assets.

		The majority of water infrastructure assets (mainly Seqwater) are valued using an income based approach. Unobservable inputs in this type of valuation include assumptions about future market conditions and selection of an appropriate discount rate. The discount rate is a significant unobservable input to the valuation of water infrastructure.

		Port infrastructure has been largely valued using an income based approach. Inherent in this valuation process are assumptions in relation to future operating cash flows, projected capital replacement and selection of an appropriate discount rate (equal to the Weighted Average Cost of Capital) for the organisation holding the assets. The discount rate has a significant impact upon the final valuation and, being based upon professional judgement, is an unobservable input.

		The valuation of electricity distribution and transmission infrastructure is undertaken using an income based approach. Being regulated assets, significant professional judgement is required in forecasting future cash flows. The significant unobservable inputs affecting the valuation of electricity infrastructure include assumptions about future revenue caps, future capital expenditure requirements and selection of an appropriate discount rates.

		The valuation of NEM connected power stations is based on an income approach using a pre-tax nominal cash flow and discount rate model and various demand, supply and RET scenarios. The significant unobservable inputs affecting the valuation include assumptions about electricity spot prices, contract load and premium and discount rate.

The majority of rail infrastructure is valued using a current replacement cost methodology except for regional freight assets which are valued on a discounted cash flow basis. The significant unobservable inputs to the current replacement cost valuation are costs to replace existing assets and the assessments of current asset condition and remaining useful life.

Major Plant and Equipment	1,091	Major plant and equipment in the TSS is primarily Queensland Rail rollingstock.

		Rollingstock is valued using a current replacement cost approach. The significant unobservable inputs to the valuation of rollingstock are estimated costs to replace existing assets and the assumptions made about current asset condition and remaining useful life.

6-48	Audited Consolidated Financial Statements 2016–17 – Queensland Government

Notes to the Financial Statements

32.	Property, plant and equipment continued

Assets not recognised

The following assets are not recognised in the Balance Sheet:

Railway corridor land

Under the Transport Infrastructure Act 1994 , railway corridor land was rendered State land under the control of the Department of Natural Resources and Mines which for reporting purposes recorded the land at nil value. This land is on-leased to Queensland Rail via the Department of Transport and Main Roads at no cost.

Library collections

Purchases for common use collections are expensed as they are incurred, except for the State Library’s Library Collection. Purchases for this collection are capitalised and held at fair value in accordance with Queensland Treasury’s Non-Current Asset Policies for the Queensland Public Sector , except for certain heritage assets whose value cannot be reliably measured.

Native forests and biological assets

Disclosures are outlined in Note 34 Other non-financial assets.

User funded assets

Certain wharf facilities, bulk sugar terminals, bulk molasses terminals, bulk grain terminals and grain loading facilities have been constructed on land controlled by Queensland port corporations. These assets are not included in the Balance Sheet as users of the assets have either fully or partially funded these facilities and they are either not considered to be controlled by the corporations or no income will flow from the facilities.

Heritage assets

Certain heritage assets, including artefacts, memorabilia and other historical objects held by agencies, have not been valued or included in the Balance Sheet because of the unique nature of the items and the difficulty in determining a reliable value.

Audited Consolidated Financial Statements 2016–17 – Queensland Government	6-49

Notes to the Financial Statements

33.	Intangibles

General Government Sector
	Cost		Accumulated amortisation		Written down value
	2017	2016	2017	2016	2017	2016
	$M	$M	$M	$M	$M	$M
Software development	1,859	1,740	(1,213)	(1,149)	646	591
Purchased software	348	386	(268)	(304)	80	82
Other	53	49	(16)	(8)	37	41

	2,260	2,175	(1,497)	(1,461)	763	714

	Software		Other		Total
	2017	2016	2017	2016	2017	2016
	$M	$M	$M	$M	$M	$M
Carrying amount at beginning of year	672	671	42	41	714	713
Acquisitions	7	8	3	2	10	10
Acquisitions through internal development	175	142	—	—	175	142
Disposals	(1)	(2)	(1)	—	(2)	(2)
Impairment (losses)/reversals	—	(17)	—	—	—	(17)
Amortisation	(133)	(132)	(6)	(3)	(139)	(134)
Net asset transfers	7	2	(1)	2	6	4

Carrying amount at end of year	726	672	37	42	763	714

6-50	Audited Consolidated Financial Statements 2016–17 – Queensland Government

Notes to the Financial Statements

33.	Intangibles continued

Total State Sector
	Cost		Valuation		Accumulated amortisation		Written down value
	2017	2016	2017	2016	2017	2016	2017	2016
	$M	$M	$M	$M	$M	$M	$M	$M
Software development	2,471	2,335	—	—	(1,659)	(1,546)	811	789
Purchased software	904	874	13	13	(630)	(630)	287	257
Licences and rights	12	16	55	55	(54)	(56)	13	16
Other	348	326	6	8	(53)	(44)	301	290

	3,734	3,550	75	76	(2,396)	(2,275)	1,413	1,352

	Software		Licences and rights		Other		Total
	2017	2016	2017	2016	2017	2016	2017	2016
	$M	$M	$M	$M	$M	$M	$M	$M
Carrying amount at beginning of year	1,046	1,019	16	15	290	290	1,352	1,324
Acquisitions	71	45	—	—	9	4	80	49
Acquisitions through internal development	198	147	—	—	—	—	198	147
Disposals	(2)	(3)	—	—	(2)	—	(4)	(3)
Revaluation increments/(decrements)	—	(2)	—	—	—	—	—	(2)
Impairment (losses)/reversals	—	(17)	—	—	—	—	—	(17)
Amortisation	(244)	(232)	(1)	(1)	(16)	(8)	(261)	(241)
Net asset transfers	28	88	(1)	2	20	4	47	94

Carrying amount at end of year	1,098	1,046	13	16	301	290	1,413	1,352

Intangible assets are recognised in accordance with AASB 138 Intangible Assets . Queensland Treasury’s Non-Current Asset Policies for the Queensland Public Sector which is applicable to departments and statutory bodies, mandates classes of non-current physical and intangible assets. Software is classified as an intangible asset, rather than property, plant and equipment unless it is an integral part of the related hardware.

Internally generated goodwill, brands, and items of similar substance, as well as expenditure on initial research, are specifically excluded from being recognised in the Balance Sheet.

In accordance with the Non-Current Assets Policies for the Queensland Public Sector , the recognition threshold for departments and not-for-profit statutory bodies is $100,000. Items with a lesser value are expensed. The threshold for other entities does not exceed this amount.

Internally generated intangible assets are only revalued where an active market exists for the asset in question, otherwise they are measured at cost.

For information on Impairment policies, refer to Note 16.

Audited Consolidated Financial Statements 2016–17 – Queensland Government	6-51

Notes to the Financial Statements

		General Government Sector		Total State Sector
		2017	2016	2017	2016
		$M	$M	$M	$M
34.	Other non-financial assets

	Current
	Prepayments	292	296	412	395
	Other	5	11	108	117
		297	307	520	512
	Non-current
	Biological assets	7	6	7	7
	Prepayments	373	31	397	56
	Other	2	—	10	16
		382	37	415	79

		679	344	934	591

Other non-financial assets primarily represent prepayments by the State. These prepayments include salaries and wages, grant payments, prepayments under finance lease agreements and payments of a general nature made in advance.

Under AASB141 Agriculture , biological assets are defined as living animals and plants. They are distinguished from other assets by the fact that they have the natural capacity to grow and/or procreate.

	Biological assets are recognised at fair value and include livestock (comprising cattle, horses, goats, sheep and pigs), and plants (comprising grain and cotton crops).

35.	Payables

	Current
	Trade creditors	1,951	1,712	2,633	2,511
	Grants and other contributions	344	199	487	109
	GST payable	73	58	153	139
	Other payables	1,624	1,534	1,767	1,613
		3,992	3,502	5,041	4,373
	Non-current
	Trade creditors	204	66	230	86
	Grants and other contributions	—	—	503	—
	Other payables	175	6	184	9
		379	71	917	94

		4,372	3,574	5,958	4,467

Payables mainly represent amounts owing for goods and services provided to the State prior to the end of the financial year. The amounts are unsecured, are usually paid within 30 days of recognition and are non-interest bearing.

	Payables are recognised at amortised cost using the effective interest rate method.

36.	Employee benefit obligations

	(a) Superannuation liability

	Current
	Superannuation (refer Note 48)	1,962	1,903	1,962	1,903
	Judges’ pensions (refer Note 48)	21	19	21	19
		1,983	1,923	1,983	1,923
	Non-current
	Superannuation (refer Note 48)	23,396	24,702	23,064	24,532
	Judges’ pensions (refer Note 48)	745	735	745	735
		24,141	25,437	23,809	25,267

		26,123	27,360	25,791	27,189

6-52	Audited Consolidated Financial Statements 2016–17 – Queensland Government

Notes to the Financial Statements

36.	Employee benefit obligations continued

Superannuation/retirement benefit obligations

A superannuation liability for the State public sector is recognised in respect of the various employees’ accrued superannuation benefits and represents the difference between the net market value of plan assets and the estimated accrued superannuation benefits at year end.

The present value of the accrued benefits is calculated using the projected unit credit method and represents the actuarial value of all benefits that are expected to become payable in the future in respect of contributions made or periods of service completed prior to the valuation date, allowing for future salary increases.

The costs of providing future benefits to employees are recognised over the period during which employees provide services. All superannuation plan costs, excluding actuarial gains and losses, are recognised in the Operating Statement. Actuarial gains and losses are recognised directly in equity on an annual basis and represent experience adjustments (the effects of differences between the previous actuarial assumptions and what has actually occurred e.g. investment returns on plan assets) and the effects of changes in actuarial assumptions underlying the valuation.

For the State Public Sector Superannuation Scheme (QSuper), expected future payments are discounted using market yields at the reporting date on Government bonds with terms to maturity that match the estimated future cash outflows. The gross discount rate for 10 year Commonwealth bonds at 30 June 2017 was 2.7% (2016: 2.0%).

Employees in the electricity industry contribute to an industry multiple employer superannuation fund, Energy Super Fund (ESF). The ESF uses discount rates in 2017 that are more closely aligned to the corporate bond rate (refer Note 48).

Future taxes are part of the provision of the existing benefit obligations and are taken into account in measuring the net liability or asset.

	General Government Sector		Total State Sector
	2017	2016	2017	2016
	$M	$M	$M	$M
(b) Other employee benefits

Current
Salary and wages payable	717	569	796	650
Annual leave	1,739	1,622	1,927	1,803
Long service leave	418	477	780	833
Other employee entitlements	51	46	199	208
	2,925	2,714	3,702	3,493
Non-current
Long service leave	2,668	2,490	2,754	2,587
Other employee entitlements	15	15	25	25
	2,683	2,505	2,779	2,612

	5,608	5,219	6,481	6,106

Wages, salaries and sick leave

Liabilities for wages and salaries are accrued at year end. For most agencies, sick leave is non-vesting and is expensed as incurred. Liabilities have been calculated based on wage and salary rates at the date they are expected to be paid and include related on-costs.

Annual leave

The Annual Leave Central Scheme (ALCS) was established on 30 June 2008 to centrally fund annual leave obligations of departments, commercialised business units and shared service providers. Members pay a levy equal to their accrued leave cost into the scheme and are reimbursed by the scheme for annual leave payments made to their employees. Entities that do not participate in the ALCS continue to determine and recognise their own leave liabilities.

The State’s annual leave liability has been calculated based on wage and salary rates at the date they are expected to be paid and include related on-costs. In accordance with AASB 119 Employee Benefits , where annual leave is not expected to be paid within 12 months, the liability is measured at the present value of the future cash flows.

Long service leave

A levy of 2.1% of salary and wages costs is paid by participating agencies (predominantly Government departments) into the Long Service Leave Central Scheme which was introduced in 1999-2000. Amounts paid to employees for long service leave are then claimed from the scheme as a reimbursement. The liability is assessed annually by the State Actuary.

Audited Consolidated Financial Statements 2016–17 – Queensland Government	6-53

Notes to the Financial Statements

36.	Employee benefit obligations continued

Long service leave continued

The valuation method used incorporates consideration of expected future wage and salary levels, experience of employee departures and periods of service. On-costs have been included in the liabilities and expenses for the Long Service Leave Central Scheme. These amounts have not been separately identified, as they are not material in the context of the State’s overall employee entitlement liabilities.

The State’s long service leave provisions are calculated in accordance with AASB 119 using yield rates of Government bonds at reporting date and actuarial assumptions which are mutually compatible. The gross discount rate for 10 year Commonwealth bonds at 30 June 2017 was 2.7% (2016: 2.0%).

Entities that do not participate in the Long Service Leave Central Scheme determine their liability for long service leave based on the present value of estimated future cash outflows to be made.

Termination benefits

Termination benefits are payable when employment is terminated before the normal retirement date or when an employee accepts a voluntary redundancy in exchange for these benefits. The State recognises termination benefits when it is demonstrably committed to either terminating the employment of employees according to a detailed formal plan without possibility of withdrawal or providing termination benefits as a result of an offer made to encourage voluntary redundancy.

If termination benefits meet the AASB 119 timeframe criterion for ‘short-term employee benefits’, they are measured according to the AASB 119 requirements for ‘short-term employee benefits’. Otherwise, termination benefits are measured according to the requirements for ‘other long-term employee benefits’. Benefits falling due more than 12 months after balance date are discounted to present value.

		General Government Sector		Total State Sector
		2017	2016	2017	2016
		$M	$M	$M	$M
37.	Deposits, borrowings and advances, securities and derivatives

	(a) Deposits held

	Current
	Deposits at fair value through profit or loss	3	3	5,023	4,733
	Interest bearing security deposits	—	—	17	20
		3	3	5,040	4,753
	(b) Borrowings and advances

	Advances received
	Current
	Commonwealth	24	24	24	24
	Public Non-financial Corporations	1,345	—	—	—
		1,369	24	24	24

	Non-current
	Commonwealth	462	489	462	489
		1,831	514	486	514
	Borrowings
	Current
	Finance lease liability (refer Note 41)	33	30	33	56
	QTC borrowings	143	111	—	—
	Loans - other	17	1	105	44
		193	141	139	100
	Non-Current
	Finance lease liability (refer Note 41)	1,303	1,256	1,303	1,260
	QTC borrowings	31,216	34,089	—	—
	Loans - other	528	—	774	250
		33,047	35,345	2,078	1,510

		33,240	35,486	2,216	1,610

At 30 June 2017, $2.505 billion was held in a redraw facility with QTC and offset against QTC borrowings in the Balance Sheet. The redraw was reduced by $1 billion in early July 2017. Lease liabilities are effectively secured, as the rights to the leased assets revert to the lessor in the event of a default. Interest on finance leases is recognised as an expense as it accrues.

6-54	Audited Consolidated Financial Statements 2016–17 – Queensland Government

Notes to the Financial Statements

37.	Deposits, borrowings and advances, securities and derivatives continued

	General Government
	Sector		Total State Sector
	2017	2016	2017	2016
	$M	$M	$M	$M

(c) Securities and derivatives

Current
Government securities issued	19	—	14,837	16,376
Derivatives
Derivatives - cash flow hedges	—	—	384	190
Other derivatives	—	—	435	194
	19	—	15,656	16,761
Non-current
Government securities issued	—	—	83,311	84,009
Derivatives
Derivatives - cash flow hedges	—	—	27	60
Other derivatives	—	—	225	515
	—	—	83,562	84,585

	19	—	99,219	101,346

The classification of deposits held, borrowings and advances, securities and derivatives disclosed in (a), (b) and (c) above are classified as either financial liabilities held at amortised cost or as financial liabilities at fair value through profit or loss. The carrying amount of financial liabilities in each of the categories is disclosed in Note 47.

Financial liabilities held at amortised cost

Financial liabilities held at amortised cost are initially measured at fair value plus any directly attributable transaction costs and subsequently measured at amortised cost using the effective interest method.

Financial liabilities measured at amortised cost include interest bearing security deposits, GGS loans from QTC and advances from the Commonwealth and PNFCs. The GGS loans from QTC and advances from PNFCs are eliminated on consolidation of the Total State Sector.

Financial liabilities at fair value through profit or loss

Financial liabilities are classified as fair value through profit or loss at balance date if they are classified as held for trading or designated so upon initial recognition. Financial liabilities at fair value through profit or loss are valued at fair value at balance date. Unrealised gains and losses are brought to account as other economic flows included in the operating result.

Financial liabilities at fair value through profit or loss include deposits, government securities issued by QTC and derivatives. In relation to deposits, income derived from their investment accrues to depositors daily. The amount shown in the Balance Sheet represents the market value of deposits held at balance date. Collateral held and securities which are sold under agreements to repurchase are disclosed as deposits.

Government securities issued include Treasury notes, Australian and overseas bonds, commercial paper and medium term notes, principally raised by QTC.

Derivative financial instruments

The State, through its controlled entities, enters into derivative financial instruments in the normal course of business in order to hedge exposure to movements in interest rates, commodity prices and foreign currency exchange rates. Strict criteria must be met in order for derivatives to be hedge accounted. GGS entities do not engage in speculative trading.

Derivative financial instruments are initially recognised at fair value on the date on which a derivative contract is entered into and are subsequently remeasured to their fair value at each balance date.

Derivative instruments are used to hedge the State’s exposures to interest rate, foreign currency, commodity prices and credit risks as part of asset and liability management activities. In addition, they may also be used to deliver long term floating rate or long term fixed rate exposure. Derivatives may be designated as either hedges of the fair value of recognised assets or liabilities or firm commitments (fair value hedges) or as hedges of the cash flows of recognised assets and liabilities and highly probable forecast transactions (cash flow hedges). Gains or losses on fair value hedges are recognised as other economic flows included in the operating result. Gains or losses on the effective portion of cash flow hedges are recognised directly in the hedge reserve in equity, while the ineffective portion is recognised immediately as other economic flows included in the operating result.

Audited Consolidated Financial Statements 2016–17 – Queensland Government	6-55

Notes to the Financial Statements

37.	Deposits, borrowings and advances, securities and derivatives continued

Derivative financial instruments continued

Amounts taken to the hedge reserve in equity are transferred to the operating result when the hedged transaction affects the operating result, such as when a forecast sale or purchase occurs or when the hedge becomes ineffective. Where the forecast transaction that is hedged results in recognising a non-financial asset or liability, the gains or losses previously deferred in equity are transferred to the carrying amount of the asset or liability.

When a hedging instrument expires or is sold or terminated, or when a hedge no longer meets the criteria for hedge accounting, any cumulative gain or loss existing in equity at that time remains in equity and is recognised when the forecast transaction is ultimately recognised as other economic flows included in the operating result. When a forecast transaction is no longer expected to occur, the cumulative gain or loss that was reported in equity is immediately transferred to the operating result.

All derivatives are carried as assets when fair value is positive and liabilities when fair value is negative. Derivative assets are disclosed in Note 25(a). Derivative instruments used by the State include: options, futures contracts, electricity derivative contracts, forward starting loans, forward rate agreements, foreign exchange contracts, cross currency swaps and interest rate swaps which may be categorised as:

(i) Cash flow hedges

Electricity derivatives (mostly price swaps and futures) are used to protect against movements in the price of electricity. The contracts are recognised at trade date and settled net, with cash flows expected within three years.

Commodity swaps are used to hedge against price fluctuations of commodities, such as diesel fuel and gas.

Forward exchange contracts and cross currency swaps are entered into to protect against foreign exchange movements. These transactions relate to contracted purchases of components used in capital investments, capital equipment and operating expenditure denominated in foreign currencies.

The portion of the gain or loss on the hedging instrument that is determined to be an effective hedge is recognised directly in equity. When the cash flows occur, amounts that had been recognised in the hedge reserve in equity are transferred to the operating result. Where the forecast transaction that is hedged results in recognising a non-financial asset or liability, the gain or loss previously deferred in equity is transferred to the carrying amount of the asset or liability.

TSS net gains/losses deferred to or removed from equity were as follows:

–	net losses deferred to equity totalled $664 million (2016: $350 million);

–	net losses of $411 million (2016: $141 million) were removed from equity and reclassified to the operating result as a result of cash flow hedge settlements;

–	a gain of nil (2016: $1 million) was removed from equity and transferred to the cost of components.

No amounts were deferred to or removed from equity by GGS entities in 2017 or 2016.

(ii) Derivatives which do not qualify for hedge accounting

Certain derivatives do not qualify for hedge accounting as they are held for trading or not designated as hedges. These instruments typically include some electricity derivatives such as swaps, caps and options and environmental derivatives contracts, such as forward contracts and options. Interest rate swaps, forward rate agreements, options and credit default swaps are also used to hedge exposure to interest rate movements, foreign currency and credit risks but are not hedge accounted.

		General Government Sector		Total State Sector
		2017	2016	2017	2016
		$M	$M	$M	$M
38.	Provisions

	Current
	Outstanding claims
	Workers’ compensation	—	—	1,054	1,050
	Other	123	122	133	129
	Onerous contracts	—	—	18	22
	National Injury Insurance Scheme Queensland	—	—	17	—
	Queensland Government Insurance Fund	138	160	138	160
	Other	243	257	325	347
		504	539	1,684	1,708

6-56	Audited Consolidated Financial Statements 2016–17 – Queensland Government

Notes to the Financial Statements

38.	Provisions continued

	General Government
	Sector		Total State Sector
	2017	2016	2017	2016
	$M	$M	$M	$M
Non-current
Outstanding claims
Workers’ compensation	—	—	1,649	1,641
Other	304	300	316	311
Onerous contracts	—	—	153	174
National Injury Insurance Scheme Queensland	—	—	440	—
Queensland Government Insurance Fund	1,031	723	1,031	723
Other	83	39	631	507
	1,418	1,062	4,220	3,356

	1,922	1,601	5,904	5,064

Provisions are recognised when there is a present legal or constructive obligation as a result of past events, it is probable that an outflow of resources will be required to settle the obligation and the amount has been reliably estimated. Where there are a number of similar obligations, the likelihood that an outflow will be required is determined by considering the class of obligations as a whole. Provisions are measured at the present value of the estimate of the expenditure required to settle the present obligation at the reporting date. The discount rate used to determine the present value reflects current market assessment of the time value of money and risks specific to the liability.

Outstanding Claims

The liability for outstanding claims is measured as the present value of expected future payments, the majority of which are actuarially assessed. The liability includes outstanding claim recoveries and reinsurance receivables.

	General Government
	Sector		Total State Sector
	2017	2016	2017	2016
	$M	$M	$M	$M
Outstanding claim recoveries and reinsurance receivables	3	3	174	164

In accordance with AASB 1023 General Insurance Contracts , the claims liability includes a risk margin in addition to expected future payments. These liabilities are discounted for the time value of money using risk-free discount rates that are based on current, observable, objective rates. The discount rate applied to Workers’ Compensation gross outstanding claims as at 30 June 2017 was 2.5% (2016: 1.7%).

National Injury Insurance Scheme Queensland (NIISQ)

NIISQ was established on 1 July 2016 to provide ongoing lifetime treatment, care and support services for people who sustain eligible, serious personal injuries in a motor vehicle accident on or after 1 July 2016, regardless of fault.

The NIISQ is funded via a levy which Queensland motorists pay for in conjunction with their Compulsory Third Party (CTP) premium and registration. The levy is set annually and is based on actuarial advice to fully fund present and likely future liabilities of the scheme. Scheme liabilities are long term in nature and estimates of costs are sensitive to underlying financial assumption for inflation and the discount rate. Actuarial assumptions underpinning the levy adopt long-term assumptions for inflation and the discount rate to support year to year levy stability (4.1% p.a. and 6.% p.a. respectively for 2016-17).

NIISQ provisions are assessed annually by independent actuaries and are measured in accordance with AASB 137 as the present value of the expected future payments for claims of the NIISQ incurred up to 30 June 2017, including claims incurred but not reported. The estimate of the NIISQ provision is based on market consistent assumptions of 3.5% p.a. inflation and the discount rate of 3.8% p.a. as at 30 June 2017.

Queensland Government Insurance Fund (QGIF)

QGIF was established as a centrally managed self-insurance fund for the State’s insurable liabilities covering property, medical and other liabilities and is an administrative arrangement within the Consolidated Fund. QGIF aims to improve the management of insurable risks through identifying, providing for and funding the Government’s insurance liabilities. Participating government agencies pay premiums into the fund to meet the cost of claims and future insurable liabilities. QGIF outstanding claim liabilities are reported at whole of Government level, with claims paid out of Queensland Treasury’s Administered accounts.

The State’s QGIF provisions are actuarially assessed annually and are calculated in accordance with AASB 137. The liabilities relate to all claims incurred prior to 30 June 2017 and include an estimate of the cost of claims that are incurred but not reported. Expected future payments are discounted using yields on Australian government bonds. This risk free discount rate applied as at 30 June 2017 was 2.55% (2016: 1.85%).

Audited Consolidated Financial Statements 2016–17 – Queensland Government	6-57

Notes to the Financial Statements

38. Provisions continued

Queensland Government Insurance Fund (QGIF) continued

In November 2016, Queensland introduced legislation removing the statutory limitation periods applying to civil actions brought by survivors of child sexual abuse. The removal of the limitation period is the key driver of the increase in QGIF liabilities as at 30 June 2017.

The outstanding claims liability is a central estimate and includes no prudential margin.

Other provisions

(i) Power Purchase/Pooling Agreement provisions

A provision for onerous contracts has been realised in relation to long-term power purchase/pooling agreements (PPAs) when the unavoidable costs of meeting the ongoing obligations under these agreements exceed the expected benefits to be received. The provision for onerous contracts reflects the net present value of the least net cost of exiting these onerous PPAs, which is the lower of the cost of fulfilling the agreements or the compensation payable, as defined in these agreements, for early termination.

An onerous contract provision exists in relation to the Gladstone Interconnection and Power Pooling Agreement and was remeasured downwards by $37 million during the year due to a change in future year cash flow assumptions.

The extent of the future losses from the power purchase/pooling agreements will depend on future wholesale pool prices as well as the need for the State to meet its network support obligations. The future level of Queensland wholesale pool prices remains significantly uncertain. The critical determinants of future pool prices will be the bidding behaviour of participants in the National Electricity Market, load growth, network reliability and the introduction of new generation capacity. The discount rate used reflects current market assessments of the time value of money and the risks specific to these obligations.

(ii) Restoration provisions

Provisions are recognised for dismantling, removal and restoration costs where a constructive obligation exists. The present value of the obligation is recorded in the initial cost of the asset.

General Government Sector movements in provisions
	Outstanding Claims	QGIF	Other Provisions	Total
	2017 $M	2017 $M	2017 $M	2017 $M
Carrying amount at beginning of year	422	882	296	1,601
Additional provisions recognised	128	450	74	652
Reductions in provisions and payments	(121)	(127)	(59)	(307)
Change from remeasurement and discounting adjustments	(1)	(37)	14	(23)

Carrying amount at end of year	427	1,169	326	1,922

Total State Sector movements in provisions	Outstanding Claims	NIISQ	QGIF	Other Provisions	Total
	2017 $M	2017 $M	2017 $M	2017 $M	2017 $M
Carrying amount at beginning of year	3,132	—	882	1,050	5,064
Additional provisions recognised	1,829	458	450	112	2,849
Reductions in provisions and payments	(1,454)	(1)	(127)	(112)	(1,693)
Change from remeasurement and discounting adjustments	(356)	—	(37)	76	(316)

Carrying amount at end of year	3,151	457	1,169	1,127	5,904

6-58	Audited Consolidated Financial Statements 2016–17 – Queensland Government

Notes to the Financial Statements

		General Government Sector		Total State Sector
		2017 $M	2016 $M	2017 $M	2016 $M
39.	Other liabilities

	Current
	Unearned revenue	576	452	720	578
	Environmental surrender obligations (RECs, GECs, NGACs)	—	—	123	115
	Other	194	195	129	135
		771	647	972	828
	Non-current
	Unearned revenue	246	133	702	626
	Other	14	12	19	17
		261	145	721	643

		1,031	792	1,693	1,471
40.	Reconciliation of operating result to net cash flows from operating activities

	Operating result	3,202	943	7,294	(4,122)

	Non-cash movements:
	Depreciation and amortisation	3,068	2,921	5,493	5,318
	Net (gain)/loss on disposal/revaluation of non-current assets and settlement of liabilities	(12)	(3)	150	1,275
	Impairment and write-off of bad debts	(21)	12	(237)	136
	Equity accounting (profit)/loss	3	2	3	2
	Unrealised net (gain)/loss on borrowings/investments	310	(2)	(4,818)	1,540
	Revaluation (increments)/decrements	(25)	(29)	(436)	189
	Net asset write downs, transfers and donations	(383)	(13)	(452)	(88)
	Other	(685)	334	122	147

	(Increase)/decrease in receivables	(895)	264	(363)	(423)
	(Increase)/decrease in inventories	26	23	(85)	(43)
	(Increase)/decrease in prepayment and other assets	(25)	50	(18)	85
	Increase/(decrease) in payables	698	(99)	1,439	96
	Increase/(decrease) in provisions	204	203	634	387
	Increase/(decrease) in other liabilities	196	51	283	237
	Total non-cash movements	2,458	3,713	1,717	8,856
	Cash flows from operating activities	5,660	4,657	9,011	4,734
41.	Expenditure commitments
	As at 30 June 2017, State Government entities had entered into the following capital and lease commitments. Commitments are exclusive of anticipated recoverable GST.

These commitments are in addition to those disclosed as Public Private Partnerships (PPPs) in Note 27, except for finance lease commitments related to Education and Transport and Main Roads’ PPPs and operating lease commitments for 1WS which are also included in Note 27.

	Other than obligations under finance leases, commitments have not been recognised as liabilities in the Balance Sheet.
	Capital expenditure commitments

	Capital expenditure commitments contracted for at reporting date but not recognised in the Balance Sheet are:	2,644	1,858	3,208	2,486

	Operating lease commitments
	Not later than 1 year	514	451	642	561
	Later than 1 year but not later than 5 years	1,448	1,129	1,852	1,537
	Later than 5 years	1,369	703	1,928	1,332
		3,331	2,283	4,422	3,430

Operating leases are entered into as a means of acquiring access to office accommodation and storage facilities. Lease payments are generally fixed but with inflation escalation clauses on which contingent rentals are determined. Some renewal or extension options exist in relation to operating leases. No operating leases contain restrictions on financing or other leasing activities.

Audited Consolidated Financial Statements 2016–17 – Queensland Government	6-59

Notes to the Financial Statements

		General Government Sector		Total State Sector
		2017	2016	2017	2016
		$M	$M	$M	$M
41.	Expenditure commitments continued

	Finance lease commitments

	Not later than 1 year	142	130	142	157
	Later than 1 year but not later than 5 years	604	558	604	562
	Later than 5 years	2,296	2,266	2,296	2,266
	Total minimum lease payments*	3,041	2,954	3,041	2,986
	Future finance charges	(1,705)	(1,669)	(1,705)	(1,670)
	Total lease liabilities	1,337	1,285	1,337	1,316
	Current lease liabilities (refer Note 37)	33	30	33	56
	Non-current lease liabilities (refer Note 37)	1,303	1,256	1,303	1,260
		1,337	1,285	1,337	1,316

Finance leases are entered into as a means of funding the acquisition of certain non-current physical assets. Lease payments are generally fixed. No leases have escalation clauses other than in the event of payment default. A small number of leases have renewal or purchase options. Where such options exist, they are all exercisable at market prices.

	* Includes minimum lease payments in relation to Education and Transport and Main Roads of $1.1 billion (2016: $1.055 billion) which are included in Note 27 PPPs.

42.	Cash and other assets held in trust

	Various monies were held in trust by State Government agencies at year end and have not been included as assets/liabilities in the Balance Sheet. A summary follows of entities holding assets in trust:

	QIC Limited	—	—	42,822	38,146
	The Public Trustee of Queensland	1,763	1,668	1,763	1,668
	Department of Natural Resources and Mines	205	43	205	43
	Queensland Performing Arts Trust	21	23	21	23
	Queensland Police Service	19	21	19	21
	Queensland Treasury	22	18	22	18
	Department of Housing and Public Works	8	12	8	12
	QRAA	34	52	34	52
	Justice and Attorney-General	50	44	50	44
	Other	129	44	129	44
		2,251	1,925	45,073	40,071

Security, tender and other deposits administered by the State in a fiduciary or trust capacity are not recognised in the financial statements but are disclosed for information purposes. Whilst these transactions and balances are in the care of the State, they are subject to the normal internal control and external audit requirements.

43.	Contingent assets and liabilities

Contingent assets and liabilities represent items that are not recognised in the Balance Sheet because at balance date:

-	there is a possible asset or obligation arising from past events whose existence will be confirmed by the occurrence or non-occurrence of one or more uncertain future events not wholly within the control of the Government; or

-	there is a present obligation arising from past events but it is not recognised because it is either not probable that an outflow of resources embodying economic benefits will be required to settle the obligation or the amount of the obligation cannot be measured reliably.

Below are details of the more significant contingent assets and liabilities from a General Government and TSS perspective.

Pursuant to section 15 of the Queensland Treasury Corporation Act 1988 , any losses of QTC are the responsibility of the Consolidated Fund. On this basis, the contingent assets and liabilities of the Corporation, which forms part of the Public Financial Corporations Sector, are also incorporated in GGS statements.

6-60	Audited Consolidated Financial Statements 2016–17 – Queensland Government

Notes to the Financial Statements

43.	Contingent assets and liabilities continued

	General Government Sector		Total State Sector
	2017	2016	2017	2016
	$M	$M	$M	$M
Contingent liabilities - quantifiable

Nature of contingency

Guarantees and indemnities	51,945	52,875	10,421	10,452
Other	326	1,230	328	1,235
	52,270	54,105	10,748	11,687

Guarantees and indemnities

General Government Sector

For the GGS, these mainly comprise guarantees of borrowings by local governments and Public Non-financial Corporations from QTC of $8.938 billion and $41.470 billion (2016: $9.063 billion and $42.395 billion) respectively and of insurance policies issued by Suncorp Life and Superannuation Limited of $274 million (2016: $295 million). QTC also provided guarantees of $180 million (2016: $100 million) relating to the trading activities in the National Electricity Market of subsidiaries of Energy Queensland Limited, a Queensland Government-owned corporation.

Total State Sector
From a Total State perspective, borrowings by Public Non-financial Corporations from QTC as disclosed above are eliminated on consolidation.

Other

General Government Sector

As at 30 June 2017, there are 16 cases (2016: 20 cases) filed with the courts relating to revenue collected by the Office of State Revenue. An estimate of the liability should the outcomes of the above mentioned cases prove unfavourable for the State is $271 million (2016: $251 million).

Queensland Treasury is potentially liable for Employer Support and Youth Boost payments of up to $51 million under the Queensland Government’s Back to Work initiative. The potential payments to eligible employers are subject to the employer meeting the required continuous employment milestones and eligibility criteria under the initiative.

Under the agreement entered into for the development of the 1 William Street site, the State entered into a sub-lease of the building when construction was completed during the year. The State’s commitment for the operating lease payments on the building sub-lease is now included in Note 41 as an operating lease commitment.

Contingent liabilities - not quantifiable

General Government Sector

Legal proceedings and disputes

A number of legal actions have been brought against the State Government and its agencies. Notification has also been received of a number of other cases that are not yet subject to court action but which may result in subsequent litigation.

Due to the wide variety and nature of the claims and the uncertainty of any potential liability, no value has been attributed to these actions/claims.

Native Title

A number of native title claims that affect the Queensland Government have been filed with the National Native Title Tribunal under the Native Title Act 1993 (Commonwealth). The Native Title Act provides for payment of compensation to native titleholders for a variety of acts that may affect native title.

The Government has a potential significant liability in respect of compensation arising from actions that have impaired native title rights and interests since 1975. This is likely to be the subject of future litigation particularly following the Federal Court decision in Griffith v Northern Territory, which included a methodology to value the impairment of native title.

Audited Consolidated Financial Statements 2016–17 – Queensland Government	6-61

Notes to the Financial Statements

43.	Contingent assets and liabilities continued

Contingent liabilities - not quantifiable continued

General Government Sector continued

Securities, warranties and guarantees

The State has provided a number of securities, warranties and guarantees in the normal course of business. The amount of any future claims against these securities, warranties and guarantees cannot be reliably estimated.

Financial assurance liability gap for mining projects

Financial assurances are required for mining projects to cover the rehabilitation liability should a mining leaseholder fail to undertake rehabilitation. The liability to undertake rehabilitation work remains the responsibility of the mining leaseholder. The State’s responsibility in regards to rehabilitation is limited to managing any potential public safety and health risks only. At reporting date, it is not possible to determine the extent or timing of any potential financial effect of this responsibility.

Long-term sales permits

The Department of Agriculture and Fisheries has issued long-term permits to various sawmilling businesses regarding the supply of log timber from State-owned native forests. These sales permits provide for the payment of compensation by the State to the holder to the extent that the specified quantity of log timber is not harvested from the particular State-owned forests.

Collingwood Park guarantee

Due to a mine subsidence event that occurred at Collingwood Park in 2008, the State, under the Mineral Resources Act 1989, provides a guarantee to owners of affected land to stabilise land, repair subsidence related damage (if cost effective to do so), or purchase land beyond economic repair.

Investigations into non-conforming building products

The State has established a dedicated taskforce to determine the existence of, and develop a response strategy regarding, non-conforming building products (particularly around aluminium composite panelling) on Queensland Government owned buildings and non-government owned buildings. At the time of certification of the financial statements, the taskforce has not been able to confirm the extent of this risk for the State or a quantification of the financial impact. This work will conclude in 2017-18.

Impact of disasters

As a result of disasters impacting Queensland (the most recent being Severe Tropical Cyclone Debbie), further claims are anticipated on the State via the Queensland Reconstruction Authority. As per the 2017-18 Budget papers, the expected future expenditure in relation to disasters is $1.284 billion (2016: $406 million), the majority of which is expected to be recovered from the Commonwealth.

The Queensland Floods Commission of Inquiry delivered its Final Report on 16 March 2012. The State is implementing relevant recommendations from the Interim and Final Reports. Certain property owners have commenced a class action making claims against the State in respect of the January 2011 flood.

Social benefit bond trial

The Department of Communities, Child Safety and Disability Services has entered into a Social Benefit Bond (SBB) trial as part of the Queensland Government’s initiative to improve social outcomes. A SBB is a financial instrument issued to private investors, where the returns the investors receive are based on the achievement of agreed social outcomes. The capital provided by the private investors will be used to fund specific social services to the community by a selected non-government organisation. The department will be required to meet all performance payments, which are subject to the delivery of the outcomes under the SBB.

Contaminated land

The State Government controls certain areas of land that are affected by pollutants. The agencies involved will be obliged to restore these assets to a safe and useable condition in the event that their use changes, for example, when the land is sold. Given its nature, it is not possible to provide an estimate of the potential liability of this exposure.

Commonwealth Redress Scheme for Survivors of Institutional Child Sexual Abuse

The Commonwealth announced its intention to establish the Commonwealth Redress Scheme for Survivors of Institutional Child Sexual Abuse (the Scheme) on 4 November 2016 in response to the recommendations of the Royal Commission into Institutional Responses to Child Sexual Abuse. The Scheme is intended to commence operation from 1 July 2018 and run for 10 years. The Scheme will provide survivors with a direct personal response, access to psychological counselling, and a monetary redress payment of between $5,000 and $150,000. The Queensland Government may opt-in to the Commonwealth Redress Scheme, resulting in a liability for the redress payments. It is not possible to make a reliable estimate of the amounts payable, or the number of claimants, at this time.

6-62	Audited Consolidated Financial Statements 2016–17 – Queensland Government

Notes to the Financial Statements

43.	Contingent assets and liabilities continued

Contingent liabilities - not quantifiable continued

Total State Sector

In addition to the above GGS non-quantifiable contingent liabilities, the following relate specifically to the Public Non-financial and Financial Corporation Sectors.

WorkCover Queensland

The Workers’ Compensation and Rehabilitation Act 2003 provides that the State Government guarantees every WorkCover policy or other insurance contract with WorkCover Queensland, a statutory body. Given the nature of this contingency, it is not possible to estimate the liability, if any, due under this heading.

QIC Limited

QIC Limited, in its capacity as trustee, is potentially liable for the unsettled liabilities of a number of trusts that it administers. However, under the respective trust deeds, the Corporation is entitled to be indemnified out of the assets of the trusts for any losses or outgoings that may be sustained in its role as trustee, provided the trustee has acted within the terms of the trust deeds.

The directors have assessed the recoverable amounts of the assets of the trusts and concluded that currently they have excess assets over liabilities.

Funds managed by QIC Limited in a trustee capacity totalled $43.135 billion at 30 June 2017 (2016: $38.449 billion).

State asset sales

As part of the State’s asset sales process in 2011-12 (the initial public offering of shares in QR National Limited (now Aurizon Limited), the Forestry Plantations business, the Port of Brisbane business, the Abbot Point Coal Terminal (X50) business and Queensland Motorways Limited), the State put in place a number of contractual arrangements which result in contingent liabilities as follows:

-	Superannuation indemnity for QR National and Forestry Plantations Queensland for the cost of employer contributions above a particular threshold for their employees who remained as members of QSuper’s defined benefit category;

-	State indemnities for directors and officers of relevant Government-owned corporations and State public servants were put into place in relation to liabilities which might arise out of the restructuring and sale of the various sale entities;

-	Indemnities as to tax and other liabilities (including previous cross border lease liabilities) accrued during the State’s ownership;

-	Compensation potentially payable in the event that the leases issued over land and infrastructure by State agencies are terminated;

-	Compensation potentially payable for improvements in the event of the termination of relevant leases; and

-	Various warranties in relation to the businesses sold.

At present, management are unaware of any breaches of agreements and there are no claims being made. As such, it is not possible to estimate any potential financial effect should such a claim arise in the future.

Julia Creek derailment - Environmental incident

Following the derailment of a third party operator’s train near Julia Creek in December 2015, all remediation and validation works within the rail corridor have been completed. All required reports have been provided by Queensland Rail.

	General Government
	Sector		Total State Sector
	2017	2016	2017	2016
	$M	$M	$M	$M
Contingent assets - quantifiable

Nature of contingency

Guarantees and indemnities	6,929	7,352	7,665	8,170
Other	12	1,055	12	1,065
	6,941	8,407	7,678	9,235

Audited Consolidated Financial Statements 2016–17 – Queensland Government	6-63

Notes to the Financial Statements

43.	Contingent assets and liabilities continued

Contingent assets - quantifiable continued

Guarantees

General Government Sector

The Department of Natural Resources and Mines holds financial assurances of $5.361 billion (2016: $5.665 billion) for mining projects, to cover rehabilitation should a leaseholder fail to undertake rehabilitation.

The Departments of Environment and Heritage Protection and Natural Resources and Mines hold bank guarantees totalling $1.461 billion and $17 million (2016: $1.265 billion and $29 million) respectively as financial security to ensure compliance with various acts, environmental management activities, vegetation management development applications and other agreements.

The Department of State Development holds bank guarantees in relation to the Queensland Investment Incentive Scheme (QIIS) grants and other financial support provided to public sector proponents totalling $33 million (2016: $35 million).

The Department of Infrastructure, Local Government and Planning holds bank guarantees for the performance and satisfaction of construction contracts amounting to $53 million (2016: $23 million).

Total State Sector

In addition to the above General Government quantifiable guarantees and indemnities, the following relate specifically to the Public Non-financial and Financial Corporation sectors.

WorkCover Queensland holds bank guarantees on behalf of self-insurers totalling $489 million (2016: $499 million).

Queensland Rail holds bank, insurance company and other guarantees of $186 million (2016: $220 million).

Energy Queensland Limited holds bank guarantees totalling $62 million (2016: $98 million) mainly relating to the construction of capital assets for energy customers.

Other

General Government Sector

NDRRA claim

In relation to the 2014-15 NDRRA claim lodged with the Commonwealth in March 2016, the Commonwealth had not approved or paid the $1.05 billion anticipated under the claim at 30 June 2016. Because of uncertainties in the approval process for NDRRA claims, this was only recognised as a contingent asset in 2015-16. The Commonwealth paid the amount owing in 2016-17.

Construction Industry Skills Centre Pty Ltd

A non-recoverable loan of $11 million (2016: $11 million) paid to Construction Industry Skills Centre Pty Ltd is repayable to the State Government in circumstances contingent on the winding up of the company and related trust.

Contingent assets - not quantifiable

General Government Sector

Department of Natural Resources and Mines and SunWater Limited land

The Department of Natural Resources and Mines and SunWater Limited (SunWater) share a 8.827 hectare site at Rocklea. Various agreements entered into since 2001 between the Department of Natural Resources and Mines and SunWater carry an obligation on SunWater to provide a freehold portion of land to the department at no cost with sale proceeds from the surplus land payable to SunWater. The sale of surplus land is subject to various approvals from Brisbane City Council, leading to uncertainty about the timing of the sale and therefore the time at which the Department of Natural Resources and Mines will receive freehold title. For these reasons, it is not possible to provide a reliable estimate of the value of the land at balance date.

National Health Reform funding

The Department of Health may receive additional National Health Reform funding from the Commonwealth Government for health care activities delivered in 2014-15 and 2015-16. This is contingent on decisions being made by the Commonwealth and therefore cannot be reliably measured as at 30 June 2017.

6-64	Audited Consolidated Financial Statements 2016–17 – Queensland Government

Notes to the Financial Statements

43.	Contingent assets and liabilities continued

Contingent assets - not quantifiable

Total State Sector

Insurance claims

There are a number of insurance and other claims against external parties yet to be finalised in relation to various matters.

Bank guarantees

SunWater Limited holds a number of bank guarantees in the event of non-payment of services.

QIC performance fees

Performance fees are potentially receivable by QIC Limited subject to specific criteria being met over the performance period. If the performance criteria are not met over the performance period, no performance fee is receivable. At year end, based on performance to date, there remains a significant degree of uncertainty over whether performance targets will be achieved over the performance periods for some performance fee arrangements and it is not possible to estimate the financial effect of the contingent asset.

44.	Post balance date events

WorkCover Queensland

On 23 August, the Workers’ Compensation and Rehabilitation (Coal Workers’ Pneumoconiosis) and Other Legislation Amendment Bill 2017 (the Bill) was passed by the Queensland Parliament to amend the Workers’ Compensation and Rehabilitation Act 2003. The amendments will alter the workers’ compensation scheme for workers who have been diagnosed with, or suspect they may have, coal workers’ pneumoconiosis (CWP), or ‘black lung’. The key changes will include establishing a medical examination process for retired or former coal workers with suspected CWP; introduce an additional lump sum compensation for workers with CWP; and clarify if a worker with CWP can access further workers’ compensation entitlements if they experience disease progression.

45.	Defeased cross border leases

Stanwell Power Station’s cross border leases, which were entered into in 1995 and 1996, were terminated during the year. In accordance with accounting standards, the leases were treated as finance leases.

There was no lease liability as future lease payments were prepaid at the commencement of the lease.

46.	Financial risk management disclosure

The State’s activities expose it to a variety of financial risks, such as credit risk, liquidity risk and market risk (including interest rate risk, price risk and foreign exchange risk). The State’s overall risk management objectives, policies and strategies focus on minimising financial risk exposures and seek to mitigate potential adverse effects. The diverse nature of the financing and investing activities undertaken by agencies across the Queensland Government supports a decentralised approach to risk management. Individual agencies are responsible for managing risks to which they are exposed.

Risk management strategies in relation to the State’s financial assets and liabilities are summarised below. Additional risk management information can be found in individual agencies’ general purpose financial reports.

(a) Credit risk

Credit risk exposure represents the potential loss that would be recognised if counterparties failed to meet contractual obligations in relation to receivables, loans and other financial assets. Credit risk is regularly assessed, measured and managed in strict accordance with credit risk policies.

The credit risk in relation to receivables is managed in the following manner:

-	trading terms require payment within a specified period after the goods and services are supplied;

-	outstanding accounts are assessed for impairment at each reporting date based on objective evidence of impairment;

-	bad debts are written off as they are incurred;

-	the credit ratings of all counterparties are monitored and limits adjusted where necessary;

-	where possible, transactions are undertaken with a large number of counterparties to avoid concentrations of credit risk;

-	collateral arrangements are utilised to limit derivative credit exposure; and

-	derivative transactions are undertaken via recognised derivative trading exchanges where practical.

Audited Consolidated Financial Statements 2016–17 – Queensland Government	6-65

Notes to the Financial Statements

46.	Financial risk management disclosure continued

(a) Credit risk continued

Receivables and loans past due but not impaired and past due and individually impaired are disclosed in Note 24.

Credit risk in relation to loans and other financial assets is managed through regular analysis of borrowers, potential borrowers and financial market counterparties with respect to their ability to meet interest and capital repayment obligations. Where appropriate, collateral is obtained in the form of rights to securities, deeds of undertaking, letters of credit or guarantees.

Credit risk for the GGS and TSS on recognised financial assets, including derivatives, is the carrying amount of these assets in the Balance Sheet, net of any impairment losses. The State’s major concentrations of credit risk are with the finance sector, the National Electricity Market, the electricity distribution market and rural, housing and health sectors.

The credit exposure for derivative contracts, other than electricity derivatives, is calculated utilising the ‘value-at-risk’ methodology which takes into account the current market value, duration, term to maturity and interest rate and/or exchange rate volatility. The State utilises collateral arrangements to limit its derivative credit exposure.

The State is exposed to significant concentrations of risk in the finance industry. This is difficult to avoid given the size of the State’s investment portfolio and the requirement to invest with counterparties rated BBB+ or better and to invest in highly liquid securities. A ratings-based approach is used to determine maximum credit exposure, as well as the counterparty’s credit metrics, country of domicile, size of its funding programs, asset composition and quality of the underlying security.

The State’s largest holder of investments and non-electricity derivatives is QTC. QTC’s credit risk exposures and its counterparty exposures by rating are as follows:

By credit rating 2017	AAA	AA+	AA	AA-	A+	A	Other	Total
	$M	$M	$M	$M	$M	$M	$M	$M
Cash & equivalent	—	—	—	2,125	—	—	—	2,125
Financial assets	1,413	382	332	14,848	1,244	570	339	19,128
Derivatives	—	—	—	69	45	—	—	114

	1,413	382	332	17,042	1,289	570	339	21,367

	6%	2%	2%	80%	6%	2%	2%	100%

By credit rating 2016	AAA	AA+	AA	AA-	A+	A	Other	Total
	$M	$M	$M	$M	$M	$M	$M	$M
Cash & equivalent	—	—	—	1,142	—	—	—	1,142
Financial assets	2,324	807	109	12,114	709	171	140	16,374
Derivatives	—	—	—	249	41	42	2	334
Other	—	—	—	585	387	—	—	972

	2,324	807	109	14,090	1,137	213	141	18,822

	12%	3%	—	75%	7%	1%	2%	100%

The State also operates in the National Electricity Market, operated by the Australian Energy Market Operator, which has strict prudential guidelines that minimise the potential for credit related losses. This is supported by individual agencies’ Board approved policies. Security deposits, letters of credit or bank guarantees are obtained from customers to mitigate possible losses. Credit risk exposures that relate to electricity derivative financial instruments are managed under International Swaps and Derivatives Association (ISDA) agreements. The ISDA also has a strict credit policy, based on counterparties’ credit ratings and requiring appropriate security.

The State has made loans and advances to primary producers and small businesses at either commercial or concessional interest rates. The credit risk of the rural sector is mitigated through collateral in the form of real property mortgages.

Master netting arrangements

The GGS does not have financial instruments that are subject to enforceable master netting arrangements or similar agreements.

The TSS enters into derivative transactions under ISDA Master Agreements and similar agreements. Under the terms of these agreements, the right to set off is enforceable only on the occurrence of default or other credit events. The TSS’s ISDA agreements do not currently meet the criteria for offsetting at balance date, and accordingly the relevant assets and liabilities are shown grossed up.

Collateral is also transferred with derivative counterparties to reduce the TSS’s credit exposure.

6-66	Audited Consolidated Financial Statements 2016–17 – Queensland Government

Notes to the Financial Statements

46.	Financial risk management disclosure continued

(a) Credit risk continued

		Master
	Gross	netting &	Net
	amount	collateral	amount
	$M	$M	$M
2017
Financial assets:
- Derivative assets	916	(651)	265
Financial liabilities:
- Derivative liabilities	1,068	(518)	550
- Non-derivative financial liabilities	1	(1)	—

Net exposure	(153)	(132)	(285)

2016
Financial assets:
- Derivative assets	623	(361)	262
Financial liabilities:
- Derivative liabilities	967	(650)	317

Net exposure	(345)	289	(56)

(b) Liquidity risk

Liquidity risk arises from the possibility that individual agencies may be unable to settle a transaction on the due date. A range of funding strategies is used to ensure funds are available, such as maintaining a sufficient level of cash holdings to fund unexpected cash flows. QTC measures the minimum liquidity requirement to comfortably meet the following scenarios simultaneously:

-	Standrd & Poor’s Liquidity Ratio - maintain a ratio greater than 80%;

-	Liquidity forecast - maintaining a minimum of $4 billion forecast liquidity over any pending 12 month period; and

-	Daily cash balances - maintaining a minimum of five working days’ net cash requirements in 11AM cash, RBA repo eligible securities and Negotiable Certificates of Deposits to fund the net cash flows from assets and liabilities on QTC’s Balance Sheet.

Liquidity risk of electricity market trading is controlled by the Australian Energy Market Operator, whereby all market participants are required to deliver irrevocable bank guarantees as security for timely settlement.

The contractual maturities of financial liabilities are included below:

General Government Sector

The table below sets out the contractual cash flows of the GGS financial liabilities. It is calculated based on undiscounted cash flows relating to the repayment of principal and interest amounts outstanding at balance date.

As at 30 June 2017
	1 Year or	1 to 5	Over 5		Carrying
	Less	Years	Years	Total	Value
	$M	$M	$M	$M	$M
Payables	5,956	507	430	6,893	6,893
Commonwealth borrowings	47	262	349	659	486
Other liabilities at amortised cost	1,443	358	2,103	3,903	3,246
QTC borrowings	1,587	5,677	30,686	37,951	31,358
Government securities and other loans at fair value	3	—	—	3	3

	9,036	6,804	33,569	49,409	41,987

As at 30 June 2016
	1 Year or Less	1 to 5 Years	Over 5 Years	Total	Carrying Value
	$M	$M	$M	$M	$M
Payables	5,218	195	412	5,825	5,825
Commonwealth borrowings	47	298	367	712	514
Other liabilities at amortised cost	41	192	1,209	1,441	1,286
QTC borrowings	1,112	6,526	35,191	42,828	34,200
Government securities and other loans at fair value	3	—	—	3	3

	6,420	7,211	37,178	50,810	41,828

Audited Consolidated Financial Statements 2016–17 – Queensland Government	6-67

Notes to the Financial Statements

46.	Financial risk management disclosure continued

(b) Liquidity risk continued

Total State Sector

The table below sets out the contractual cash flows of the TSS’s financial liabilities. It is calculated based on undiscounted cash flows relating to the repayment of principal and interest amounts outstanding at balance date.

As at 30 June 2017	1 year or less	1 to 5 years	Over 5 years	Total	Carrying value
	$M	$M	$M	$M	$M
Payables	7,418	1,054	430	8,903	8,903
Commonwealth borrowings	47	262	349	659	486
Other liabilities at amortised cost	98	358	2,103	2,558	1,901
Government securities and other loans at fair value	23,558	41,375	44,746	109,680	103,503
Derivatives	626	369	13	1,008	1,071

	31,748	43,418	47,641	122,808	115,864

As at 30 June 2016	1 year or less	1 to 5 years	Over 5 years	Total	Carrying value
	$M	$M	$M	$M	$M
Payables	6,510	231	412	7,153	7,153
Commonwealth borrowings	47	298	367	712	514
Other liabilities at amortised cost	68	197	1,209	1,473	1,316
Government securities and other loans at fair value	18,818	53,706	43,207	115,731	105,433
Derivatives	431	348	420	1,200	960

	25,874	54,780	45,615	126,268	115,375

(c) Market risk

(i) Interest rate and unit price risk

Interest income

The GGS and TSS are exposed to interest rate risk through investments managed by QIC Limited, cash deposits with the Commonwealth Bank of Australia and borrowings from the Commonwealth Government. The GGS is also exposed to interest rate risk through its deposits and fixed rate notes with QTC. The Long Term Asset Advisory Board (LTAAB) determines the investment objectives, risk profiles and strategy for the Long Term Assets within the framework provided by the Government. Since July 2012, LTAAB has been reducing risk in the Asset Portfolio. The result was a reduction in expected return and volatility. In light of this strategy, the expected rate of return on the portfolio on which the interest rate on the fixed rate notes is set was revised from 7.5% to 7.1%, effective 1 July 2013 and reduced to 7% from 1 July 2015. These assets are held to fund superannuation and other long-term obligations of the State.

The GGS does not undertake hedging in relation to interest rate risk on cash deposits or borrowings. This is managed as per the liquidity risk management strategy.

Interest expense

A number of other State-owned entities enter into interest rate swaps, forward rate agreements and futures contracts to assist in the management of interest rate risk. In some instances, interest rate swaps are utilised to swap medium to long term fixed rate borrowings into floating rate. At times, floating to fixed swaps may be undertaken to generate a fixed rate term funding profile.

General Government Sector

The GGS is exposed to movements in interest rates and managed fund unit prices through its cash deposits, investments and borrowings.

The effect of a 1% movement in interest rates on the GGS cash balances would be an $11 million (2016: $11 million) change in the GGS operating result and equity.

The GGS has fixed rate notes with QTC and other investments with QIC Limited that are exposed to interest rate changes and changes in the unit price of the funds managed. The rate on the fixed rate notes is reviewed annually and was 7.1% from 1 July 2013 to 30 June 2015. The rate has been changed to 7% with effect from 1 July 2015. Assuming all other variables remained constant, if the return on the notes and investments moved by +/-1%, the GGS operating result and equity would have been approximately $316 million higher or lower (2016: $321 million).

6-68	Audited Consolidated Financial Statements 2016–17 – Queensland Government

Notes to the Financial Statements

46.	Financial risk management disclosure continued

(c) Market risk continued

(i) Interest rate and unit price risk continued

General Government Sector continued

QTC borrowings by the GGS are in the form of fixed rate loans, generic debt pool borrowings (which are akin to fixed rate loans) or floating rate loans. Although the majority of the GGS agency borrowings are either fixed rate loans or generic debt pool loans, the Consolidated Fund bears the risk of movements between the fixed rate and market rate. Consequently, if interest rates on QTC borrowings were to change by 1%, the effect on GGS operating result and equity would be approximately $314 million (2016: $342 million)

Total State Sector

As the State’s corporate treasury, QTC undertakes portfolio management activities on behalf of the State and raises funding in advance of requirements to ensure Queensland public sector entities have ready access to funding when required and also to reduce the risk associated with refinancing maturing loans. In addition, QTC holds and invests surplus funds on behalf of its clients and for liquidity management purposes. These activities expose the State to interest rate risk including basis risk which is managed within a value-at-risk (VaR) framework and complemented by other measures such as defined stress tests and PVBP (the change in present value for a 1 basis point movement).

	Total State Sector
	2017	2016
	$M	$M
Interest rate risk VaR at 30 June	16	10
Average for the year	14	7
Financial year - minimum	10	4
Financial year - maximum	16	16

The above VaR calculation does not include the potential mark-to-market impact of changes in credit spreads on the value of assets held in the QTC Cash Fund. At 30 June 2017, the State had an exposure of approximately $0.77 million (2016: $1.1 million) per basis point to changes in credit spreads of assets held in the QTC Cash Fund.

The effect of a 1% movement in interest rates on the State’s cash balances would result in a $26 million (2016: $19 million) change to the State’s operating result and equity.

The State has other investments exposed to interest rate changes and changes in the unit price of the funds managed by QIC Limited. Assuming all other variables remained constant, if the return on these investments moved by 1%, the effect on the State’s operating result and equity would be approximately $346 million (2016: $346 million). For the range of changes to the operating result and equity that are considered reasonably possible at year end refer to individual agency statements, particularly QTC.

(ii) Share price and commodity price risk

Share price risk

At 30 June 2017, the State held less than 3% of the shares in Aurizon Holdings Limited (formerly QR National Limited), which is listed on the Australian Stock Exchange. Consequently, it is exposed to changes in the share price. If the share price changed by 10%, the effect on the State’s operating result and equity would be approximately $29 million (2016: $26 million).

Commodity price risk

Other State entities are exposed to commodity price risk resulting from changes in electricity, coal, gas, diesel and other commodity prices. Longer term fixed price supply agreements are utilised to manage risk in relation to coal and gas. A variety of swaps, futures, options and forward exchange contracts are used to hedge against price fluctuations of other commodities, such as diesel fuel. Electricity derivatives (mostly price swaps and futures) are used to protect against movements in the price of electricity in the National Electricity Market. The contracts are recognised at trade date and settled net, with cash flows expected within three years.

As a result of its ownership of electricity generating Government-owned corporations, the State is exposed to Electricity Price Risk.

Each entity is responsible for its own risk management and may make varying assumptions in assessing its sensitivity to such movements. The agencies with a material impact for TSS are CS Energy, Energy Queensland Limited and Stanwell Corporation Limited.

Audited Consolidated Financial Statements 2016–17 – Queensland Government	6-69

Notes to the Financial Statements

46.	Financial risk management disclosure continued

(c) Market risk continued

(ii) Share price and commodity price risk continued

Commodity price risk continued

On the assumption that all other variables remain constant, the impact of electricity forward price movements on the State’s operating result and equity are as follows:

	2017				2016
	Operating Result		Equity		Operating Result		Equity
	$M	$M	$M	$M	$M	$M	$M	$M
	+10%	-10%	+10%	-10%	+10%	-10%	+10%	-10%

CS Energy	—	(4)	(134)	134	(9)	9	(98)	79
Energy Queensland Limited	13	(11)	64	(62)	10	(11)	92	(92)

	+15%	-15%	+15%	-15%	+15%	-15%	+15%	-15%
Stanwell	(70)	82	(231)	218	42	(95)	(162)	213

(d) Foreign exchange risk

The State is exposed to movements in foreign currencies as a result of future commercial transactions and recognised assets and liabilities denominated in currencies other than the Australian dollar. The State enters into forward exchange contracts, currency options and swaps to effectively manage the exposure resulting from purchases of various plant, equipment and component parts in foreign currencies. Foreign exchange risk is managed by individual agencies which hedge significant proportions of anticipated transactions in line with their respective risk management strategies.

The State also borrows offshore to provide access to additional sources of funding and diversify risk and undertakes investments in foreign currency assets. To effectively manage the exposure to fluctuations in exchange rates, forward exchange contracts and cross currency swaps are used.

The State’s exposure to foreign exchange risk is not considered material due to the effectiveness of risk management strategies.

6-70	Audited Consolidated Financial Statements 2016–17 – Queensland Government

Notes to the Financial Statements

		General Government
		Sector		Total State Sector
		2017	2016	2017	2016
		$M	$M	$M	$M
47.	Net fair value of financial instruments

	The carrying amounts of the GGS and TSS financial assets and financial liabilities by category are:

	Financial assets
	Cash and deposits	1,069	1,104	2,628	1,876
	Receivables and loans at amortised cost	5,691	5,006	5,188	4,874
	Held-to-maturity	31,153	30,736	354	351
	Fair value through profit and loss (at initial recognition)	2,043	2,442	68,664	64,542
	Fair value through profit and loss (held for trading/not hedge accounted)	—	—	757	454
	Available-for-sale investments	22,224	20,957	384	374
		62,180	60,245	77,974	72,471
	Financial liabilities
	Amortised cost	41,984	41,825	11,308	9,002
	Fair value through profit and loss (at initial recognition)	3	3	103,897	105,663
	Fair value through profit and loss (held for trading/not hedge accounted)	—	—	660	709
		41,987	41,828	115,864	115,375
	Net gains/(losses) on available-for-sale investments recognised in equity	3	(3)	3	(3)

The carrying amounts of GGS and TSS’s financial assets and liabilities, including cash, deposits, receivables and payables, equate approximately to their net fair value, except as outlined below.

General Government Sector
	Carrying		Carrying
	amount	Fair value	amount	Fair value
	2017	2017	2016	2016
	$M	$M	$M	$M
Financial Liabilities
QTC borrowings	31,402	33,912	34,200	38,585

Financial instruments measured at fair value have been classified in accordance with the hierarchy described in AASB 13. The three levels of fair value hierarchy reflect the significance of the inputs used to determine the valuation of these instruments.

-	Level 1: represents fair value measurements that reflect unadjusted quoted market prices in active markets for identical assets and liabilities;

-	Level 2: represents fair value measurements that are substantially derived from inputs (other than quoted prices included within Level 1) that are observable, either directly or indirectly; and

-	Level 3: represents fair value measurements that are substantially derived from inputs that are not based on observable market data.

Level 1

The fair value of financial assets and liabilities with standard terms and conditions and traded in an active market is based on unadjusted quoted market prices. Financial instruments in this category include certain equity and debt investments where quoted prices are available from an active market, such as publicly traded derivatives, short-term and tradeable bank deposits, actively traded Commonwealth and semi-government bonds and investments in certain unit trusts.

Level 2

The fair value of financial assets and liabilities is determined by using quoted market prices in active markets for similar instruments or quoted prices for identical or similar instruments in markets that are considered less than active or other valuation techniques where all significant inputs are directly (prices) or indirectly (derived from prices) observable from market data, other than quoted prices included in Level 1. Financial instruments in this category include fixed interest deposits, fixed term notes, commercial paper, non-actively traded corporate, government and semi-government bonds, certain money market securities, unit trusts and other derivatives such as over-the-counter derivatives, forward exchange contracts, commodity swaps, interest rate and cross currency swaps and some electricity derivatives.

Level 3

Where financial instruments are measured using valuation techniques based on unobservable inputs or observable inputs to which significant adjustments have been applied, such instruments are included in level 3 of the fair value hierarchy. These may include power purchase agreements and other electricity derivative contracts.

Audited Consolidated Financial Statements 2016–17 – Queensland Government	6-71

Notes to the Financial Statements

47.	Net fair value of financial instruments continued

Valuation policies and procedures of the GGS and TSS are developed and reviewed by management of respective agencies. Major valuation techniques adopted by the GGS and TSS include market comparison techniques, option valuation models, forecasting, estimated discounted cash flow techniques, and extrapolation, scalar and translation techniques. There have been no material changes in the above valuation techniques used during the year.

Significant valuation inputs used to value financial instruments categorised within level 2 and level 3 of the fair value hierarchy are:

-	Broker quotes or market prices for similar instruments;

-	Expected cash flows;

-	Interest rates;

-	Exchange rates;

-	Market indices;

-	Credit spreads;

-	Forward curve prices;

-	Extrapolation rates;

-	Scalar and translation factors; and

-	Market volatility.

The following table presents the GGS and TSS financial assets and liabilities recognised and measured at fair value.

	Level 1	Level 2	Level 3	Total
	$M	$M	$M	$M
General Government Sector

2017
Assets
Financial assets at fair value through profit or loss
Rental Purchase Plan	—	187	—	187
Other investments	131	1,698	—	1,829
Available-for-sale financial assets
Corporate bonds	357	—	—	357
Total assets	488	1,885	—	2,373

2016
Assets
Financial assets at fair value through profit or loss
Rental Purchase Plan	—	191	—	191
Other investments	116	2,118	—	2,234
Available-for-sale financial assets
Corporate bonds	352	—	—	352
Total assets	467	2,309	—	2,776

6-72	Audited Consolidated Financial Statements 2016–17 – Queensland Government

Notes to the Financial Statements

47.	Net fair value of financial instruments continued

	Level 1	Level 2	Level 3	Total
	$M	$M	$M	$M
Total State Sector

2017
Assets
Financial assets at fair value through profit or loss
Rental Purchase Plan	—	187	—	187
Derivatives	332	499	25	856
Securities and bonds	5,083	7,639	—	12,723
Shares	294	—	—	294
Loans	—	9,731	—	9,731
Other investments	809	44,730	—	45,539
Available-for-sale financial assets
Corporate bonds	357	—	—	357
Shares	7	—	—	7

Total assets	6,883	62,786	25	69,694

Liabilities
Financial liabilities at fair value through profit or loss
Derivatives	482	576	12	1,070
Deposits	—	5,020	—	5,020
Government securities issued	85,853	12,276	—	98,129
Borrowings	—	334	—	334

Total liabilities	86,335	18,206	12	104,553

2016
Assets
Financial assets at fair value through profit or loss
Rental Purchase Plan	—	191	—	191
Derivatives	114	349	5	467
Securities and bonds	4,451	7,317	—	11,767
Shares	265	—	—	265
Loans	—	9,854	—	9,854
Other investments	573	41,704	—	42,276
Available-for-sale financial assets
Corporate bonds	352	—	—	352
Shares	2	—	—	2
Other	—	20	—	20

Total assets	5,755	59,434	5	65,194

Liabilities
Financial liabilities at fair value through profit or loss
Derivatives	257	696	4	957
Deposits	—	4,730	—	4,730
Government securities issued	83,719	16,667	—	100,386
Borrowings	—	294	—	294

Total liabilities	83,976	22,386	4	106,366

Classification of instruments into fair value hierarchy levels is reviewed annually and the GGS and TSS recognise any transfers between levels of the fair value hierarchy during the reporting period in which the transfer has occurred.

There were no significant transfers between level 1 and level 2 during the years ended 30 June 2017 and 2016. Certain derivative instruments of the TSS were transferred out of level 3 to level 2 due to an increase in market liquidity and the instruments becoming readily available.

Net changes in level 3 instruments are not material.

The sensitivity of the State’s level 3 derivatives is not material.

Audited Consolidated Financial Statements 2016–17 – Queensland Government	6-73

Notes to the Financial Statements

48.	Retirement benefit obligations

Retirement benefit liabilities include the following final salary defined benefit schemes:

-	State Public Sector Superannuation Scheme (QSuper);

-	Pensions provided in accordance with the Judges’ (Pensions and Long Leave) Act 1957 (Judges’ Scheme); and

-	Energy Super Fund (ESF)

QSuper and Judges’ Schemes

The State Public Sector Superannuation Fund (QSuper) defined benefit scheme provides accrued benefits based on a member’s salary, contribution rate and length of membership. State Government budget dependent agencies, together with a number of statutory bodies, excluding principally the Queensland electricity supply industry, make employer contributions as required.

QSuper is a regulated defined benefit scheme under the prudential supervision of the Australian Prudential Regulation Authority (APRA) and is subject to the legislation under the Superannuation Industry (Supervision) Act 1993 and Regulations. The provisions of the Superannuation (State Public Sector) Act 1990 and the Superannuation (State Public Sector) Deed 1990 govern the operation of QSuper. The QSuper Board of Trustees is responsible for the management of QSuper.

The QSuper scheme is assessed annually by the State Actuary. The latest full actuarial review of the QSuper scheme was as at 30 June 2016 and was presented in a report dated 31 March 2017.

The QSuper defined benefit account is closed to new members.

The Judges’ Scheme provides defined benefit pension entitlements to serving judges and is governed by the provisions of the Judges (Pensions and Long Leave) Act 1957 . The Judges’ Scheme is a wholly unfunded scheme.

These schemes expose the State to the following :

-	Inflation risk - the defined benefit obligations are linked to employees’ salaries and therefore the net liability position can be adversely affected by an increase in the defined benefit obligation resulting from unexpected wage inflation. Similarly, the proportion of the defined benefit obligation linked to the consumer price index (pensions) is also subject to the risk of unexpected price inflation;

-	Interest rate risk - a decrease in the discount rate will increase the defined benefit obligations;

-	Investment risk resulting from the mismatch between the current investment strategy and the liabilities; and

-	Demographic risk resulting from unexpected employee movements.

QSuper also incorporates defined contribution categories, for which the State has no further legal or constructive obligation other than to pay contributions. These liabilities and assets have been accounted for in accordance with the standards relevant to defined contribution schemes. In particular, no assets or liabilities relating to the funded Defined Contribution scheme have been included in the Balance Sheet. The expense relating to these schemes is the amount of employer contributions.

Energy Super Fund

Queensland electricity entities contribute to an industry multiple employer superannuation fund, the Energy Super Fund (ESF). The ESF was formed on 1 April 2011 with the merger of the Electricity Supply Industry Superannuation Fund (QLD) (ESI Super) and Superannuation Plan for Electrical Contractors (SPEC Super). Members are entitled to benefits from the fund on retirement, resignation, retrenchment, disability or death.

ESF is regulated by APRA under the Superannuation Industry (Supervision) Act 1993.

The defined benefit account of this fund is a funded plan which provides defined lump sum benefits based on years of service and average final salary. Employer contributions to the defined benefit section of the plan are based on recommendations by the plan’s actuary. The actuary has adopted the aggregate funding method to ensure that the benefit entitlements of members and other beneficiaries are fully funded by the time they become payable. This funding method seeks to have benefits funded by a total contribution which is expected to be a constant percentage of members’ salaries and wages over their working lifetimes. Actuarial assessments are made at no more than three yearly intervals, with the most recent actuarial assessment undertaken as at 30 June 2016 by Sunsuper Financial Services Pty Ltd.

The ESF does not impose a legal liability on employer agencies to cover any deficits that may exist in the fund. If the fund were to be wound up there would be no legal obligation on employer agencies to make good any shortfall. The Trust Deed of the Fund states that if the Fund is terminated, after payment of all costs and member benefits in respect for the period up to the date of termination, any remaining assets are to be distributed by the Trustees of the Fund, acting on the advice of the actuary, to participating employers.

Employer agencies may benefit from any surplus in the Fund in the form of a contribution reduction or contribution holiday. Any reduction in contributions would normally be implemented only after advice from the Fund’s actuary.

The defined benefit account of this fund is closed to new members.

6-74	Audited Consolidated Financial Statements 2016–17 – Queensland Government

Notes to the Financial Statements

48.	Retirement benefit obligations continued

	General Government
	Sector		Total State Sector
	2017	2016	2017	2016
	$M	$M	$M	$M
Present value of the defined benefit obligation
QSuper DB	31,091	31,841	31,091	31,841
Judges	766	755	766	755
ESF	—	—	862	1,041
Total present value of the defined benefit obligation	31,857	32,596	32,719	33,637

Fair value of plan assets
QSuper DB	5,734	5,236	5,734	5,236
ESF	—	—	1,194	1,212
Total fair value of the plan assets	5,734	5,236	6,928	6,448

Defined benefit obligation Liability/(Asset) recognised in Balance Sheet
QSuper DB	25,357	26,605	25,357	26,605
Judges	766	755	766	755
ESF	—	—	(332)	(171)
Liability/(Asset) recognised in Balance Sheet	26,123	27,360	25,791	27,189

Reconciliation of the present value of the defined benefit obligation
Opening balance	32,596	30,941	33,637	31,902
Current service cost	952	946	990	983
Contributions by plan participants	225	207	235	218
Interest cost	613	919	643	956
Benefits paid (including contributions tax)	(1,965)	(1,850)	(2,128)	(1,977)
Actuarial (gain)/loss	(564)	1,433	(658)	1,555
Closing balance	31,857	32,596	32,719	33,637

Reconciliation of the fair value of plan assets
Opening balance	5,236	5,072	6,448	6,336
Return on plan assets at discount rate	99	151	133	200
Return on plan assets above discount rate (actuarial gain)	452	60	547	67
Employer contributions - State share of beneficiary payments	1,668	1,579	1,668	1,579
Employer contributions	—	—	7	8
Contributions by plan participants	225	207	235	218
Benefits paid (including contributions tax)	(1,947)	(1,833)	(2,110)	(1,960)
Closing balance	5,734	5,236	6,928	6,448

Present value of the obligation by funding policy
Present value of the obligation - wholly unfunded	766	755	766	755
Present value of the obligation - wholly/partly funded	25,357	26,605	25,025	26,434
	26,123	27,360	25,791	27,189
Amounts recognised in Operating Statement
Current service cost (including employer contributions)	952	946	990	983
Superannuation interest cost	514	767	510	755
Total amounts recognised in Operating Statement	1,466	1,713	1,500	1,739

Audited Consolidated Financial Statements 2016–17 – Queensland Government	6-75

Notes to the Financial Statements

48.	Retirement benefit obligations continued

	General Government
	Sector		Total State Sector
	2017	2016	2017	2016
	$M	$M	$M	$M
Remeasurements of net defined benefit obligation

Actuarial gain/(loss) due to changes in demographic assumptions	—	(300)	—	(300)
Actuarial gain/(loss) due to changes in financial assumptions	949	(1,569)	1,020	(1,655)
Actuarial gain/(loss) due to changes in experience adjustments	(385)	436	(361)	397
Return on plan assets above discount rate	452	60	547	67
Amounts recognised in Statement of Changes in Net Assets (Equity)	1,016	(1,373)	1,206	(1,491)

Plan Asset Allocations

The State Public Sector Superannuation scheme holds investments with the following asset allocations:

	2017	2017	2016	2016
	Quoted	Unquoted	Quoted	Unquoted
	$M	$M	$M	$M
Global equities	3,918	—	3,361	—
Global private equity	—	125	—	153
Global real estate	—	1,136	—	1,097
Cash and fixed interest	—	554	—	625

Total	3,918	1,816	3,361	1,875

QSuper plan assets are those held within the QSuper Trust Fund only. QSuper holds investments in unit trusts that hold financial instruments issued by the State. These instruments are difficult to value accurately and are immaterial in proportion to the value of the unit trusts. In addition, these trusts own properties which are used by Government agencies. Again the exact values attributable to these tenancies are difficult to determine accurately, nor do they represent a material proportion of the fair value of plan assets.

No plan assets are held in respect of the Judges’ Scheme.

	2017	2016
	$M	$M
The major categories of Energy Super Fund plan assets are as follows:
Global equities	597	629
Cash and fixed interest	179	177
Real estate	121	191
Other	297	215

	1,194	1,212

	2017	2016	2017	2016
	$M	$M	$M	$M
	QSuper DB	QSuper DB	ESF	ESF
Actual return on plan assets	551	211	130	57

	QSuper DB	ESF
Estimate of State share of benefits (employer contributions) to be paid in 2017-18	1,962	3

6-76	Audited Consolidated Financial Statements 2016–17 – Queensland Government

Notes to the Financial Statements

48.	Retirement benefit obligations continued

Principal actuarial assumptions at 30 June 2017	QSuper DB	Judges	ESF
Discount rate	2.70%	2.70%	3.8-4.0%
Future inflationary salary increases	3.00%	3.00%	3.0-4.0%
Expected CPI increases	2.00%	N/A	N/A

Principal actuarial assumptions at 30 June 2016	QSuper DB	Judges	ESF
Discount rate	2.00%	2.00%	3.30%
Future inflationary salary increases	2.60%	2.60%	3.0-4.0%
Expected CPI increases	1.60%	N/A	N/A

At 30 June 2017, the weighted average duration of the QSuper defined benefit obligation is 8.7 years (8.6 years, 2016) and 9 years for the ESF defined benefit obligation.

Sensitivity Analysis for each significant actuarial assumption

	$M	$M
	QSuper DB	Judges
Change in defined benefit obligation brought about by a 1% increase in:
Discount rate	(2,559)	(110)
Future inflationary salary increases	2,725	136
Expected CPI increases	181	N/A

The sensitivity analysis shown above represents the effects of notional changes in each of the key parameters underlying the obligations, while holding all other assumptions constant. The sensitivity analysis may not be representative of the actual change in the defined benefit obligation as it is unlikely that the change in assumptions would occur in isolation of one another as some of the assumptions are correlated. They are not intended to represent any particular probability of occurrence.

In presenting the above sensitivity analysis, the present value of the defined benefit obligation has been calculated using the projected unit credit method at the end of the reporting period, which is the same as that applied in calculating the defined benefit obligation liability recognised in the Balance Sheet.

QSuper funding arrangements and funding policy that affect future contributions

QSuper defined benefit category members are required to contribute a percentage of salary. Standard member contributions range between 5-6% of salary.

Unlike typical regulated defined benefit schemes, only the employee contributions are held within the QSuper Fund. Employer contributions received from employing authorities are held separate from the QSuper Fund in the Long Term Asset portfolio held by Queensland Treasury Corporation. The State makes a last minute contribution to the QSuper Fund when a member exits the defined benefit scheme. Employer contributions to the Fund are decided by the QSuper Board based on the recommendation of the Actuary (95% of benefit payments) as per the relevant actuarial investigation for funding purposes.

Under the Debt Action Plan announced in the 2015-16 Budget the Government has suspended for five years, commencing in 2015-16, the investment of defined benefit employer contributions.

The Long Term Asset portfolio held by the Government, within the TSS, to fund the employee entitlement liabilities includes interest rate and inflation linked portfolios intended to partially hedge the corresponding liability risks.

Employee numbers

The number of full time equivalent employees in the GGS at 30 June 2017 relating to the GGS entities listed in Note 50 totalled 221,937 (2016: 215,508). The full time equivalent employees number for 2017 calculated using the same scope as Budget Paper 2 (Table 5.2) is 215,789 (2016: 210,009).

The number of Total State full time equivalent employees at 30 June 2017 relating to the consolidated entities listed in Note 50 totalled 241,470 (2016: 234,261).

Audited Consolidated Financial Statements 2016–17 – Queensland Government	6-77

Notes to the Financial Statements

49.	Related parties and Ministerial remuneration

Key Management Personnel

All Ministers in the Queensland Cabinet are considered to be Key Management Personnel (KMP) of the State (including the GGS).

The aggregate remuneration of all Ministers for the 2016-17 year (according to the period of time each Member of Parliament served as Minister) is as follows:

$M
Short-term benefits	6
Post-service benefits	1

Total	7

Short-term benefits include base and additional salary entitlements, motor vehicle allowances, personal use of motor vehicles, chauffeur services and other entitlements. Post-service benefits comprise Government superannuation contributions for Ministers.

There are no material transactions between the State and Key Management Personnel.

Transactions between the GGS and entities within the PNFC and PFC sectors

Note 1(b) describes the reporting relationship between the GGS and entities within the PNFC and PFC sectors. These entities are partially consolidated and are disclosed as Investments in public sector entities in Note 25(b). Names of these individual entities can be found in Note 50.

The following are the major transactions and balances (>$100 million) between the GGS and other public sector entities:

Revenue and assets

The GGS records dividend and income tax equivalent income from entities within the PNFC and PFC sectors as per Note 7 and the related receivables per Note 24(a). Deferred tax equivalent income from the PNFC and PFC sectors is shown on the Operating Statement and deferred tax equivalent assets and liabilities are shown on the Balance Sheet.

The State has cash fund balances with QTC which are disclosed in Note 23.

The GGS holds fixed rate notes from QTC which earn interest that is included in Note 6, and the Balance Sheet amount is disclosed in Note 25(a). The rate on the fixed rate notes is also discussed in Note 46(c)(i).

The GGS receives competitive neutrality fees from entities within the PNFC sector which are included in guarantee fees per Note 3. GGS payroll tax revenue per Note 3 includes $107 million from entities within PNFC and PFC sectors.

Expenses and liabilities

The GGS has borrowings with QTC. Note 13 discloses the interest expense which is predominantly with QTC and the borrowing balances are shown in Note 37(b). Further information on the terms of the QTC loans can be found in Note 46(c)(i).

Under the State’s cash management regime, GOCs advance surplus cash to the GGS. The GGS pays interest on these advances at the QTC Cash Fund rate. The balance outstanding on these GOC advances is per Note 37(b).

The GGS has a Transport Service Contract expense with Queensland Rail, disclosed in Note 11, and pays Community Service Obligations to Electricity and Water PNFC entities as per Note 14.

As part of the Powering Queensland Plan, the GGS has assumed the obligation for the Solar Bonus Scheme for the next 3 years and granted $771 million to Energy Queensland Limited to fund the cost of this. This expense is included in Note 14.

Workers’ compensation premiums are paid to WorkCover by the GGS as per Note 9.

Equity injections and withdrawals

During the year, the GGS transferred $600 million in investments to fund the National Injury Insurance Scheme Queensland, a Public Financial Corporation. $110 million in equity was returned from North Queensland Bulk Ports Corporation as part of the Government’s Debt Action Plan. Dividends treated as capital returns are disclosed in Note 19.

6-78	Audited Consolidated Financial Statements 2016–17 – Queensland Government

Notes to the Financial Statements

50.	Controlled entities

Public sector entities are generally considered material for the purposes of this report if they meet either of the following criteria:

-	net operating result in excess of $5 million; or

-	net assets in excess of $75 million.

However, in addition to material entities, the State consolidates some entities which are not material in terms of the operating position or net asset position criteria if they are either a department or if they are funded for the delivery of services.

When financial results are available in respect of non-material entities, they are reviewed with the aim of including any newly material entities in the following year’s consolidated financial statements.

Newly created entities that are expected to meet the materiality criteria on the basis of their initial budget estimates are included in the consolidated financial statements from the time of their establishment.

The following controlled entities of the Government have been included in the consolidated financial statements for the year ended 30 June 2017. The list has been classified by activity sectors as outlined in Note 1(c).

Entities denoted with an asterisk are consolidated with the accounts of the preceding entity.

The GGS has 100% ownership and voting power in other Queensland public sector entities, classified as either Public Non-financial Corporations or Public Financial Corporations below.

General Government

Departments of Government

Aboriginal and Torres Strait Islander Partnerships

Agriculture and Fisheries

Communities, Child Safety and Disability Services

Education and Training

Energy and Water Supply

Environment and Heritage Protection

Housing and Public Works

* Building and Asset Services - commercialised business unit

* QFleet - commercialised business unit

Infrastructure, Local Government and Planning

* Economic Development Queensland - commercialised business unit

Justice and Attorney-General

National Parks, Sport and Racing

Natural Resources and Mines

Premier and Cabinet

* Corporate Administration Agency - shared service provider

* Arts Queensland

* Screen Qld Pty Ltd

Public Safety Business Agency

Queensland Fire and Emergency Services

Queensland Health

Queensland Police Service

Queensland Treasury

Science, Information Technology and Innovation

* CITEC - commercialised business unit

* Queensland Shared Services - shared service provider

State Development

Tourism, Major Events, Small Business and the Commonwealth Games

Transport and Main Roads

* RoadTek - commercialised business unit

Other General Government entities

Anti-Discrimination Commission

Board of the Queensland Museum

* Queensland Museum Foundation Trust

Crime and Corruption Commission

Cross River Rail Delivery Authority

Electoral Commission of Queensland

Audited Consolidated Financial Statements 2016–17 – Queensland Government	6-79

Notes to the Financial Statements

50.	Controlled entities continued

General Government continued

Other General Government entities continued

Gold Coast 2018 Commonwealth Games Corporation

Gold Coast Waterways Authority

Hospital and Health Services

Cairns and Hinterland

Central Queensland

Central West

Children’s Health Queensland

Darling Downs

Gold Coast

Mackay

Metro North

Metro South

North West

South West

Sunshine Coast

Torres and Cape

Townsville

West Moreton

Wide Bay

Legal Aid Queensland

Legislative Assembly

Library Board of Queensland

* Queensland Library Foundation

Motor Accident Insurance Commission

Nominal Defendant

Office of the Governor

Office of the Health Ombudsman

Office of the Information Commissioner

Office of the Inspector-General of Emergency Management

Office of the Ombudsman

Prostitution Licensing Authority

Public Service Commission

Queensland Agricultural Training Colleges

Queensland Art Gallery Board of Trustees

* Queensland Art Gallery Foundation

Queensland Audit Office

Queensland Building and Construction Commission

Queensland Curriculum and Assessment Authority

Queensland Family and Child Commission

Queensland Mental Health Commission

Queensland Performing Arts Trust

Queensland Racing Integrity Commission

Queensland Reconstruction Authority

Queensland Rural and Industry Development Authority (previously QRAA)

Residential Tenancies Authority

South Bank Corporation

TAFE Queensland

The Council of the Queensland Institute of Medical Research

The Public Trustee of Queensland

Tourism and Events Queensland

* Gold Coast Events Management Ltd

Trade and Investment Queensland

Public Non-financial Corporations

CS Energy Ltd

* Aberdare Collieries Pty Ltd

* Callide Energy Pty Ltd

* CS Energy Group Holdings Pty Ltd

* CS Energy Group Operations Holdings Pty Ltd

* CS Energy Kogan Creek Pty Ltd

6-80	Audited Consolidated Financial Statements 2016–17 – Queensland Government

Notes to the Financial Statements

50.	Controlled entities continued

Public Non-financial Corporations continued

* CS Energy Oxyfuel Pty Ltd

* CS Kogan (Australia) Pty Ltd

* Kogan Creek Power Pty Ltd

* Kogan Creek Power Station Pty Ltd

Energy Queensland Pty Ltd

* Energex Ltd

* Energy Impact Pty Ltd

* Metering Dynamics Business Support Pty Ltd

* Varnsdorf Pty Ltd

* VH Operations Pty Ltd

* Ergon Energy Corporation Limited

* Ergon Energy Queensland Pty Ltd

* Ergon Energy Telecommunications Pty Ltd

* SPARQ Solutions Pty Ltd

Far North Queensland Ports Corporation Limited

Gladstone Area Water Board

Gladstone Ports Corporation Limited

* Gladstone Marine Pilot Services Pty Ltd

* Gladstone WICET Operations Pty Ltd (dormant)

Mount Isa Water Board

North Queensland Bulk Ports Corporation Limited

Port of Townsville Limited

Powerlink Queensland

* Harold Street Holdings Pty Ltd

* Powerlink Transmission Services Pty Ltd

Queensland Bulk Water Supply Authority (trading as Seqwater)

Queensland Rail

* Queensland Rail Limited

* On Track Insurance Pty Ltd

Queensland Treasury Holdings Pty Ltd (controlled entity of Queensland Treasury)

* Brisbane Port Holdings Pty Ltd

* City North Infrastructure Pty Ltd (dormant)

* DBCT Holdings Pty Ltd

* Network Infrastructure Company Pty Ltd (dormant)

* Queensland Airport Holdings (Cairns) Pty Ltd (dormant)

* Queensland Airport Holdings (Mackay) Pty Ltd (dormant)

* Queensland Lottery Corporation Pty Ltd

Stadiums Queensland

Stanwell Corporation Limited

* Energy Portfolio 1 Pty Ltd (dormant)

* Glen Wilga Coal Pty Ltd (dormant)

* Goondi Energy Pty Ltd

* Mica Creek Pty Ltd

* SCL North West Pty Ltd

* Tarong Energy Corporation Pty Ltd (dormant)

* Tarong Fuel Pty Ltd

* Tarong North Pty Ltd

* TEC Coal Pty Ltd

* TN Power Pty Ltd

SunWater Limited

* Burnett Water Pty Ltd

* Eungella Water Pipeline Pty Ltd

* North West Queensland Water Pipeline Pty Ltd

Public Financial Corporations

QIC Limited (non-trading entities that were effectively dormant not included in this list)

* QIC European Investment Services Limited

* QIC Infrastructure Management Pty Ltd

* QIC Infrastructure Management No. 2 Pty Ltd

* QIC Investments No.1 Pty Ltd

Audited Consolidated Financial Statements 2016–17 – Queensland Government	6-81

Notes to the Financial Statements

50.	Controlled entities continued

Public Financial Corporations continued

* QIC Investments No.2 Pty Ltd

* QIC Investments No.3 Pty Ltd

* QIC Private Capital Pty Ltd

* QIC Properties Pty Ltd

* QIC Retail Pty Ltd

* QIC (UK) Management Limited

* QIC US Management, Inc.

* QIC Global Infrastructure (US), Inc.

* QIC Corporate Management, Inc.

* QIC (US) Investment Services, Inc.

* QIC Private Equity, LLC

* QIC Properties US, Inc.

* QIC US Shopping Centre Fund No1 GP LLC

The National Injury Insurance Agency, Queensland

Queensland Treasury Corporation

WorkCover Queensland

51.	Reconciliation to GFS

The following reconciliations to GFS are determined in accordance with the ABS GFS Manual.

(a)	Reconciliation to GFS Net Operating Balance

						Total State
	Notes	GGS	PNFC	PFC	Elims	Sector
		$M	$M	$M	$M	$M
2017
Net result from transactions
Net operating balance (as per Operating Statement)		2,821	2,415	(1,383)	(1,688)	2,165

Convergence differences
Other operating expenses - onerous contract	a	—	(2)	—	—	(2)
Other property expenses - income transferred by Public Enterprises as dividends	b	—	(1,647)	(41)	1,688	—
Total convergence differences		—	(1,649)	(41)	1,688	(2)
GFS Net Operating Balance		2,821	766	(1,424)	—	2,163

2016
Net result from transactions
Net operating balance (as per Operating Statement)		668	1,601	(1,258)	(1,806)	(795)

Convergence differences
Other operating expenses - onerous contract	a	—	(12)	—	—	(12)
Other property expenses - income transferred by Public Enterprises as dividends	b	—	(1,696)	(109)	1,806	—
Total convergence differences		—	(1,708)	(109)	1,806	(12)
GFS Net Operating Balance		668	(107)	(1,367)	—	(807)

Notes:

The convergence differences comprise:

a.	The Operating Statement treats onerous contract expenses as other economic flows included in the operating result. GFS only recognises expenses from transactions when payments are made from the provision. This difference flows through to the TSS.

b.	GFS treats dividends to owners as an expense, whereas in the Operating Statement, they are treated as a distribution to owners and therefore a direct debit to equity. The differences do not flow through to the TSS as they arise from intersector transactions.

An elimination difference arises in respect of social benefits of $37 million (2016: $36 million) in the GGS and $92 million (2016: $88 million) in the TSS. In accordance with the ABS GFS Manual, certain transactions within and between the GGS and the PNFC sector are not eliminated on consolidation of the GGS or TSS, whereas under AASB 10, intragroup transactions are eliminated in full. These benefits are grossed up for GFS reporting in sales of goods and services and other operating expenses and there is no net effect on the Net operating balance.

6-82	Audited Consolidated Financial Statements 2016–17 – Queensland Government

Notes to the Financial Statements

51.	Reconciliation to GFS continued

(b)	Reconciliation to GFS Fiscal Balance

						Total State
	Notes	GGS	PNFC	PFC	Elims	Sector
		$M	$M	$M	$M	$M
2017
Fiscal Balance (as per Operating Statement)		536	2,088	(1,349)	(1,652)	(377)

Convergence differences
Relating to net operating balance		—	(1,649)	(41)	1,688	(2)
Purchases of non-financial assets	a	(116)	—	—	—	(116)
Sales of non-financial assets	a	81	—	—	—	81
Change in net inventories	a, b	(2)	—	—	—	(2)
GFS Fiscal Balance		500	439	(1,390)	36	(416)

2016
Fiscal Balance (as per Operating Statement)		(497)	1,179	(1,230)	(1,846)	(2,394)

Convergence differences
Relating to net operating balance		—	(1,708)	(109)	1,806	(12)
Purchases of non-financial assets	a	(131)	—	—	—	(131)
Sales of non-financial assets	a	121	—	—	—	121
Change in net inventories	a, b	(45)	—	—	—	(45)
GFS Fiscal Balance		(550)	(529)	(1,339)	(41)	(2,459)

Notes:

The convergence differences comprise:

a.	GFS treats purchases and sales of land inventories and assets held for rental and subsequently held for sale as purchases and sales of non-financial assets. These are reflected in changes in net inventories for AASB 1049.

b.	For AASB 1049, change in net inventories includes total changes in the balance of land inventories and assets held for rental and subsequently held for sale.

(c)	Reconciliation to GFS Total Change in Net Worth

						Total State
	Notes	GGS	PNFC	PFC	Elims	Sector
		$M	$M	$M	$M	$M
2017
Comprehensive result - total change in net worth before transactions with owners as owners (as per Operating Statement)		6,837	2,445	662	438	10,382

Convergence differences
Income transferred from Public Enterprises as dividends	a	—	(1,647)	(41)	1,688	—
Relating to other economic flows
Impairment of receivables	b	(52)	(9)	5	—	(56)
Net gain on investments in other entities	c	449	—	—	(449)	—
Deferred income tax equivalents	d	(300)	258	41	—	—
Net restoration costs	e	(8)	178	—	—	170
Onerous contracts	f	—	(24)	(1)	—	(25)
Remeasurement of shares and other contributed capital	g	—	(1,201)	(667)	1,868	—
Total convergence differences		89	(2,445)	(662)	3,107	89
GFS Total Change in Net Worth		6,926	—	—	3,545	10,471

Audited Consolidated Financial Statements 2016–17 – Queensland Government	6-83

Notes to the Financial Statements

51.	Reconciliation to GFS continued

(c)	Reconciliation to GFS Total Change in Net Worth continued

						Total State
	Notes	GGS	PNFC	PFC	Elims	Sector
		$M	$M	$M	$M	$M
2016
Comprehensive result - total change in net worth before transactions with owners as owners (as per Operating Statement)		16,165	941	(839)	(3,363)	12,904

Convergence differences
Income transferred from Public Enterprises as dividends	a	—	(1,696)	(109)	1,806	—
Relating to other economic flows
Impairment of receivables	b	(8)	4	(1)	—	(5)
Net gain on investments in other entities	c	(425)	—	—	425	—
Deferred income tax equivalents	d	440	(401)	(39)	—	—
Net restoration costs	e	(1)	26	—	—	25
Onerous contracts	f	—	(14)	(1)	—	(15)
Remeasurement of shares and other contributed capital	g	—	1,141	988	(2,129)	—
Total convergence differences		5	(941)	839	102	5
GFS Total Change in Net Worth		16,171	—	—	(3,261)	12,909

Notes:

The convergence differences comprise:

a.	GFS treats dividends to owners as an expense, whereas in the Operating Statement, they are treated as a distribution to owners and therefore a direct debit to equity. The differences do not flow through to the TSS as they arise from intersector transactions.

b.	GFS does not recognise impairment of receivables, whereas the Operating Statement recognises impairment of receivables and classifies them as other economic flows. The total difference flows through to the TSS.

c.	The measurement of equity investments in other public sector entities differs for GFS in that, for example, allowance for impairment of receivables, onerous contract provisions and deferred income tax balances are not recognised in net worth under GFS. In addition, the negative net worth of the individual public sector entities is included in the GGS valuation of those entities.

d.	GFS does not recognise deferred income tax equivalents at all, whereas the Operating Statement recognises the deferred income tax equivalents and classifies them as other economic flows. The differences do not flow through to the TSS as they arise from intersector transactions.

e.	GFS does not recognise restoration costs, whereas restoration costs have been recognised in the Operating Statement. This difference flows through to the TSS.

f.	The Operating Statement treats onerous contract expenses as other economic flows included in the operating result. GFS only recognises expenses from transactions when payments are made from the provision. This difference flows through to the TSS

g.	GFS measures net worth as assets less liabilities less shares/contributed equity (remeasured). Shares/contributed equity are not deducted under Australian Accounting Standards.

6-84	Audited Consolidated Financial Statements 2016–17 – Queensland Government

Notes to the Financial Statements

51.	Reconciliation to GFS continued

(d)	Reconciliation to GFS Net Worth

						Total State
	Notes	GGS	PNFC	PFC	Elims	Sector
		$M	$M	$M	$M	$M
2017
Net Worth (as per Balance Sheet)		194,936	17,875	3,993	(28,142)	188,661

Convergence differences
Financial assets
Accounts receivable	a	674	30	10	—	713
Investment in other entities	b	6,166	—	—	(6,166)	—
Non-financial assets
Restoration assets	c	(2)	38	—	—	36
Deferred tax assets	d	(6,213)	(749)	(45)	7,006	—
Liabilities
Deferred tax liabilities	e	794	6,152	60	(7,006)	—
Restoration provision	f	1	499	—	—	501
Provision for onerous contracts	g	1	170	—	—	171
Shares and other contributed equity	h	—	(24,015)	(4,018)	28,033	—
Total convergence differences		1,421	(17,875)	(3,993)	21,867	1,421
GFS Net Worth		196,357	—	—	(6,275)	190,082

2016
Net Worth (as per Balance Sheet)		188,099	17,336	3,269	(30,425)	178,279

Convergence differences
Financial assets
Accounts receivable	a	726	39	4	—	769
Investment in other entities	b	5,717	—	—	(5,717)	—
Non-financial assets
Restoration assets	c	6	(68)	—	—	(62)
Deferred tax assets	d	(5,911)	(749)	(43)	6,703	—
Liabilities
Deferred tax liabilities	e	792	5,894	17	(6,703)	—
Restoration provision	f	1	428	—	—	429
Provision for onerous contracts	g	1	194	1	—	196
Shares and other contributed equity	h	—	(23,074)	(3,248)	26,322	—
Total convergence differences		1,332	(17,336)	(3,269)	20,605	1,332
GFS Net Worth		189,431	—	—	(9,820)	179,611

Notes:

The convergence differences comprise:

a.	GFS does not recognise impairment of receivables, whereas an allowance for impairment of receivables is recognised in the Balance Sheet. This total convergence difference flows through to the TSS.

b.	The measurement of equity investments in other public sector entities differs for GFS in that, for example, allowance for impairment of receivables, net restoration provisions, onerous contract provisions and deferred income tax balances are not recognised in net worth under GFS. In addition, the negative net worth of the individual public sector entities is included in the GGS valuation of those entities.

	General Government
	Sector
	2017	2016
	$M	$M
Reconciliation of GAAP GGS investments in other public sector entities to GFS

Investments in other public sector entities under GAAP	21,866	20,605
Add allowance for impairment of receivables	39	42
Add net deferred tax equivalent liabilities reported by PNFC and PFC	5,419	5,119
Add provisions for onerous contracts recorded by PNFC and PFC	171	195
Add net restoration costs	537	360
Investments in other public sector entities under GFS	28,032	26,321

Audited Consolidated Financial Statements 2016–17 – Queensland Government	6-85

Notes to the Financial Statements

51.	Reconciliation to GFS continued

(d)	Reconciliation to GFS Net Worth continued

c.	GFS does not recognise restoration assets, whereas restoration assets have been recognised in the Balance Sheet. This difference flows through to the TSS.

d.	GFS does not recognise deferred tax assets, whereas deferred tax assets are classified as non-financial assets in the Balance Sheet. The difference does not flow through to the TSS as it arises from intersector transactions.

e.	GFS does not recognise deferred tax liabilities, whereas deferred tax liabilities are classified as non-financial liabilities in the Balance Sheet. The difference does not flow through to the TSS as it arises from intersector transactions.

f.	GFS does not recognise restoration provisions, whereas restoration provisions have been recognised in the Balance Sheet. This difference flows through to the TSS.

g.	GFS does not recognise a provision for onerous contracts, whereas a provision for onerous contracts is recognised in the Balance Sheet. This difference flows through to the TSS.

h.	GFS measures net worth as assets less liabilities less shares/contributed equity. Shares/contributed equity are not deducted under Australian Accounting Standards.

(e)	Reconciliation to GFS Cash Surplus/(Deficit)

						Total State
	Notes	GGS	PNFC	PFC	Elims	Sector
		$M	$M	$M	$M	$M
2017
Cash surplus/(deficit)		1,416	1,834	(1,098)	—	2,157
Convergence differences
Acquisitions under finances leases and similar arrangements	a	(758)	—	—	—	(758)
GFS Cash Surplus/(Deficit)		658	1,834	(1,098)	—	1,399

2016
Cash surplus/(deficit)		866	(1,459)	(1,263)	—	(1,848)
Convergence differences
Acquisitions under finances leases and similar arrangements	a	(341)	—	—	—	(341)
GFS Cash Surplus/(Deficit)		525	(1,459)	(1,263)	—	(2,190)

Notes:

a.	The convergence differences arise because GFS recognises a notional cash outflow relating to new finance leases and similar arrangements in calculating cash surplus/(deficit), whereas the Cash Flow Statement does not recognise notional cash flows. This total difference flows through to the TSS.

6-86	Audited Consolidated Financial Statements 2016–17 – Queensland Government

Notes to the Financial Statements

		General Government
		Sector		Total State Sector
		2017	2016	2017	2016
		$M	$M	$M	$M
52.	Expenses from transactions by function

	General public services	2,096	1,647	2,319	1,860
	Public order and safety	4,732	4,494	4,680	4,445
	Education	12,348	11,810	12,212	11,687
	Health	15,739	14,886	15,642	14,800
	Social security and welfare	3,284	3,090	3,678	3,030
	Housing and community amenities	1,529	1,455	2,060	1,991
	Recreation and culture	1,260	1,109	1,306	1,166
	Fuel and energy	1,405	570	6,472	4,786
	Agriculture, forestry, fishing and hunting	688	693	837	846
	Mining, manufacturing and construction	273	285	273	285
	Transport and communications	5,480	5,606	5,775	5,786
	Other economic affairs	959	867	958	867
	Other purposes	3,578	3,600	7,210	6,890
		53,373	50,112	63,423	58,439
53.	Sector assets by function

	General public services	975	966	361	725
	Public order and safety	8,117	7,984	7,938	7,813
	Education	20,736	19,636	20,603	19,484
	Health	14,700	13,667	14,655	13,634
	Social security and welfare	1,271	537	1,594	532
	Housing and community amenities	18,054	18,124	30,427	30,506
	Recreation and culture	8,261	7,833	8,931	8,501
	Fuel and energy	10,711	9,661	39,178	38,251
	Agriculture, forestry, fishing and hunting	67,130	63,715	67,872	64,275
	Mining, manufacturing and construction	1,447	1,341	1,437	1,331
	Transport and communications	73,596	76,195	83,110	84,730
	Other purposes and economic affairs[1]	44,880	43,780	65,343	61,018
		269,879	263,439	341,449	330,799

[1]	For GGS, includes fixed rate notes and investments in other public sector entities.
For TSS, includes investments managed by QIC, securities and bonds.

Audited Consolidated Financial Statements 2016–17 – Queensland Government	6-87

Notes to the Financial Statements

54.	General Government Sector budget to actual comparison

Operating Statement

			Published
			Budget	Actual
		Variance	2017	2017	Change	Change
		Notes	$M	$M	$M	%
	Revenue from Transactions
	Taxation revenue	1	13,150	12,919	(230)	-1.8%
	Grants revenue	2	27,116	27,383	267	1.0%
	Sales of goods and services		5,423	5,642	219	4.0%
	Interest income		2,296	2,336	40	1.7%
	Dividend and income tax equivalents income	3	2,307	2,690	383	16.6%
	Other revenue	4	3,156	5,222	2,066	65.5%
	Total Revenue from Transactions		53,449	56,194	2,745	5.1%

Less	Expenses from Transactions
	Employee expenses	5	20,930	21,258	328	1.6%
	Superannuation expenses
	Superannuation interest cost	6	810	514	(297)	-36.6%
	Other superannuation expenses		2,628	2,661	33	1.2%
	Other operating expenses	7	16,220	15,582	(638)	-3.9%
	Depreciation and amortisation	8	3,501	3,068	(433)	-12.4%
	Other interest expense		1,693	1,722	28	1.7%
	Grants expenses	9	6,799	8,568	1,769	26.0%
	Total Expenses from Transactions		52,582	53,373	791	1.5%

Equals	Net Operating Balance		867	2,821	1,954

	Other Economic Flows - Included in Operating Result
	Gain/(loss) on sale of assets and investments/settlement of liabilities		19	12	(7)
	Revaluation increments and impairment loss reversals		(105)	46	152
	Asset write-down, revaluation decrements and impairment loss		(224)	(135)	88
	Actuarial adjustments to liabilities		77	24	(53)
	Deferred income tax equivalents		(54)	70	124
	Dividends and tax equivalents treated as capital returns		160	660	500
	Other		(501)	(296)	205
	Total Other Economic Flows - Included in Operating
	Result	10	(629)	381	1,010

	Operating Result		238	3,202	2,964

	Other Economic Flows - Other Movements in Equity
	Revaluations		2,403	3,636	1,233
	Other		2	(1)	(3)
	Total Other Economic Flows - Other Movements in
	Equity	11	2,405	3,635	1,230

	Comprehensive Result - Total Changes in Net Worth		2,643	6,838	4,194

	KEY FISCAL AGGREGATES

	Net Operating Balance		867	2,821	1,954
Less	Net Acquisition/(Disposal) of Non-Financial Assets
	Purchases of non-financial assets		5,452	4,634	(818)
	Less Sales of non-financial assets		341	389	48
	Less Depreciation		3,501	3,068	(433)
	Plus Change in inventories		33	5	(28)
	Plus Other movement in non-financial assets		1,231	1,103	(128)
	Equals Total Net Acquisition/(Disposal) of Non-Financial Assets		2,873	2,285	(588)
Equals	Fiscal Balance		(2,006)	536	2,542

6-88	Audited Consolidated Financial Statements 2016–17 – Queensland Government

Notes to the Financial Statements

54.	General Government Sector budget to actual comparison continued

Balance Sheet

		Published
		Budget	Actual
	Variance	2017	2017	Change	Change
	Notes	$M	$M	$M	%
Assets
Financial Assets
Cash and deposits		658	1,069	412	62.6%
Receivables and loans
Receivables	12	3,907	4,926	1,019	26.1%
Advances paid		812	678	(134)	-16.5%
Loans paid		144	87	(57)	-39.7%
Securities other than shares		33,445	33,546	101	0.3%
Shares and other equity investment
Investments in public sector entities	13	21,320	21,866	547	2.6%
Investments in other entities		28	8	(20)	-72.5%
Investments accounted for using equity method		148	146	(2)	-1.5%
Total Financial Assets		60,462	62,327	1,865	3.1%

Non-Financial Assets
Inventories		545	509	(37)	-6.7%
Assets held for sale		66	122	56	84.2%
Investment properties		343	366	23	6.6%
Property, plant and equipment	14	177,018	198,902	21,885	12.4%
Intangibles		693	763	70	10.1%
Deferred tax asset		6,243	6,213	(30)	-0.5%
Other non-financial assets		778	679	(99)	-12.8%
Total Non-Financial Assets		185,686	207,553	21,867	11.8%

Total Assets		246,148	269,879	23,732	9.6%

Liabilities
Payables	15	3,209	4,372	1,163	36.2%
Employee benefit obligations
Superannuation liability		25,891	26,123	233	0.9%
Other employee benefits	16	5,179	5,608	429	8.3%
Deposits held		—	3	3
Borrowings and advances
Advances received	17	809	1,831	1,022	126.3%
Borrowings	18	37,775	33,240	(4,534)	-12.0%
Securities other than shares		—	19	19	N/A
Deferred tax liability		642	794	152	23.7%
Provisions		1,786	1,922	136	7.6%
Other liabilities		1,131	1,031	(100)	-8.9%
Total Liabilities		76,421	74,943	(1,478)	-1.9%

Net Assets		169,726	194,936	25,210	14.9%

Net Worth
Accumulated surplus		84,570	87,680	3,110	3.7%
Reserves		85,150	107,257	22,107	26.0%
Total Net Worth		169,720	194,936	25,216	14.9%

KEY FISCAL AGGREGATES
Net Financial Worth		(15,960)	(12,617)	3,343
Net Financial Liabilities		37,279	34,483	(2,796)
Net Debt		3,525	(287)	(3,812)

Audited Consolidated Financial Statements 2016–17 – Queensland Government	6-89

Notes to the Financial Statements

54.	General Government Sector budget to actual comparison continued

Cash flow Statement

		Published
		Budget	Actual
	Variance	2017	2017	Change	Change
	Notes	$M	$M	$M	%
Cash Flows from Operating Activities
Cash received
Taxes received	19	13,140	12,940	(200)	-1.5%
Grants and subsidies received	20	27,054	27,233	179	0.7%
Sales of goods and services	21	5,721	6,034	313	5.5%
Interest receipts		2,296	2,337	41	1.8%
Dividends and income tax equivalents	22	1,652	1,929	277	16.8%
Other receipts	23	4,279	6,500	2,221	51.9%
		54,142	56,973	2,831	5.2%
Cash paid
Payments for employees		(24,366)	(24,278)	87	-0.4%
Payments for goods and services		(17,443)	(16,805)	638	-3.7%
Grants and subsidies	24	(6,731)	(8,277)	(1,546)	23.0%
Interest paid		(1,693)	(1,700)	(7)	0.4%
Other payments		(349)	(253)	97	-27.6%
		(50,581)	(51,313)	(732)	1.4%

Net Cash Flows from Operating Activities		3,561	5,660	2,099	58.9%

Cash Flows from Investing Activities
Non-Financial Assets
Purchases of non-financial assets	25	(5,452)	(4,634)	818	-15.0%
Sales of non-financial assets		341	389	48	14.1%
		(5,111)	(4,244)	866	-16.9%
Financial Assets (Policy Purposes)
Equity acquisitions		(84)	(3)	81	-97.0%
Equity disposals		995	978	(17)	-1.7%
		911	975	64	7.0%
Financial Assets (Liquidity Purposes)
Sales of investments		2,223	2,504	281	12.7%
Purchases of investments		(2,436)	(5,119)	(2,683)	110.1%
	26	(214)	(2,615)	(2,402)	1124.5%

Net Cash Flows from Investing Activities		(4,413)	(5,884)	(1,471)	33.3%

Cash Flows from Financing Activities
Cash received
Advances received	27	331	1,543	1,212	366.1%
Proceeds of borrowing	28	983	112	(871)	-89%
Deposits received		—	19	19	100%
		1,314	1,675	361	27.4%
Cash paid
Advances paid		(134)	(249)	(115)	85.6%
Borrowing repaid	28	(318)	(1,230)	(912)	286.5%
Deposits withdrawn		—	(6)	(6)	100%
		(453)	(1,485)	(1,033)	228.2%

Net Cash Flows from Financing Activities		862	190	(672)	-78.0%

Net increase/(decreased) in Cash and Deposits Held		10	(35)	(44)	-451.7%
Cash and deposits at the beginning of the financial year		648	1,104	456	70.3%
Cash and Deposits Held at the End of the Financial Year		658	1,069	412	62.6%

KEY FISCAL AGGREGATES
Net Cash from Operating Activities		3,561	5,660	2,099
Net Cash Flow from Investments in Non-Financial Assets		(5,111)	(4,244)	866
CASH SURPLUS/(DEFICIT)		(1,550)	1,416	2,965

Derivation of ABS GFS Cash Surplus/Deficit
Cash surplus/(deficit)		(1,550)	1,416	2,965
Acquisitions under finance leases and similar arrangements	29	(1,032)	(758)	275	-26.6%
ABS GFS Cash Surplus/(Deficit) Including
Finance Leases and Similar Arrangements		(2,582)	658	3,240

6-90	Audited Consolidated Financial Statements 2016–17 – Queensland Government

Notes to the Financial Statements

54.    General Government Sector budget to actual comparison continued

Explanations of major variances between AASB 1049 actual amounts and corresponding original budget amounts for GGS

Operating Statement

1      Taxation revenue was $230 million lower than the 2016-17 Budget reflecting lower payroll tax revenue ($132 million) and gambling taxes ($66 million), offset in part by revenue growth from transfer duties ($47 million). Payroll tax has been affected by changes in the composition of the payroll tax base, with reductions in collections from mining and construction industries only partially offset by growth in other industries.

2      Grant revenue was $267 million higher than the 2016-17 Budget estimate reflecting higher National Health Reform Agreement funding (around $400 million) and advance payment of the Financial Assistance Grants for local councils from the Australian Government ($233 million), offset in part by lower than estimated GST revenue ($358 million).

3      Dividend and income tax equivalents income was $2.69 billion in 2016-17, $383 million higher than forecast in 2016-17 Budget. The increase is largely due to higher than expected demand and pricing for electricity generation, above budget returns from electricity network businesses as a result of higher energy sales associated with a hotter than usual summer and tax equivalent revenue from WorkCover Queensland following strong returns on investments.

4      Other revenue was $2.066 billion higher than the 2016-17 Budget mainly in relation to coal royalties following a temporary surge in prices. Coal spot prices increased sharply in the last few months of 2016, before falling in the first quarter of 2017 and increasing again following Severe Tropical Cyclone Debbie.

5      Employee expenses were $328 million higher than the 2016-17 Budget estimate due in part to additional health services activity associated with the National Health Reform Agreement funding from the Commonwealth Government.

6      The decrease in superannuation interest cost of $297 million arose from lower than expected discount rates used in calculating defined benefit superannuation costs. The discount rate used in calculating defined benefit interest costs was 3.25% at the time of the 2016-17 Budget compared to the actual discount rate of 2.0% applied in 2016-17.

7      Other operating expenses were $638 million lower than the 2016-17 Budget due in large part to the Department of Education and Training reclassifying training subsidies to grant expenses as well as road repairs originally forecast to occur in 2016-17 being undertaken in 2015-16.

8      Depreciation and amortisation expenses were $433 million lower than the 2016-17 Budget mainly following a review of useful lives for road infrastructure asset components, the results of which were not available at the time of the 2016-17 Budget.

9      The increase in grant expenses of $1.769 billion from the 2016-17 Budget is largely represented by:

-       $771 million Electricity Affordability grant paid to Energy Queensland to remove the costs of the Solar Bonus Scheme from retail electricity prices from 2017-18 to 2019-20. This package was announced by the Government in the 2017-18 Budget.

-       reclassification of training subsidies from other operating expenses to grants (Refer Note 7).

-       $233 million accrued grants to local councils following the advance payment by the Australian Government in 2017 for 2017-18 Financial Assistance Grants (Refer to Note 2).

-       $119 million grants to local councils under the Works for Queensland program announced in January 2017.

-       grant payments of $79 million as part of the Taxi and Limousine Industry Assistance Scheme.

10    Total other economic flows - included in operating result were $1.01 billion higher than budget as a result of :

-       Queensland Treasury Corporation declaring a capital return dividend of $500 million.

-       lower than estimated realised market value interest expense on repayment of borrowings under the Debt Action Plan ($198 million).

-       a change in the recognition of an expense relating to decommissioned road infrastructure assets which was discontinued after the time of the 2016-17 Budget (original estimate $145 million). The affected assets are now fully depreciated at the time of their replacement.

-       higher deferred income tax equivalents mainly due to CS Energy and WorkCover Queensland.

-       lower than anticipated impairments in SPER ($110 million) from decreased tolling debt referrals.

11    Other movements in equity mainly relate to upwards valuations of land under roads by the Department of Natural Resources and Mines ($3.442 billion) and buildings by the Department of Education and Training ($475 million), partly offset by the devaluation of road infrastructure assets ($3.559 billion) following the application of the revised valuation methodology by the Department of Main Roads and Transport in 2016-17. Neither the revaluation of land under roads nor road infrastructure assets were available at the time of 2016-17 Budget. Other movements in equity also include an upwards valuation of the GGS investment in public sector entities due to the strong performance of the electricity government-owned corporations and high returns on WorkCover Queensland investments ($628 million).

Audited Consolidated Financial Statements 2016–17 – Queensland Government	6-91

Notes to the Financial Statements

54.    General Government Sector budget to actual comparison continued

Variance notes continued

Balance Sheet

12    Receivables increased $1.019 billion compared to the 2016-17 Budget mainly due to an increase in dividend and tax equivalent receivables following the strong performance in 2016-17 of the State’s electricity businesses, higher investment earnings by WorkCover Queensland (refer to Note 3), and Queensland Treasury Corporation declaring a capital return of $500 million to be paid in the 2017-18 financial year.

13    The increase in investment in public enterprises of $547 million since the 2016-17 Budget mainly reflects higher investment returns by WorkCover Queensland and a $600 million equity injection on the establishment on 1 July 2016 of the National Injury Insurance Agency Queensland (NIISQ) within the PFC sector.

14    The increase in property, plant and equipment of $21.885 billion over the 2016-17 Budget is largely due to opening balance adjustments resulting from the upwards revaluations of road infrastructure assets and land under roads in 2015-16, which were not available for the original budget estimate.

15    Payables were $1.163 billion higher than Budget due to an opening balance adjustment following the reclassification by the Public Trust Office of monies held in trust from borrowings to payables in 2015-16.

16    Other employee benefits obligations are $429 million higher than the 2016-17 Budget due in part to actuarial valuation adjustments to long service leave liabilities.

17    The variance in advances received is due to higher than budgeted advances received from electricity government-owned corporations under the cash management strategy.

18    Borrowings were $4.534 billion lower than the 2016-17 Budget mainly due to improved operating cash flows (predominantly due to higher royalty revenue), lower than expected capital outlays and an opening balance adjustment resulting from the Public Trust Office reclassifying monies held in trust from borrowings to payables (Refer to Note 15).

Cash Flow Statement

19    The variance in taxes received is consistent with the Operating Statement.

20    The variance in grants and subsidies received is lower than the Operating Statement due to higher grant receivables than budgeted.

21    Sales of goods and services is $313 million greater than Budget which is largely consistent with the Operating Statement but is also impacted by lower than expected trade receivables.

22    Higher dividend and tax equivalent receipts are largely consistent with the Operating Statement (refer to variation explanation 3) with higher than expected income tax equivalents receivable from the energy sector, in line with improved operating results, and an unbudgeted dividend of $47 million from QTC.

23    Other receipts are $2.221 billion higher than Budget. This is mainly due to higher than expected coal royalties coupled with lower than budgeted royalties receivable.

24    Grants and subsidies paid are $1.546 billion higher than Budget. This is largely consistent with the Operating Statement but is also offset in part with higher than budgeted grants payable mainly in relation to the timing of payments for a number of programs.

25    Purchases of non-financial assets are $818 million lower than compared to the 2016-17 Budget. This mainly reflects a revision in the timing of capital spend for projects in Queensland Health and the Department of Transport and Main Roads.

26    Net cash outflows from liquidity purposes are $2.402 billion higher than the 2016-17 Budget, mainly due to the investment with QTC of excess cash via the re-draw facility, which was not envisaged at the time of the budget.

27    Advances received are $1.212 billion higher than the 2016-17 Budget. This is the result of higher than expected advances received from GOCs as part of the cash management strategies announced in the 2016-17 Budget.

28    Proceeds of borrowing are $871 million lower and borrowings repaid are $912 million higher than the 2016-17 Budget mainly due to improved operating activities and lower purchases of non-financial assets, an improvement of $1.8 billion in borrowing requirements.

29    Acquisitions under finance leases are $275 million lower than the 2016-17 Budget mainly due to the delay in delivery of New Generation Rollingstock train sets.

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Certificate of Queensland State Government Financial Statements

General Government Sector and Total State Sector Consolidated Financial Statements

2016-17

Management Certificate

The foregoing GGS and TSS consolidated financial statements have been prepared pursuant to section 25(1)(a) and (b) of the Financial Accountability Act 2009 and other prescribed requirements.

In our opinion and in terms of section 25(3) of the Financial Accountability Act 2009 , we certify that the GGS and TSS consolidated financial statements have been properly drawn up, under the prescribed requirements, to present a true and fair view of:

(i)	the financial operations and cash flows of the Government of Queensland for the financial year; and

(ii)	the financial position of the Government of Queensland at 30 June 2017.

At date of certification of the statements, we are not aware of any material circumstances that would render any particulars included in the GGS and TSS consolidated financial statements misleading or inaccurate.

David Newby, CA	Jim Murphy	HON CURTIS PITT MP
Director, Whole of Government Reporting	Under Treasurer	Treasurer,
Queensland Treasury	Queensland Treasury	Minister for Trade and Investment

17 October 2017

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INDEPENDENT AUDITOR’S REPORT

To the Treasurer of Queensland

Report on the Financial Report

I have audited the accompanying consolidated financial report of the Queensland Government including General Government Sector and Total State Sector.

In my opinion, the financial report:

a)	gives a true and fair view of the Queensland Government’s financial position as at 30 June 2017, and its financial operations and cash flows for the year then ended

b)	complies with the Financial Accountability Act 2009 and Australian Accounting Standard AASB 1049 Whole of Government and General Government Financial Reporting .

The financial report comprises the balance sheets as at 30 June 2017, the operating statements, statements of changes in net assets (equity), and cash flow statements for the year then ended, notes to the financial statements including significant accounting policies and other explanatory information, and the certificates given by the Treasurer, Under Treasurer and Director, Whole of Government Reporting.

Basis for opinion

I conducted my audit in accordance with the Auditor-General of Queensland Auditing Standards , which incorporate the Australian Auditing Standards . My responsibilities under those standards are further described in the Auditor’s Responsibilities for the Audit of the Financial Report section of my report.

I am independent of the Government of Queensland in accordance with the ethical requirements of the Accounting Professional and Ethical Standards Board’s APES 110 Code of Ethics for Professional Accountants (the Code) that are relevant to my audit of the financial report in Australia. I have also fulfilled my other ethical responsibilities in accordance with the Code and the Auditor-General of Queensland Auditing Standards .

I believe that the audit evidence I have obtained is sufficient and appropriate to provide a basis for my opinion.

Responsibilities of the Treasurer for the financial report

The Treasurer, through Queensland Treasury, is responsible for the preparation of the financial report that gives a true and fair view in accordance with the Financial Accountability Act 2009 and Australian Accounting Standard AASB 1049 Whole of Government and General Government Financial Reporting and for such internal control as is determined necessary to enable the preparation of the financial report that is free from material misstatement, whether due to fraud or error. AASB 1049 requires compliance with other applicable Australian Accounting Standards.

The Treasurer, through Queensland Treasury is also responsible for the appropriate use of the going concern basis of accounting in the preparation of the financial statements.

Other Information

Other information comprises other information included in the Queensland Government’s Report on State Finances for the year ended

30 June 2017, but does not include the financial report and my auditor’s report thereon.

The Treasurer, through Queensland Treasury, is responsible for the other information.

My opinion on the financial report does not cover the other information and accordingly I do not express any form of assurance conclusion

In connection with my audit of the financial report, my responsibility is to read the other information and, in doing so, consider whether the other information is materially inconsistent with the financial report or my knowledge obtained in the audit or otherwise appears to be materially misstated.

If, based on the work I have performed, I conclude that there is a material misstatement of this other information, I am required to report that fact.

I have nothing to report in this regard.

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INDEPENDENT AUDITOR’S REPORT continued

Auditor’s responsibilities for the audit of the financial report

My objectives are to obtain reasonable assurance about whether the financial report as a whole is free from material misstatement, whether due to fraud or error, and to issue an auditor’s report that includes my opinion. Reasonable assurance is a high level of assurance, but is not a guarantee that an audit conducted in accordance with the Australian Auditing Standards will always detect a material misstatement when it exists. Misstatements can arise from fraud or error and are considered material if, individually or in aggregate, they could reasonably be expected to influence the economic decisions of users taken on the basis of this financial report.

As part of an audit in accordance with the Australian Auditing Standards, I exercise professional judgement and maintain professional scepticism throughout the audit. I also:

-	Identify and assess the risks of material misstatement of the financial report, whether due to fraud or error, design and perform audit procedures responsive to those risks, and obtain audit evidence that is sufficient and appropriate to provide a basis for my opinion. The risk of not detecting a material misstatement resulting from fraud is higher than for one resulting from error, as fraud may involve collusion, forgery, intentional omissions, misrepresentations, or the override of internal control.

-	Obtain an understanding of internal control relevant to the audit in order to design audit procedures that are appropriate in the circumstances, but not for expressing an opinion on the effectiveness of the Queensland Government’s internal control.

-	Evaluate the appropriateness of accounting policies used and the reasonableness of accounting estimates and related disclosures made by the Treasurer.

-	Conclude on the appropriateness of the use of the going concern basis of accounting and, based on the audit evidence obtained, whether a material uncertainty exists related to events or conditions that may cast significant doubt on the parent’s or group’s ability to continue as a going concern. If I conclude that a material uncertainty exists, I am required to draw attention in my auditor’s report to the related disclosures in the financial report or, if such disclosures are inadequate, to modify my opinion. I base my conclusions on the audit evidence obtained up to the date of my auditor’s report. However, future events or conditions may cause the parent or group to cease to continue as a going concern.

-	Evaluate the overall presentation, structure and content of the financial report, including the disclosures, and whether the financial report represents the underlying transactions and events in a manner that achieves fair presentation.

I communicate with the Treasurer, through Queensland Treasury, regarding, among other matters, the planned scope and timing of the audit and significant audit findings, including any significant deficiencies in internal control that I identify during my audit.

Report on other legal and regulatory requirements

In accordance with s.42 of the Auditor-General Act 2009 , for the year ended 30 June 2017:

a)	I received all the information and explanations I required.

b)	In my opinion, the prescribed requirements in relation to the establishment and keeping of accounts were complied with in all material respects.

Brendan Worrall	Queensland Audit Office
Auditor-General of Queensland	Brisbane

20 October 2017

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